                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               RINGER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                         Not Applicable [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $.01

     (2) Aggregate number of securities to which transaction applies: 5,500,000 shares

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Average of High and Low Prices for 9/29/97 (Nasdaq NMS) -- $1.75

     (4) Proposed maximum aggregate value of transaction: $9,625,000

     (5) Total fee paid: $1,925.00

     [X] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                               RINGER CORPORATION
                            9555 JAMES AVENUE SOUTH
                                   SUITE 200
                       BLOOMINGTON, MINNESOTA 55431-2543

                                                                October 31, 1997

Dear Shareholder:

     You are cordially invited to attend a special meeting of shareholders of Ringer Corporation (the "Company") to be held at the offices of the Company, 9555 James Avenue South, Suite 200, Bloomington, Minnesota, on December 8, 1997 at 4:00 p.m. local time (the "Special Meeting"). A Notice of the Special Meeting, a Proxy Statement and a proxy card are enclosed. All holders of the Company's outstanding shares of Common Stock (the "Common Stock") as of October 21, 1997 are entitled to notice of and to vote at the Special Meeting.

     At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated October 3, 1997 (the "Merger Agreement"), by and among the Company, a wholly-owned subsidiary of the Company (the "Merger Subsidiary") and Southern Resources, Inc. ("SRI"), pursuant to which the Merger Subsidiary will be merged with and into SRI (the "Merger") and SRI will become a wholly owned subsidiary of the Company. In the Merger, each outstanding share of common stock of SRI will be converted into the right to receive 11,000 shares of Common Stock. A total of 5,500,000 shares of the Company's Common Stock will be issued in connection with the Merger. Approval of the Merger requires the affirmative vote of the holders of a majority of all outstanding shares of the Common Stock. Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card.

     Thank you for your interest and participation.

                                          Sincerely,

                                          Stanley Goldberg
                                          Chairman, President and
                                          Chief Executive Officer

                               RINGER CORPORATION
                            9555 JAMES AVENUE SOUTH
                                   SUITE 200
                       BLOOMINGTON, MINNESOTA 55431-2543

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 8, 1997

                           -------------------------

To Shareholders of Ringer Corporation:

     A special meeting of the shareholders of Ringer Corporation, a Minnesota corporation (the "Company"), will be held at the offices of the Company, 9555 James Avenue South, Suite 200, Bloomington, Minnesota, on December 8, 1997 at 4:00 p.m. local time (the "Special Meeting"), to consider and act upon the following matters:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated October 3, 1997 (the "Merger Agreement"), among the Company, a wholly owned subsidiary of the Company (the "Merger Subsidiary") and Southern Resources, Inc., a Georgia corporation ("SRI"). Pursuant to the Merger Agreement, among other things,
     (i) the Merger Subsidiary will be merged with and into SRI (the "Merger") and SRI will become a wholly owned subsidiary of the Company and (ii) each outstanding share of common stock of SRI will be converted into the right to receive 11,000 shares of the Company's Common Stock. A total of 5,500,000 shares of the Company's Common Stock will be issued in connection with the Merger. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Proxy Statement.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Only holders of record of the Common Stock at the close of business on October 21, 1997 are entitled to notice of and to vote at the Special Meeting.

     Your attention is directed to the Proxy Statement and Exhibit A attached thereto for more complete information regarding the Merger Agreement and the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors,

                                          Mark G. Eisenschenk
                                          Secretary

Bloomington, Minnesota
October 31, 1997

     SHAREHOLDERS UNABLE TO ATTEND THIS MEETING ARE URGED TO SIGN AND DATE
           THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               RINGER CORPORATION

                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 8, 1997

     This Proxy Statement is being furnished to the shareholders of Ringer Corporation, a Minnesota corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at a special meeting of shareholders of the Company to be held at the offices of the Company, 9555 James Avenue South, Suite 200, Bloomington, Minnesota on December 8, 1997, at 4:00 p.m. local time, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated October 3, 1997 (the "Merger Agreement"), by and among the Company, a wholly owned subsidiary of the Company (the "Merger Subsidiary") and Southern Resources, Inc., a Georgia corporation ("SRI"). Pursuant to the Merger Agreement, among other things, (i) the Merger Subsidiary will be merged with and into SRI (the "Merger") and SRI will become a wholly owned subsidiary of the Company and (ii) each outstanding share of common stock of SRI will be converted into the right to receive 11,000 shares of the Company's Common Stock (the "Common Stock"). A total of 5,500,000 shares of the Company's Common Stock will be issued in connection with the Merger. The Merger Agreement is attached hereto as Exhibit A. Shareholders of the Company do not have dissenters' rights with respect to the Merger.

     Approval of the Merger requires the affirmative vote of the holders of a majority of all outstanding shares of the Common Stock. Only holders of record of the Common Stock at the close of business on October 21, 1997 are entitled to notice of and to vote at the Special Meeting. This Proxy Statement is first being mailed to shareholders on or about October 31, 1997.

                 (THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----

SUMMARY.....................................................      1
  Date, Time and Place of Special Meeting...................      1
  Record Date; Shareholders Entitled to Vote; Quorum........      1
  Purpose of the Meeting....................................      1
  The Merger................................................      1
  Termination of Merger Agreement...........................      1
  Effective Time of the Merger..............................      1
  Recommendation of the Company's Board of Directors........      2
  Federal Income Tax Consequences...........................      2
  Accounting Treatment of the Merger........................      2
  Regulatory Approvals......................................      2
  The Company...............................................      2
  SRI.......................................................      2
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
  INFORMATION...............................................      3
COMPARATIVE UNAUDITED PER SHARE DATA........................      3
SELECTED HISTORICAL FINANCIAL DATA..........................      5
PRO FORMA SELECTED FINANCIAL DATA...........................      7
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................      8
THE SPECIAL MEETING.........................................     12
  General...................................................     12
  Proposal to be Considered at the Special Meeting..........     12
  Record Date; Shareholder Approval.........................     12
  Proxies...................................................     12
THE MERGER..................................................     13
  Background of the Merger..................................     13
  Purposes and Structure of the Merger......................     13
  Recommendation of the Company's Board of Directors........     14
  Federal Income Tax Consequences...........................     14
  Regulatory Approvals......................................     14
  Legal Proceedings.........................................     14
THE MERGER AGREEMENT........................................     14
  General...................................................     14
  Effective Time............................................     15
  Consideration To Be Received by SRI Shareholders; Holdback
     Amount.................................................     15
  Operations of SRI Prior to the Merger.....................     16
  Conditions to Consummation of the Merger..................     16
  Termination...............................................     16
  Accounting Treatment......................................     17
BUSINESS OF THE COMPANY.....................................     17
MARKET PRICE AND DIVIDEND DATA..............................     21
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................     22
COMPANY MANAGEMENT DISCUSSION AND ANALYSIS..................     23
BUSINESS OF SRI.............................................     32
SRI MANAGEMENT DISCUSSION AND ANALYSIS......................     35
INDEPENDENT AUDITORS........................................     41
SHAREHOLDER PROPOSALS.......................................     41

                                                                PAGE
                                                                ----
AVAILABLE INFORMATION.......................................     41
INDEX TO FINANCIAL STATEMENTS...............................    F-1
EXHIBIT A -- Agreement and Plan of Merger

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement and in Exhibit A attached hereto. Shareholders are urged to review the entire Proxy Statement carefully.

DATE, TIME AND PLACE OF SPECIAL MEETING

     A Special Meeting of Shareholders of Ringer Corporation will be held on December 8, 1997 at 4:00 p.m. local time at the offices of the Company, 9555 James Avenue South, Suite 200, Bloomington, Minnesota.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; QUORUM

     Only holders of record of shares of the Common Stock at the close of business on October 21, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On that date, there were 12,181,270 shares of Common Stock outstanding, held of record by approximately 248 shareholders. See "THE SPECIAL MEETING -- Record Date; Shareholder Approval." The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Special Meeting.

PURPOSE OF THE MEETING

     At the Special Meeting, shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. See "THE SPECIAL MEETING -- Proposal To Be Considered at the Special Meeting." The Merger Agreement provides for the merger of the Merger Subsidiary with and into SRI, with SRI becoming a wholly owned subsidiary of the Company. See "THE MERGER AGREEMENT -- General."

THE MERGER

     Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into SRI, with SRI being the surviving corporation. Each outstanding share of SRI common stock will be converted into the right to receive 11,000 shares of the Common Stock. A total of 5,500,000 shares of the Common Stock will be issued in connection with the Merger.

     Approval of the Merger requires the affirmative vote of the holders of a majority of all outstanding shares of the Common Stock. See "THE SPECIAL MEETING -- Record Date; Shareholder Approval." Each shareholder of SRI has approved the Merger and elected to waive, and not to exercise, his or her dissenters' rights with respect to the Merger.

     The Merger is subject to various closing conditions, including the absence of any event that would have a material adverse effect on the assets, properties, liabilities, obligations, financial condition, results of operations or business of SRI. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

TERMINATION OF MERGER AGREEMENT

     The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the filing of a Certificate of Merger with the Georgia Secretary of State, notwithstanding approval of the Merger Agreement by the shareholders of the Company. See "THE MERGER AGREEMENT -- Termination."

EFFECTIVE TIME OF THE MERGER

     Unless otherwise agreed by the parties to the Merger Agreement or otherwise provided by law, the Merger will become effective upon the acceptance for recording of the Certificate of Merger by the Georgia Secretary of State (the "Effective Time"). Subject to approval of the Merger at the Special Meeting and the satisfaction or waiver of the terms and conditions in the Merger Agreement, the Effective Time is expected to occur as soon as practicable after the Special Meeting. See "THE MERGER AGREEMENT -- Effective Time."

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     The Board of Directors of the Company believes that the Merger is in the best interests of the Company's shareholders. The Board of Directors has approved the Merger Agreement and recommends that shareholders vote in favor of the proposal to approve and adopt the Merger Agreement. See "THE MERGER -- Recommendation of the Company's Board of Directors."

FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, it is anticipated that the Merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. See "THE MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT OF THE MERGER

     For financial reporting purposes, it is anticipated the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles.

REGULATORY APPROVALS

     The Company and SRI believe no regulatory approvals are or will be necessary to consummate the Merger.

THE COMPANY

     The Company is a developer, manufacturer and marketer of a variety of nationally-branded lawn, garden and turf products primarily for the retail consumer and specialty commercial and professional markets. The Company's product lines include environmentally-sensitive, patented, proprietary pesticides and fertilizers sold under the Safer(R) and Ringer(R) brand names, as well as a full line of traditional pesticides sold under the Dexol(R) and various private label brands. Sales for the fiscal year ended September 30, 1997 were approximately $19 million. See "BUSINESS OF THE COMPANY".

     The principal executive office of the Company is located at 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431, and the Company's telephone number is (612) 703-3300.

SRI

     SRI is a privately held Fort Valley, Georgia-based holding company. It owns 100% of the stock of SureCo., Inc. ("SureCo"), its operating subsidiary, and Peach County Property, Inc. ("PCP"), a real estate subsidiary, both of which are also located in Georgia. SureCo manufactures and markets pesticides, which it sells under a variety of proprietary and private label brand names to commercial and consumer markets throughout North America. SureCo's commercial pesticides are sold principally under the All Pro(R) brand to distributors of specialty agricultural products and to distributors of professional applicator products and represented approximately $10 million in sales in the fiscal year ended September 30, 1997. Consumer products are sold into the consumer retail market principally under SureCo's Rigo/Black Leaf(R) brand as well as under various private label store-brands and represented sales in fiscal 1997 of approximately $9 million. SureCo also manufactures pesticidal products under contract packaging arrangements for other pesticide marketers, which generated approximately $6 million in fiscal 1997 sales. See "BUSINESS OF SRI".

     The principal executive office of SRI is located at 310 Highway 341 South, Fort Valley, Georgia 31030, and SRI's telephone number is (912) 825-3351.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD LOOKING INFORMATION

     This Proxy Statement (including information included or incorporated by reference herein) contains forward-looking statements that involve risks and uncertainties including (a) statements relating to cost savings that are expected to result from the Merger (see "THE MERGER -- Purposes and Structure of the Merger"); (b) statements relating to the magnitude of revenues resulting from the Merger; (c) statements relating to technology potential resulting from the Merger; and (d) statements preceded by, followed by, or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) expected cost savings from the Merger cannot be fully realized or realized within the expected time frame; (2) revenues following the Merger are lower than expected; and (3) costs or difficulties related to the commercialization of the Company's patented technologies are greater than expected.

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth selected unaudited per share data for the Company on a historical and pro forma combined basis, giving effect to the Merger using the "pooling-of-interests" method of accounting. The pro forma comparative unaudited per share data assumes the Merger had been consummated at the beginning of the periods presented. For a description of the effect of pooling-of-interests accounting on the historical financial statements of the Company, see "THE MERGER AGREEMENT -- Accounting Treatment." The information set forth below is based on and derived from the consolidated historical financial statements of the Company and SRI and the unaudited pro forma condensed combined financial information, including the respective notes thereto, appearing elsewhere in this Proxy Statement. This information should be read in conjunction with such historical financial statements and pro forma financial information and the related notes thereto. See "INDEX TO FINANCIAL STATEMENTS," and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

     The per share data set forth herein is presented for comparative purposes only and is not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of the Company that would have been achieved had the Merger been consummated as of the dates or for the periods indicated.

     While no assurance can be given, the Company expects that it will achieve substantial benefits from the Merger including operating cost savings and revenue enhancements. However, the pro forma comparative unaudited per share data does not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of the Company and SRI and, therefore, do not purport to be indicative of the results of future operations of the Company.

                                                     RINGER COMMON STOCK                SRI COMMON STOCK
                                                 ----------------------------    ------------------------------
                                                                 PRO FORMA                          PRO FORMA
                                                 HISTORICAL    COMBINED(1)(2)    HISTORICAL(3)    EQUIVALENT(4)
                                                 ----------    --------------    -------------    -------------
BOOK VALUE:
  June 30, 1997..............................      $1.04           $ .71            $833.43           $.08
NET INCOME (LOSS):
  Nine Months Ended:
     June 30, 1997...........................      $ .02           $(.01)           $592.88           $.05
  Year Ended:
     September 30, 1996......................      $(.05)          $(.08)           $527.68           $.05
     September 30, 1995......................       (.20)           (.14)            205.78            .02

Notes to Comparative Unaudited Per Share Data:

(1) The pro forma combined book value per share of Ringer Common Stock is based upon the pro forma total common equity for Company and SRI, divided by the total pro forma shares of the combined company following the completion of the Merger. Total pro forma shares are equal to the outstanding shares of Company Common Stock prior to the Merger plus 5,500,000 of additional shares to be issued in connection with the Merger.

(2) The pro forma combined loss per share has been computed based on the average number of outstanding shares of Company Common Stock during the periods indicated plus an additional 5,500,000 shares to be issued in connection with the Merger.

(3) Historical per share amounts for SRI are based on actual outstanding shares (500 shares of common stock) for all periods presented.

(4) Pro forma equivalent earnings per share for SRI are based upon historical financial amounts divided by 5,500,000 shares of Company Common Stock assumed outstanding, which is the total number of shares to be issued in connection with the Merger.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth certain selected historical consolidated information for the Company and SRI. The selected historical data of the Company for the years ended September 30, 1996 and 1995 was derived from the audited consolidated historical financial statements of the Company, and the selected historical data of SRI for the years ended September 30, 1996 and 1995 was derived from the audited historical financial statements of SRI. The selected historical financial data for the nine months ended June 30, 1997 and 1996 was derived from the unaudited historical financial statements of the Company and SRI, respectively. This information should be read in conjunction with the consolidated historical financial statements of the Company and the historical financial statements of SRI, the pro forma selected financial data, and the unaudited pro forma condensed combined financial information, including the respective notes thereto, appearing elsewhere in this Proxy Statement. See "INDEX TO FINANCIAL STATEMENTS", "PRO FORMA SELECTED FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

                       SELECTED HISTORICAL FINANCIAL DATA
                               RINGER CORPORATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                       NINE MONTHS ENDED              YEAR ENDED
                                                           JUNE 30,                  SEPTEMBER 30,
                                                     ---------------------       ---------------------
                                                      1997          1996          1996          1995
                                                      ----          ----          ----          ----
Condensed Statement of Operations:
Net sales........................................    $15,678       $13,254       $14,673       $14,193
Gross margin.....................................      7,460         6,437         7,025         7,204
Operating expenses...............................      7,236         5,923         7,371         9,503
                                                     -------       -------       -------       -------
Income (loss) from operations....................        224           514          (346)       (2,299)
Other income (expense)...........................        (34)           45          (222)          126
                                                     -------       -------       -------       -------
Net income (loss)................................    $   190       $   559       $  (568)      $(2,173)
                                                     =======       =======       =======       =======
Income (loss) per share..........................    $   .02       $   .05       $  (.05)      $  (.20)
                                                     =======       =======       =======       =======
Outstanding shares...............................     11,344        10,925        10,922        10,898
                                                     =======       =======       =======       =======
Period End Condensed Balance Sheet:
Cash and cash equivalents........................    $ 1,614                     $ 3,289
Accounts receivable..............................      4,354                         992
Inventory........................................      3,530                       1,520
Total current assets.............................      9,743                       5,934
Total assets.....................................     17,051                      11,470
Current liabilities..............................      3,828                       1,531
Long-term debt...................................      1,451                           0
Shareholders' equity.............................     11,771                       9,939

                       SELECTED HISTORICAL FINANCIAL DATA
                            SOUTHERN RESOURCES, INC.
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                    NINE MONTHS ENDED                FISCAL YEAR ENDED
                                                  ----------------------      --------------------------------
                                                  JUNE 27,      JUNE 28,      SEPTEMBER 27,      SEPTEMBER 29,
                                                    1997          1996            1996               1995
                                                  --------      --------      -------------      -------------
Condensed Statement of Operations:
Net sales.....................................    $19,647       $15,691          $20,792            $18,444
Gross margin..................................      4,072         2,751            3,694              2,328
Operating expenses............................      3,021         1,637            2,613              1,666
                                                  -------       -------          -------            -------
Income from operations........................      1,051         1,114            1,081                662
Other income (expense)........................       (678)         (433)            (679)              (510)
                                                  -------       -------          -------            -------
Income before taxes...........................        373           681              402                152
Provision for taxes...........................         77           234              138                 36
                                                  -------       -------          -------            -------
Income before extraordinary item..............        296           447              264                116
Extraordinary item............................         --            --               --                (13)
                                                  -------       -------          -------            -------
Net income....................................    $   296       $   447          $   264            $   103
                                                  =======       =======          =======            =======
Period End Condensed Balance Sheet:
Cash and cash equivalents.....................    $     8                        $   120
Accounts receivable...........................      5,601                          3,328
Inventory.....................................      5,743                          5,060
Total current assets..........................     11,877                          9,021
Total assets..................................     14,419                         11,817
Current liabilities...........................     12,519                          5,390
Long-term debt................................      1,435                          6,141
Shareholders' equity..........................        417                            120

                       PRO FORMA SELECTED FINANCIAL DATA
                  REFLECTING THE MERGER OF THE COMPANY AND SRI

     The following table presents selected unaudited combined financial data for the Company and SRI prepared on a pro forma basis. The pro forma statement of operations items have been prepared assuming the Merger occurred at the beginning of the periods presented. The pro forma statement of operations items and related per share amounts do not include anticipated revenue enhancements, operating costs savings or the after-tax impact of Merger-related costs expected as a result of the Merger.

     The pro forma balance sheet items give effect to the Merger as if it occurred at the beginning of the period presented and includes pro forma adjustments. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                      YEAR ENDED
                                                                                     SEPTEMBER 30,
                                                         NINE MONTHS ENDED       ---------------------
                                                           JUNE 30, 1997          1996          1995
                                                         -----------------        ----          ----
Condensed Statement of Operations:
Net sales............................................         $38,230            $53,400       $44,597
Gross margin.........................................          12,475             15,202        12,941
Operating expenses...................................          11,807             14,925        13,905
                                                              -------            -------       -------
Income (loss) from operations........................             668                277          (964)
Other expense........................................            (762)            (1,512)       (1,197)
                                                              -------            -------       -------
Loss before taxes....................................             (94)            (1,235)       (2,161)
Provision for taxes..................................              77                148            36
                                                              -------            -------       -------
Loss before extraordinary item.......................            (171)            (1,383)       (2,197)
Extraordinary item...................................              --                 --           (13)
                                                              -------            -------       -------
Net loss.............................................         $  (171)           $(1,383)      $(2,197)
                                                              =======            =======       =======
Net loss per share...................................         $  (.01)           $  (.08)      $  (.14)
                                                              =======            =======       =======
Weighted average shares outstanding..................          16,844             16,422        16,270
                                                              =======            =======       =======
Period End Condensed Balance Sheet:
Cash and cash equivalents............................         $ 1,622
Accounts receivable..................................           9,838
Inventory............................................           9,273
Total current assets.................................          21,258
Total assets.........................................          31,108
Current liabilities..................................          16,230
Long-term debt.......................................           2,917
Shareholders' equity.................................          11,991

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information and accompanying notes reflect the application of the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of the Company and SRI are combined and recorded at their historical amounts.

     The unaudited pro forma condensed combined financial information also reflects the acquisition by the Company of substantially all of the assets of Dexol Industries, Inc. (Dexol), a manufacturer and marketer of consumer pesticides. The acquisition, completed in March 1997, was accounted for as a purchase. (See "BUSINESS OF THE COMPANY -- Dexol Acquisition.") The operating results of Dexol are included in the Company's historical amounts beginning March 1, 1997. The pro forma information for fiscal 1996 below includes the operations of Dexol prior to March 1, 1997 as if the acquisition had occurred on October 1, 1995.

     In addition, the unaudited pro forma condensed combined financial information also reflect the acquisition by SRI of the Rigo/Black Leaf consumer pesticide division of Wilbur-Ellis Company. The acquisition, completed in April 1996, was accounted for as a purchase. (See "BUSINESS OF SRI -- Rigo Acquisition.") The operations of Rigo/Black Leaf are included in SRI's historical amounts beginning May 1, 1996. The pro forma information for fiscal 1996 and 1995 below includes the operations of Rigo/Black Leaf prior to May 1, 1996 as if the acquisition had occurred on October 1, 1995.

     The following unaudited pro forma condensed combined balance sheet as of June 30, 1997 and the unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 1997 and for each of the years in the two year period ended September 30, 1996 combine the historical amounts of the Company and SRI after giving effect to certain adjustments described in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information presents the combined results of operations of the Company and SRI as if the Merger had been effective at the beginning of each period.

     The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of the Company and SRI, including the respective notes thereto, appearing elsewhere in this Proxy Statement. The unaudited pro forma condensed combined financial information presented is not necessarily indicative of the combined financial position or results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                              AS OF JUNE 30, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     RINGER           SRI           PRO FORMA        PRO FORMA
                                                   HISTORICAL      HISTORICAL      ADJUSTMENTS       COMBINED
                                                   ----------      ----------      -----------       ---------
Cash...........................................     $  1,614        $     8                          $  1,622
Accounts receivable............................        4,354          5,601           $(117)(h)         9,838
Inventory......................................        3,530          5,743                             9,273
Other current assets...........................          245            525            (245)(f)           525
                                                    --------        -------           -----          --------
  Current assets...............................        9,743         11,877            (362)           21,258
Property, net..................................          415          1,979                             2,394
Intangible assets, net, and other assets.......        6,893            563                             7,456
                                                    --------        -------           -----          --------
  Total assets.................................     $ 17,051        $14,419           $(362)         $ 31,108
                                                    ========        =======           =====          ========
Borrowings under line of credit................                     $ 5,763                          $  5,763
Accounts payable...............................     $  2,284          4,708           $(117)(h)         6,875
Accrued expenses...............................        1,525            392                             1,917
Due to shareholders, current...................                         206                               206
Current maturities of long-term debt...........           19          1,450                             1,469
                                                    --------        -------           -----          --------
  Current liabilities..........................        3,828         12,519            (117)           16,230
                                                    --------        -------           -----          --------
Long-term debt & other borrowings..............        1,452            843                             2,295
Notes payable to shareholders..................                         592                               592
Deferred taxes.................................                          48             (48)(i)             0
Common stock...................................          122              1              54 (g)           177
Additional paid-in capital.....................       33,683                            (54)(g)        33,629
Cumulative translation adjustment..............         (157)                                            (157)
                                                                                       (245)(f)
Retained deficit...............................      (21,877)           416              48 (i)       (21,658)
                                                    --------        -------           -----          --------
  Total shareholders' equity...................       11,771            417            (197)           11,991
                                                    --------        -------           -----          --------
Total liabilities and shareholders' equity.....     $ 17,051        $14,419           $(362)         $ 31,108
                                                    ========        =======           =====          ========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                  COMBINED          PRO
                                RINGER       DEXOL       PRO FORMA        RINGER       SRI        PRO FORMA        FORMA
                              HISTORICAL   HISTORICAL   ADJUSTMENTS      ADJUSTED   HISTORICAL   ADJUSTMENTS      COMBINED
                              ----------   ----------   -----------      --------   ----------   -----------      --------
Net sales...................   $15,678       $2,973        $             $18,651     $19,647       $  (67)(e)     $38,230
Cost of sales...............     8,218        2,030                       10,248      15,575          (67)(e)      25,755
                               -------       ------        ----          -------     -------       ------         -------
Gross margin................     7,460          943                        8,403       4,072            0          12,475
Selling, general and                                        (42)(a)
  administrative expenses...     7,236        1,486          30 (c)        8,710       3,021           76 (f)      11,807
                               -------       ------        ----          -------     -------       ------         -------
Operating income (loss).....       224         (543)         12             (307)      1,051          (76)            668
Interest income (expense),
  net.......................       (75)         (78)         28 (b)         (125)       (679)                        (804)
Other income (expense)......        41                                        41           1                           42
                               -------       ------        ----          -------     -------       ------         -------
Total other income
  (expense).................       (34)         (78)         28              (84)       (678)           0            (762)
                               -------       ------        ----          -------     -------       ------         -------
Income (loss) before
  taxes.....................       190         (621)         40             (391)        373          (76)            (94)
Provision for taxes.........        --           --                           --          77                           77
                               -------       ------        ----          -------     -------       ------         -------
Net income (loss)...........   $   190       $ (621)       $ 40          $  (391)    $   296       $  (76)        $  (171)
                               =======       ======        ====          =======     =======       ======         =======
Net income (loss) per
  share.....................   $   .02                                                                            $  (.01)
                               =======                                                                            =======
Weighted average shares
  outstanding...............    11,344                                                              5,500 (g)      16,844
                               =======                                                             ======         =======

                       PRO FORMA STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                              RIGO/
                             RINGER       DEXOL       PRO FORMA      RINGER       SRI       BLACK LEAF    PRO FORMA       SRI
                           HISTORICAL   HISTORICAL   ADJUSTMENTS    ADJUSTED   HISTORICAL   HISTORICAL   ADJUSTMENTS    ADJUSTED
                           ----------   ----------   -----------    --------   ----------   ----------   -----------    --------
Net sales................   $14,672       $12,719       $           $27,392     $20,792       $7,417        $           $28,209
Cost of sales............     7,647        10,191                    17,839      17,098        5,462                     22,560
                            -------       -------       -----       -------     -------       ------        -----       -------
Gross margin.............     7,025         2,528           0         9,553       3,694        1,955            0         5,649
Selling, general and                                     (100)(a)
  administrative
    expenses.............     7,371         3,283          71 (c)     10,625       2,613        1,610          (55)(j)     4,168
                            -------       -------       -----       -------     -------       ------        -----       -------
Operating income
  (loss).................      (346)         (755)         29        (1,072)      1,081          345           55         1,481
Interest income
  (expense), net.........         6          (323)         65 (b)      (253)       (689)        (329)         (96)(k)    (1,114)
Equity in unconsolidated
  subsidiary.............                      37         (37)(d)         0                                                   0
Other income (expense)...      (228)           73                      (155)         10           12          (12)(l)        10
                            -------       -------       -----       -------     -------       ------        -----       -------
Total other income
  (expense)..............      (222)         (213)         28          (408)       (679)        (317)        (108)       (1,104)
                            -------       -------       -----       -------     -------       ------        -----       -------
Income (loss) before
  taxes..................      (568)         (968)         57        (1,480)        402           28          (53)          377
Provision for taxes......        --            --                         0         138           10                        148
                            -------       -------       -----       -------     -------       ------        -----       -------
Net income (loss)........   $  (568)      $  (968)      $  57       $(1,480)    $   264       $   18        $ (53)      $   229
                            =======       =======       =====       =======     =======       ======        =====       =======
Net (loss) per share.....   $  (.05)
                            =======
Weighted average shares
  outstanding............    10,922
                            =======

                            COMBINED          PRO
                            PRO FORMA        FORMA
                           ADJUSTMENTS      COMBINED
                           -----------      --------
Net sales................    $(2,201)(e)    $53,400
Cost of sales............     (2,201)(e)     38,198
                             -------        -------
Gross margin.............          0         15,202
Selling, general and
  administrative
    expenses.............        132(f)      14,925
                             -------        -------
Operating income
  (loss).................       (132)           277
Interest income
  (expense), net.........                    (1,367)
Equity in unconsolidated
  subsidiary.............                         0
Other income (expense)...                      (145)
                             -------        -------
Total other income
  (expense)..............          0         (1,512)
                             -------        -------
Income (loss) before
  taxes..................       (132)        (1,235)
Provision for taxes......                       148
                             -------        -------
Net income (loss)........    $  (132)       $(1,383)
                             =======        =======
Net (loss) per share.....                   $  (.08)
                                            =======
Weighted average shares
  outstanding............      5,500(g)      16,422
                             =======        =======

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED SEPTEMBER 30, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                COMBINED
                                RINGER        SRI          RIGO       PRO FORMA       SRI       PRO FORMA     PRO FORMA
                              HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS    ADJUSTED   ADJUSTMENTS    COMBINED
                              ----------   ----------   ----------   -----------    --------   -----------    ---------
Net sales...................   $14,194      $18,444      $11,959        $           $30,403      $             $44,597
Cost of sales...............     6,990       16,116        8,550                     24,666                     31,656
                               -------      -------      -------        -----       -------      ------        -------
Gross margin................     7,204        2,328        3,409            0         5,737           0         12,941
Selling, general and
  administrative expenses...     9,503        1,666        2,824          (94)(j)     4,396           6(f)      13,905
                               -------      -------      -------        -----       -------      ------        -------
Operating income (loss).....    (2,299)         662          585           94         1,341          (6)          (964)
Interest income (expense),
  net.......................        16         (518)        (591)        (176)(k)    (1,285)                    (1,269)
Other income (expense)......       110            8          (42)          (4)(l)       (38)                        72
                               -------      -------      -------        -----       -------      ------        -------
Total other income
  (expense).................       126         (510)        (633)        (180)       (1,323)          0         (1,197)
                               -------      -------      -------        -----       -------      ------        -------
Income (loss) before taxes
  and extraordinary item....    (2,173)         152          (48)         (86)           18          (6)        (2,161)
Provision for taxes.........                     36                                      36                         36
                               -------      -------      -------        -----       -------      ------        -------
Income (loss) before
  extraordinary item........    (2,173)         116          (48)         (86)          (18)         (6)        (2,197)
Extraordinary item..........                    (13)                                    (13)                       (13)
                               -------      -------      -------        -----       -------      ------        -------
Net income (loss)...........   $(2,173)     $   103      $   (48)       $ (86)      $   (31)     $   (6)       $(2,210)
                               =======      =======      =======        =====       =======      ======        =======
Net income (loss) per
  share.....................   $  (.20)                                                                        $  (.14)
                               =======                                                                         =======
Weighted average shares
  outstanding...............    10,898                                                            5,500(g)      16,270
                               =======                                                           ======        =======

Notes to Condensed Pro Forma Financial Statements:

(a) Elimination of expenses associated with a portion of the business not acquired by Ringer.

(b) Reduction in interest expense on notes to Dexol shareholders not assumed by Ringer.

(c) Amortization over 20 years of the excess of purchase price over the net assets acquired for the five month period of October 1, 1996 through February 28, 1997 and the twelve month period ended September 30, 1996.

(d) Elimination in unconsolidated subsidiary not acquired by Ringer.

(e) Elimination of sales to Dexol from SRI for the nine month period ended June 30, 1997 and fiscal year ended September 30, 1996. Sales to Dexol by SRI are not eliminated for the fiscal year ended September 30, 1995 as Dexol is not included in Ringer historical results for that period.

(f) Elimination of SRI prepaid product registration costs (adjustment for difference in accounting policies).

(g) Issuance of Ringer stock and retirement of SRI stock at Merger.

(h) Elimination of trade accounts between Dexol and SRI at June 30, 1997.

(i) Elimination of SRI deferred tax liability. Before consideration of the valuation allowance, the combined company would have a net deferred asset. The adjustment represents an adjustment to the valuation allowance.

(j) Elimination of Wilbur-Ellis Company administrative intercompany charges from Rigo which are incremental to the costs of operating the business under SRI's ownership.

(k) Increase interest expense to reflect higher average interest rates on working capital borrowings by SRI.

(l) Elimination of miscellaneous other income (i.e., rental income on property not acquired by SRI) which will not be continued by SRI.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for a Special Meeting of Shareholders to be held on December 8, 1997 at 4:00 p.m. local time at the offices of the Company, 9555 James Avenue South, Suite 200, Bloomington, Minnesota, and at any adjournments thereof. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment thereof in accordance with the terms of such proxies, unless such proxies are revoked. See "-- Proxies" below.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into SRI, and SRI will become a wholly-owned subsidiary of the Company. At the Effective Time, each outstanding share of the SRI common stock will be converted into the right to receive 11,000 shares of Common Stock of the Company. A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

     It is not anticipated that any other matters will be brought before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

RECORD DATE; SHAREHOLDER APPROVAL

     Only holders of record of the Common Stock at the close of business on October 21, 1997 are entitled to notice of and to vote at the Special Meeting. On that date, there were 12,181,270 shares of Common Stock outstanding, which were held of record by 248 shareholders. Each share of Common Stock entitles its holder to one vote concerning all matters properly coming before the Special Meeting. A majority of the shares of the Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (i.e. shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum and will have the same effect as a vote against the approval of the Merger. The Merger must be approved by the holders of at least a majority of all outstanding shares of the Common Stock.

PROXIES

     Any Company shareholder entitled to vote at the Special Meeting may vote either in person or by duly authorized proxy. All shares of the Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

     A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of the Common Stock which such persons hold of record. Solicitation of proxies will be made principally by mail and by the Company's agent for such purposes. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

                                   THE MERGER

BACKGROUND OF THE MERGER

     The Company has publicly communicated its plan to grow its business through merger and acquisition activities. Over the past few years, the Company has reviewed approximately fifty potential merger or acquisition opportunities, seeking to identify and close only those transactions that represent a good strategic and financial "fit" for the Company.

     In May 1997, shortly after having completed the acquisition of substantially all the assets of Dexol Industries, Inc. ("Dexol"), the Company discussed with SRI the possibility of entering into a merger or acquisition transaction. Following further discussions in July 1997 and on-site visits to SRI, the Company discussed with SRI a preliminary proposal for a business combination. After SRI's consideration of the Company's preliminary proposal, SRI presented a counterproposal to the Company. The Company then held a Board of Directors meeting in August 1997 to discuss the merits of a potential transaction with SRI, and the Board of Directors authorized management to continue to further evaluate the transaction.

     The Company subsequently performed a preliminary due diligence review at SRI and conducted negotiations with respect to the structure of the transaction as well as the form and amount of consideration. The Company held a second Board of Directors meeting in September 1997 specifically to review and discuss the proposed transaction. At the meeting, the Board of Directors of the Company authorized management to enter into a letter of intent with SRI on terms substantially consistent with those presented at such meeting.

     The Company subsequently met with SRI and negotiated the final transaction terms and executed a formal letter of intent to enter into a merger agreement with SRI. Following the performance of due diligence, the finalization of the definitive Merger Agreement and the approval of the Merger Agreement by boards of directors of each Ringer and SRI and the shareholders of SRI, the Merger Agreement was executed on October 3, 1997.

PURPOSES AND STRUCTURE OF THE MERGER

     The principal purposes of the Merger from the Company's perspective are (i) to provide the Company with much needed critical mass, (ii) to provide the Company with an appropriate vehicle to commercialize its patented "hybrid" pesticide technologies and (iii) to expand the Company's business base into the commercial pesticide marketplace.

     The Merger will double the Company's revenue base. It is anticipated that the resulting increase in critical mass will enable the Company to achieve significant expense savings by allowing the Company to more efficiently leverage its administrative overhead, its sales and distribution system costs and its manufacturing investment. It is further expected that the Merger will position the Company as a credible, capable competitor in the marketplace and result in the Company's moving toward becoming the third largest marketer of consumer lawn and garden pesticides in the United States.

     From a technology perspective, the Company believes the Merger will provide the opportunity to more effectively develop, manufacture and market its patented, hybrid fatty acid/traditional pesticide technologies. The Company's patents on these technologies show that a variety of traditional pesticides can be reformulated to incorporate naturally occurring fatty acids (the primary active ingredient in the Company's Safer(R) branded product line), the results of which are "hybrid" pesticides that have a lower adverse impact on the environment than traditional pesticides and/or produce improved pesticidal performance. The Company believes "hybrid" pesticides will provide the Company with a variety of unique marketing advantages which will be protected from a competitive perspective by its patents. The Company believes its patented technologies have relevant commercial applications. As evidence of this, in 1997 the Company introduced its Safer(R) Weed-Away(R) brand selective weed killer, a hybrid herbicide combination technology, and was satisfied with the product's first year market reception.

     From a business diversification perspective, the Merger provides the Company with entry into the contract packaging manufacturing business, specialty agricultural products business and commercial pest control business, each a sizeable market in which the Company has previously not participated.

     Among other things, the Merger also provides the Company a greater opportunity to utilize its net operating loss tax carry forwards of approximately $23 million which should be available, with certain limitations, to offset future otherwise taxable earnings.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     On October 1, 1997, the Company's Board of Directors, by unanimous vote at a special board meeting held on that date, determined that the transactions contemplated by the Merger Agreement appear to be in the best interests of the Company and its shareholders and resolved to enter into the Merger Agreement and to recommend that the Company's shareholders approve the Merger Agreement.

     In arriving at its recommendation and determination, the Board reviewed the financial profiles of SRI and the Company, the terms and conditions of the Merger Agreement, the relevant indemnities and the post-Merger operating plan. It also considered the advice and assistance of its outside financial and legal advisors and management's advice regarding business reasons that favored approval of the Merger.

     If the Merger is not approved by the Company's shareholders and the Merger does not occur, the Company will continue its current operations.

FEDERAL INCOME TAX CONSEQUENCES

     It is anticipated the Merger will qualify as a tax-free reorganization under provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

REGULATORY APPROVALS

     The Company and SRI believe no regulatory approvals are or will be necessary to consummate the Merger.

LEGAL PROCEEDINGS

     Owners of property in the vicinity of SRI's Fort Valley, Georgia offices have initiated civil actions against, among others, SRI, SureCo and PCP, alleging bodily injury and property damage arising out of chemical formulation activities conducted on or about the site prior to PCP's purchase of the property from Canadyne-Georgia Corporation (formerly Woolfolk Chemical Works, Inc.). SRI believes the actions are without merit as they relate to SRI, since the environmental claims relate to circumstances caused by the prior owner of the property. Accordingly, SRI is vigorously defending the suit. See "BUSINESS OF SRI -- Legal Proceedings".

     Furthermore, all of the shareholders of SRI, in a separate 1993 agreement between the SRI shareholders and SRI, have agreed to indemnify SRI and, in connection with the execution of the Merger Agreement, to also indemnify the Company, for any losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal expenses), resulting from litigation relating to environmental matters (see "BUSINESS OF SRI -- Legal Proceedings") on and near the real property on which SRI's manufacturing site is located or resulting from any action brought by any state or federal environmental regulatory authority relating to the property or any other property alleged to be affected in connection with environmental matters relating to the property. The indemnity provided by the shareholders of SRI is not limited in dollar amount and the Company will permit the indemnity to terminate only when litigation has terminated and cleanup of the property has been approved by the EPA.

                              THE MERGER AGREEMENT

     The information under this caption is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement.

GENERAL

     The Company and SRI entered into the Merger Agreement effective October 3, 1997. If the shareholders of the Company approve the Merger Agreement, the Merger Subsidiary will be merged with and into SRI, and SRI will become a wholly owned subsidiary of the Company. At the Effective Time, each outstanding share of common stock of SRI will be converted into the right to receive 11,000 shares of the Common Stock as described below. See "-- Consideration to be Received by SRI Shareholders; Holdback Amounts."

EFFECTIVE TIME

     If the Merger Agreement is approved by the requisite vote of the Company's shareholders and all other conditions to consummation of the Merger are satisfied, the Merger will be consummated and become effective upon the acceptance for record of the Certificate of Merger by the Georgia Secretary of State on a date as soon as practicable after conditions to the Merger are satisfied (or waived to the extent permitted), or such other date as may be agreed on by the parties. It is currently contemplated that the Effective Time will occur on or about December 8, 1997. There can be no assurance that all conditions to the Merger will be satisfied. See "-- Conditions to Consummation of the Merger."

CONSIDERATION TO BE RECEIVED BY SRI SHAREHOLDERS; HOLDBACK AMOUNTS

     In connection with the Merger, each share of SRI common stock outstanding immediately prior to the Effective Time will be converted into the right to receive 11,000 shares of the Common Stock. A total of 5,500,000 shares of the Common Stock will be issued in connection with the Merger. The shares of Common Stock to be issued are sometimes referred to herein as the "Merger Consideration".

     Twenty percent (20%) of the Merger Consideration will be held in escrow as security for potential claims (10% for general claims relating to representations and warranties of SRI and 10% for specific environmental contamination-related contingencies). The 10% of the Merger Consideration relating to general representations and warranties (the "General Holdback Amount") will be held in escrow by First Trust National Association. The Company will have a right to offset, until the date that the external auditors' report on the annual consolidated financial statements of the Company and SRI are first issued (the "Offset Period"), any Losses (defined below) against the General Holdback Amount. "Losses" are any losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal expenses), whether or not actually incurred or paid during the Offset Period, resulting from any misrepresentation in any of the representations and warranties of SRI contained in the Merger Agreement or any breach of, violation of, or failure to perform by SRI any agreement or covenant of SRI contained in the Merger Agreement or any claim or threatened claim arising out of actions or inactions of SRI with respect to SRI's business prior to the Effective Time. A further 10% of the Merger Consideration relating to specific environmental-related contingencies (the "Environmental Holdback Amount") will also be held in escrow by First Trust National Association. The Company will have a right to offset, until all litigation and governmental actions relating to environmental contamination of the property on and near which SRI's manufacturing site in Fort Valley, Georgia, is located have been terminated and cleanup of the property has been approved by the Environmental Protection Agency ("EPA"), (the "Environmental Offset Period"), any losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal expenses), whether or not actually incurred or paid during the Environmental Offset Period resulting from certain specific environmental matters affecting the business and/or property of SRI, SureCo and PCP.

OPERATIONS OF SRI PRIOR TO THE MERGER

     SRI has agreed that, prior to the Effective Time, the business of SRI will be conducted in accordance with certain restrictions set forth in the Merger Agreement. Among other things, SRI has agreed that it will operate only in the ordinary course of business.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger will occur only if the Merger Agreement is approved and adopted by the requisite vote of the holders of the Common Stock. Consummation of the Merger also is subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Merger.

     The obligations of the Company to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) SRI shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transaction contemplated in the Merger Agreement will not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of SRI's or any subsidiary's assets, pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting SRI or any subsidiary or any license, franchise or permit of or affecting SRI or any subsidiary; (ii) the Company shall have completed its due diligence investigation of the business and financial condition of SRI and its subsidiaries and shall not have discovered any fact or circumstance not previously disclosed to it by SRI regarding the business, assets, property, condition (financial or otherwise), results of operations or prospects of SRI materially adverse to SRI or any subsidiary or to the value of shares of SRI common stock; (iii) there shall have been no damage, destruction or loss of or to any property or properties owned or used by SRI or its subsidiaries which would have a Material Adverse Effect (as defined in the Merger Agreement); (iv) each of the representations and warranties of SRI contained in the Merger Agreement shall have been true and correct as of the date of execution of the Merger Agreement and as of the Effective Time (except for any inaccuracies which in the aggregate would not be expected to have a Material Adverse Effect on SRI and its subsidiaries taken as a whole); (v) SRI shall have complied in all material respects with all covenants and agreements required under the terms of the Merger Agreement to be performed by it; (vi) no injunction, restraining order or other order of any federal or state court which prevents the Merger shall be in effect; (vii) no statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent consummation of the Merger; (viii) between October 3, 1997 and the Effective Time no Material Adverse Effect shall have occurred with respect to SRI other than any developments that generally affect the industry in which SRI operates; (ix) the Company shall have received from its principal lender such approvals, waivers and consents as may be necessary to permit the consummation of the Merger without causing the Company to violate or be in default under any agreements with such lender; (x) the Company shall have received from Deloitte & Touche LLP, independent auditors for the Company, letters dated shortly prior to the date of the mailing of the Proxy Statement and the Effective Date, stating its opinion that the Merger will qualify for pooling-of-interests accounting treatment and (xi) the Merger shall have been approved by the shareholders of the Company.

     The obligations of SRI to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) each of the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct as of the date of execution of the Merger Agreement and as of the Effective Time; (ii) the Company shall have complied in all material respects with all covenants and agreements required under the terms of the Merger Agreement to be performed by it; (iv) no injunction, restraining order or other order of any federal or state court which prevents the Merger shall be in effect; and (v) no statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent consummation of the Merger.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of Certificate of Merger with the Georgia Secretary of State whether before or after action by the Company's shareholders and without further approval by the Company's shareholders under any of the following circumstances:
(i) by mutual written consent of the Company and SRI; (ii) by the Company or SRI if there has been a material misrepresentation, a material breach of warranty or of covenant on the part of the other in the representations, warranties and covenants set forth in the Merger Agreement; (iii) by the Company or SRI if the conditions of such party's obligation to consummate the Merger have not been satisfied or waived; (iv) by the Company if the Company shareholders do not approve the Merger; and (v) by the Company if there has been a material adverse change in the business or financial results of SRI.

ACCOUNTING TREATMENT

     It is expected that the Merger will be accounted for as a "pooling-of-interests" under generally accepted accounting principles. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of the Company and SRI are combined and recorded at their historical amounts. The unaudited pro forma financial information included in this Proxy Statement reflects the Merger using the pooling-of-interests method of accounting. See "COMPARATIVE UNAUDITED PER SHARE DATA", "SELECTED HISTORICAL FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

                            BUSINESS OF THE COMPANY

GENERAL

     The Company develops, manufactures and markets a wide variety of nationally-branded lawn, garden and turf products primarily for the retail consumer and specialty commercial and professional markets. Its product lines include environmentally-sensitive, patented, proprietary pesticides and fertilizers sold under the Safer(R) and Ringer(R)brand names, as well as a full line of traditional pesticides sold under the Dexol(R) and various private label brands.

     The Company's environmentally-sensitive pesticides primarily use botanical technologies to control insects, weeds and fungal diseases without harming beneficial insect populations or leaving harmful residues on turf and garden plants. Its environmentally-sensitive fertilizers use proprietary microbially-based delivery systems that control release of nutrients for extended uniform plant feeding.

     The Company's traditional pesticides principally utilize synthetic technologies commonly available to pesticide formulators. The majority of these traditional pesticides are manufactured by the Company for distribution primarily into the retail consumer marketplace.

     The Company is headquartered in Minneapolis, Minnesota. It maintains manufacturing and warehousing facilities in Torrance, CA to support the Dexol(R) and private label product lines (see -- "Dexol Acquisition" below). It leases and operates a distribution warehouse in Eagan, Minnesota to support the Ringer(R) and Safer(R) branded product lines and it leases office and warehouse space in Toronto, Ontario to support the operations of its Canadian subsidiary.

DEXOL ACQUISITION

     In March 1997, the Company completed the acquisition of substantially all of the assets of Dexol, a California-based manufacturer and marketer of home and garden pesticides sold under the Dexol(R) and various private label brand names. Payment of the purchase price of approximately $3,013,000 was effected by: (i) the issuance of 1,059,340 restricted shares of the Common Stock, valued at $1,397,000, (ii) the issuance of a promissory note to Dexol in the principal amount of $1,477,000 and (iii) payment of transaction costs of $139,000. In addition, former Dexol shareholders are entitled to a performance-based earnout of up to $455,000 payable in the Common Stock if certain contingencies are achieved.

BANK LINE OF CREDIT

     In May 1997, the Company secured a three-year $25 million credit facility from GE Capital Services. The credit facility is intended to be used to finance the Company's seasonal working capital needs and to provide financing for future acquisitions. The $25,000,000 credit facility replaced a $5,000,000 bank line of credit from a previous lender. The Merger Agreement provides that approval by GE Capital Services of the Merger is a condition to closing of the Merger.

SALES AND MARKETING

     The Company's products are marketed primarily through retail distribution channels. Retail channels consist principally of specialty lawn and garden stores, hardware cooperatives, home centers and mass merchants. In addition, but to a significantly lesser extent, the Company markets products through commercial channels which include specialty distributors who sell products to golf course turf management professionals. In fiscal 1997, approximately 87% of the Company's U.S. sales were to retail markets and 3% were to U.S. commercial markets. Approximately 10% of the Company's fiscal 1997 sales came from international activities, which are managed by its Canadian subsidiary, Safer, Ltd., based in Toronto, Ontario.

DISTRIBUTION AND TRANSPORTATION

     To distribute its products nationally, the Company relies primarily on common carrier transportation, leased warehouse facilities and public warehouse services.

COMPANY PRODUCT AREAS AND TECHNOLOGIES

     The Company's environmentally-sensitive pest control technologies are based primarily on fatty acid compounds, naturally occurring plant extracts, microorganisms and mechanical traps. The Company holds numerous patents for fatty acid-based pest control products and for products using fatty acid as synergists in combination with both natural and synthetic pesticides. These products are marketed under the Safer(R) brand.

     Its granular fertilizer technologies are based on the use of naturally occurring soil microbes in combination with plant nutrients and high energy carbohydrate sources which results in a superior, controlled-release fertilizer system. These fertilizers are marketed under the Ringer(R) and Safer(R) brands.

     The Company's traditional, synthetic pesticides utilize technologies commonly available to pesticide formulators. They are manufactured principally by the Company at its Torrance, California manufacturing facility and marketed in the retail consumer marketplace as value brands utilizing the Company's Dexol(R) brand name as well as several private label brands.

     The Company performs product performance testing utilizing outside contract research and development facilities as well as its own laboratory in Minneapolis.

PRODUCT DEVELOPMENT

     The Company's product development efforts to create new products and enhance existing products are conducted both internally and externally. Most of the Company's external product development, research and testing is contracted to outside facilities including private laboratories, universities and government researchers unaffiliated with the Company.

MANUFACTURING

     The Company's products are manufactured at both its Torrance, California manufacturing facility and by outside subcontract manufacturers. Substantially all of its traditional synthetic pesticides are self-manufactured while all environmentally-sensitive pest control products and fertilizers are manufactured by subcontract manufacturers located in Missouri and Minnesota. Products for Canadian and overseas markets are manufactured by subcontractors in Canada, Europe and the United States.

GOVERNMENT REGULATION AND PRODUCT REGISTRATION

     Government regulation in the United States and other countries is a significant factor in the research, development, production and marketing of pesticides and, to a lesser extent, fertilizers. To develop and sell a pesticide product, federal and state product registration must be obtained for each pest and plant for which the product is used. In the United States, pesticides are regulated by the EPA under the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"), which requires extensive efficacy, toxicology and environmental testing to substantiate product performance and safety prior to registration. In addition, many states have additional registration requirements that go beyond FIFRA.

     Under FIFRA, field efficacy testing may be conducted on a small scale in certain instances. To conduct large-scale field tests, a company must obtain an experimental use permit, which generally requires satisfactory completion of certain toxicology and environmental studies. Initial EPA registration for a new pesticide may therefore be a lengthy and expensive process.

     To regulate the development and use of biological pest controls, including those based on naturally occurring microorganisms, the EPA established special guidelines for their registration which are set forth in Subdivision M of the EPA's Pesticide Assessment Guidelines. Biological pest controls currently are subject to a three-tier toxicology testing procedure and a four-tier environmental testing procedure. A biological pest control product that satisfactorily completes both the toxicology and environmental Tier I tests is not required to go through the tests specified in subsequent tiers. Should questions arise during any tier of testing, additional tests may be required. The cost of registering biological pest control products is generally substantially lower than that for chemical pesticides. Most of the Company's environmentally-sensitive pesticides have only required Tier I testing. Based on current EPA regulations, management believes that product registrations can be obtained at a reasonable cost to the Company.

     The fertilizer products produced and marketed by the Company are currently regulated by individual state departments of agriculture. Requirements for obtaining registrations to sell fertilizers vary from state to state. Every fertilizer product must be registered and licensed in each state where it is sold, and a registration or license fee to maintain this registration must be paid on an annual basis.

     The Company's products will also be subject to regulation by agencies of foreign countries in which the products are tested, sold or used. The Company's activities may be subject to regulation under various other federal and international laws, regulations and guidelines, and state and local regulatory requirements, including approvals prior to shipping the products into a country, state or locality for either experimental or commercial purposes. The Company currently maintains product registrations in eleven foreign countries and has registrations pending in three additional foreign countries. The Company cannot predict the effect of future legislation and regulation on the Company's operations.

     There can be no assurance that any testing approvals or registrations will be granted on a timely basis, if at all, or that the Company's resources will be adequate to meet the costs of regulatory compliance. Any or all of those approvals may be the subject of disputes that could postpone or prevent research, development, production and/or marketing of the Company's products.

     Some states have laws imposing liability on certain parties for the release of pesticides and/or fertilizers into the environment in a manner or in concentrations not permitted by law. Such liability could include, among other things, responsibility for cleaning up the damage resulting from such a release. In addition, the Comprehensive Environment Response, Compensation and Liability Act, commonly known as the federal Superfund law, imposes liability on certain parties for the release into the environment of hazardous substances, which might include fertilizers and pesticides under certain circumstances. The federal Superfund law has been interpreted to impose liability on a producer of pesticides for cleaning up environmental damage resulting from the release of its products into the environment during their manufacture. The Company has not been subject to any claims for responsibility relating to impermissible releases of pesticides under such federal or state statutes. However, there can be no assurance that the Company will not be subject to claims under such statutes at some time in the future.

COMPETITION

     The Company faces significant competition from numerous manufacturers and marketers participating in the pesticide and fertilizer industries, several of which significantly dominate their respective markets and many of which have substantially greater financial, technical, marketing and other resources than the Company. The principal competitive factors in the Company's markets are efficacy, ease of application, price, health and environmental compatibility and name recognition. The Company's environmentally-sensitive products generally cost more than those of their conventional chemical counterparts, and therefore the Company is generally not able to compete on pricing alone.

     The consumer pesticide and fertilizer industries are dominated by large competitors such as The Solaris Group (Ortho), United Industries, Inc. (Spectracide) and Scotts Miracle Gro. Additional competitors include Lebanon Chemical Company, Bonide, Inc., Dragon Corporation, Schultz, Consep Corporation and a variety of other national and regional competitors.

PATENTS AND PROPRIETARY TECHNOLOGIES

     The Company seeks to protect its product technologies through a variety of means including patents, trade secrets, proprietary know-how, technical innovation and customer education.

     The Company owns over 30 patents, which expire at various times during the years 2006 through 2014, including twenty United States patents. It also licenses two patents. The Company acknowledges that there can be no assurances that its owned or licensed patents will provide sufficient protection for its products or be of commercial benefit for the Company.

EMPLOYEES

     The Company has 66 employees, all of whom are full-time and located in the United States and Canada. None of the employees are covered by collective bargaining arrangements and the Company has experienced no work stoppages. The Company believes that its employee relations are good and it does not currently anticipate difficulties in attracting sufficient numbers of qualified employees.

DESCRIPTION OF PROPERTY

     The Company leases approximately 6,000 square feet of corporate office space located in Bloomington, Minnesota. In addition, the Company leases approximately 26,000 square feet of warehouse and office space in Eagan, Minnesota. The Company also leases approximately 50,000 square feet of office, manufacturing and warehouse space in Torrance, California. The Minnesota corporate office lease and its warehouse lease expire in September 1999 and December 2001, respectively. The Torrance facilities lease arrangements are month-to-month with a minimum notice to cancel period of six months. Safer, Ltd. leases approximately 13,600 square feet of office and warehouse space in a suburb of Toronto. That lease expires in fiscal 2000. The Company anticipates that it will be able to renew such leases or enter into new leases on substantially similar terms.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                         MARKET PRICE AND DIVIDEND DATA

     The Common Stock is traded on the Nasdaq National Market under the symbol "RING." The following table sets forth the high and low trading prices per share of the Common Stock on the Nasdaq National Market for the periods indicated.

                                                    HIGH           LOW
                                                    ----           ---
1995
  First Quarter...............................    $ 2 1/8        $ 1 3/8
  Second Quarter..............................      2 1/2          1 1/2
  Third Quarter...............................      2 3/8          1 3/8
  Fourth Quarter..............................      1 21/32        1 1/4
1996
  First Quarter...............................    $ 2 1/8        $ 1 3/8
  Second Quarter..............................      2              1 5/8
  Third Quarter...............................      2 3/4          1 3/8
  Fourth Quarter..............................      2 3/8          1 3/8
1997
  First Quarter...............................    $ 2 1/8        $ 1 1/4
  Second Quarter..............................      1 11/16        1 1/32
  Third Quarter...............................      1 3/4          1

     On October 6, 1997, the last full day of trading prior to the announcement by the Company that it had entered into an agreement with SRI relating to the Merger, such reported high and low trading prices per share of the Common Stock were $2 1/16 and $1 15/16, respectively. On October 24, 1997, the last full day of trading prior to the printing of this Proxy Statement, the reported high and low trading prices per share of the Common Stock were $1 7/8 and $1 3/4, respectively.

     The Company has never paid a cash dividend on its Common Stock and does not anticipate paying any such dividend in the foreseeable future. The Company's financing source, GE Capital Services, restricts payment of dividends by the Company.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

                                STOCK OWNERSHIP

     The following table sets forth, as of September 30, 1997, certain information with respect to beneficial ownership of the Company's Common Stock by (i) each person or entity known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company who earned salary and bonus in excess of $100,000 during the fiscal year ended September 30, 1996; and (iv) all executive officers and directors as a group. For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the United States Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein. For the purpose of determining "Percent of Outstanding Shares," (i) the number of shares of Common Stock outstanding at September 30, 1997 was and (ii) stock options exercisable within 60 days from September 30, 1997 are assumed to be exercised by the individual or entity with respect to whom the percentage is calculated.

                                                              AMOUNT AND NATURE
                  NAME AND ADDRESS OF                                OF
                    BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP          PERCENT OF CLASS
                  -------------------                       --------------------          ----------------
Dexol Industries, Inc...................................          1,059,340                      8.7%
1450 W. 228th Street
Torrance, CA 90501
Parsnip River Company...................................            905,388                      7.4%
4422 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Gordon F. Stofer and....................................            679,561                      5.6%
Cherry Tree Ventures III (2)
1400 Northland Plaza
3800 West 80th Street
Minneapolis, MN 55431
Alphi Investment Management Co..........................            667,100                      5.5%
155 Pfingsten Road, Suite 360
Deerfield, IL 60015
Stanley Goldberg(1).....................................            317,705                      2.6%
Robert W. Fischer(1)....................................            112,001                        *
Patrick J. McGinnity, Ph.D.(1)..........................             61,651                        *
Michael R. Goblet(1)....................................             52,212                        *
Frederick F. Yanni, Jr.(1)..............................             38,500                        *
Donald E. Lovness(1)....................................             35,550                        *
John F. Hetterick(1)....................................             35,000                        *
Franklin Pass, M.D.(1)..................................             25,000                        *
Officers and directors as a group (11 persons)(1).......          1,475,894                     11.7%

-------------------------
 *  Less than 1%.

(1) Includes for Stanley Goldberg, options to purchase 143,690 shares of Common Stock which are exercisable within 60 days; for Robert W. Fischer, options to purchase 25,000 shares of Common Stock which are exercisable within 60 days; for Donald E. Lovness, options to purchase 25,000 shares of Common Stock which are exercisable within 60 days; for Franklin Pass, M.D., options to purchase 25,000 shares of Common Stock which are exercisable within 60 days; for Frederick F. Yanni, Jr., options to purchase 35,000 shares of Common Stock which are exercisable within 60 days; for John F. Hetterick, options to purchase 35,000 shares of Common Stock which are exercisable within 60 days; for Michael R. Goblet, options to purchase 44,082 shares of Common Stock which are exercisable in 60 days; for Patrick J. McGinnity, Ph.D., options to purchase 61,651 shares of Common Stock which are exercisable within 60 days; and for all officers and directors as a group, options to purchase 482,057 shares of Common Stock which are exercisable within 60 days.

(2) Includes 648,163 shares held by Cherry Tree Ventures III, of which Mr. Stofer, a director of the Company, is a general partner. Mr. Stofer disclaims beneficial ownership of shares held by Cherry Tree Ventures III. Also includes options to purchase 20,000 shares of Common Stock which are exercisable within 60 days.

                   COMPANY MANAGEMENT DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Financial amounts discussed below in this management discussion and analysis and presented in the summary financial data included therein have been extracted from the Company's unaudited condensed consolidated financial statements for the nine months ended June 30, 1997 and 1996 included elsewhere in this Proxy Statement and the Company's audited consolidated financial statements for fiscal years ended September 30, 1996, 1995 and 1994 also included elsewhere in this Proxy Statement.

                             SUMMARY FINANCIAL DATA
                               RINGER CORPORATION
                    NINE MONTHS ENDED JUNE 30, 1997 AND 1996

                                                                NINE MONTHS ENDED JUNE 30,
                                                                --------------------------
                                                                   1997           1996
                                                                   ----           ----
Condensed Statement of Operations Information:
  Net sales.................................................    $15,677,890    $13,254,257
  Gross profit..............................................      7,459,910      6,436,792
Operating expenses:
  Distribution..............................................      1,701,937      1,317,184
  Sales and marketing.......................................      3,231,743      2,705,452
  General and administration................................      1,200,759      1,008,840
  Research and development..................................        772,168        589,279
  Amortization of intangibles...............................        328,962        301,752
                                                                -----------    -----------
     Total operating expenses...............................      7,235,569      5,922,507
                                                                -----------    -----------
Income before other income..................................        224,341        514,285
Other income (expense), net.................................        (34,119)        45,038
                                                                -----------    -----------
Income before income taxes..................................        190,222        559,323
Income taxes................................................             --             --
                                                                -----------    -----------
Net income..................................................    $   190,222    $   559,323
                                                                ===========    ===========
Condensed Balance Sheet Information:
Current Assets:
  Cash and cash equivalents.................................    $ 1,614,248
  Accounts receivable.......................................      4,353,565
  Inventories...............................................      3,530,162
  Prepaid assets............................................        245,391
                                                                -----------
     Total current assets...................................      9,743,366
Property and equipment (net)................................        415,396
Intangible assets (net).....................................      6,892,376
                                                                -----------
     Total assets...........................................    $17,051,138
                                                                ===========
Current liabilities.........................................    $ 3,828,482
Long-Term Debt..............................................      1,451,400
Shareholders' equity........................................     11,771,256
                                                                -----------
     Total liabilities and shareholders' equity.............    $17,051,138
                                                                ===========

ACQUISITION OF DEXOL

     In March 1997, the Company completed the acquisition of substantially all of the assets of Dexol Industries, Inc., ("Dexol") a California based manufacturer and marketer of home and garden pesticides sold under the Dexol(R) and various private label brand names, for an aggregate purchase price of approximately $3,012,790 (the "Dexol acquisition"). The purchase price was comprised of the issuance of 1,059,340 shares of the Company's restricted common stock valued at $1,397,005, the issuance of a promissory note to Dexol Industries, Inc. with a principal amount of $1,477,000 bearing simple interest at an annual rate of prime plus 3/4% and estimated transaction costs of $138,785, plus a performance based earnout of up to $455,000 worth of Ringer Corporation restricted common stock if certain contingencies are achieved.

     The Dexol acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The excess of purchase price over estimated fair market value of net assets acquired ("goodwill") of approximately $1,685,000 is being amortized on a straight-line basis over twenty years. Since the acquisition, the Company has operated the acquired business as its Dexol division and has marketed Dexol(R) branded products. Dexol division operations are included in the Company's consolidated statements of operations from the effective date of the acquisition of March 1, 1997.

RESULTS OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 1997 AND 1996

     Net Sales. Net sales for the nine months ended June 30, 1997 increased 18.3% to $15,677,890 compared to $13,254,257 for the same period ended June 30, 1996. The increase is due primarily to the Dexol acquisition (see Acquisition of Dexol above.) The sales increase resulting from the Dexol acquisition was partially offset by lost sales resulting from the bankruptcy of Ernst Home Centers, lower foreign sales in Canada and Europe and decreased fertilizer sales resulting from discontinuance of the Company's Supreme Lawn(R) fertilizer line, offset in part by increased sales through new distribution channels, such as Lowe's Companies.

     Gross Margins. Gross margins for the nine months ended June 30, 1997 decreased to 47.6% compared to 48.6% for the same period ended June 30, 1996. The decrease in gross margin as a percent of sales is due primarily to lower margins on Dexol products offset in part by lower charges for inventory obsolescence during the nine months of fiscal 1997 compared to the same period of fiscal 1996.

     Operating Expenses. Operating expenses for the nine months ended June 30, 1997 increased $1,313,062 or 22.2% to $7,235,569 from $5,922,507 for the same period ended June 30, 1996. The components of operating expenses are discussed below.

     Distribution expenses for the nine months ended June 30, 1997 increased $384,753 or 29.2% in absolute dollars to $1,701,937 compared to $1,317,184 for the same period in fiscal 1996 and increased as a percentage of sales to 10.9% in fiscal 1997 from 9.9% for the same period in fiscal 1996. The increase in distribution expenses was primarily due to higher freight caused by increased sales resulting from the newly-acquired Dexol business and to the addition of the Dexol warehouse and distribution organization.

     Sales and marketing expense for the nine months ended June 30, 1997 increased $526,291 or 19.5% in absolute dollars to $3,231,743 compared to $2,705,452 for the same period in fiscal 1996. The increases for these periods were due primarily to the addition of the Dexol sales and marketing organizations and to expenses associated with Dexol's fiscal 1997 sales and marketing programs.

     General and administrative expenses for the nine months ended June 30, 1997 increased $191,919 or 19.0% to $1,200,759 compared to $1,008,840 for the same period in fiscal 1996. The increase in general and administrative expenses was primarily due to the addition of the Dexol administrative and accounting organizations.

     Research and development expenses increased $182,889 or 31.0% to $772,168 for the nine month period ended June 30, 1997 from $589,279 for the same period in fiscal 1996. The increase for these periods was primarily due to the addition of the Dexol regulatory compliance organization and increased spending on certain product development programs.

     Other Income (Expense), Net. For the nine months ended June 30, 1997, the Company incurred net other expense of $34,119 compared to a net other income of $45,038 for the same period in fiscal 1996. The change in net other income (expense) for these periods was largely the result of increased interest expense in fiscal 1997 due to the issuance of a promissory note in connection with the Dexol acquisition (see Acquisition of Dexol above).

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operations and cash needs are highly seasonal. During the first quarter of each year, the Company solicits early orders and plans production, typically building its inventory of products through January of each year for shipment during the spring selling season. Most of the shipments for the peak retail season, and therefore most of the billings that result in revenue recognition and in receivables, occur in February through May of each year. Accordingly, the Company typically consumes significant cash in operating activities during the first and second quarters of each year as it finances increases in inventory, primarily during the first quarter, and increases in receivables, primarily during the second and early third quarters.

     Consistent with such seasonal fluctuations, cash decreased by $1,674,533 during the nine months ended June 30, 1997. The decrease in cash reflects the following: cash of $1,692,208 consumed primarily to finance the seasonal buildup of receivables and to pay accruals and accounts payable, cash of $102,564 consumed to purchase equipment and intangible assets, $124,073 in cash received in connection with the acquisition of the assets of Dexol for the issuance of the Company's common stock and a promissory note; and payments on long term debt relating to the Dexol promissory note of $6,400.

     The Company relies on bank financing to fund seasonal increases in receivables and inventory. On May 2, 1997, the Company secured a new three-year $25,000,000 credit facility with GE Capital Services, replacing a previous lender's $5,000,000 line of credit. The new facility is intended to finance the Company's seasonal working capital needs and to provide financing for future acquisitions. There were no outstanding borrowings as of June 30, 1997.

     The Company believes that cash on hand and the new credit facility will provide adequate financing to meet the Company's cash needs through at least the next full year.

     The Company believes that inflation has not had a significant impact on the results of its operations.

NEW ACCOUNTING STANDARDS

     In February 1997, SFAS No. 128, "Earnings per Share" was issued which is required to be adopted for the quarter ending December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options, stock warrants and convertible securities will be excluded. The calculation of diluted earnings per share will remain similar to the current method. The impact of SFAS No. 128 on the calculation of primary and fully diluted earnings per share is not expected to be material.

     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued which is required to be adopted for the fiscal year beginning October 1, 1998. At that time, the Company will be required to disclose certain financial and descriptive information about its operating segments as redefined by SFAS No. 131. The Company has not yet completed its analysis of which operating segments it will be required to report on.

                             SUMMARY FINANCIAL DATA
                               RINGER CORPORATION
                 FISCAL YEARS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                 YEARS ENDED SEPTEMBER 30,
                                                                ----------------------------
                                                                   1996             1995
                                                                   ----             ----
Condensed Statement of Operations Information:
Net sales...................................................    $14,672,784      $14,193,898
Gross profit................................................      7,025,491        7,203,723
Operating expenses:
  Distribution and warehousing..............................      1,555,897        1,886,770
  Sales and marketing.......................................      3,332,333        4,810,648
  General and administrative................................      1,331,266        1,445,110
  Research and development..................................        748,932          981,495
  Amortization of intangibles...............................        402,778          379,358
                                                                -----------      -----------
                                                                  7,371,206        9,503,381
                                                                -----------      -----------
     Loss before other income (expense).....................       (345,715)      (2,299,658)
Other income (expense), net.................................       (222,404)         126,554
                                                                -----------      -----------
Net loss....................................................    $  (568,119)     $(2,173,104)
                                                                ===========      ===========

Balance sheet information:
Current assets:
  Cash and cash equivalents.................................    $ 3,288,781
  Trade accounts and notes receivable.......................        992,198
  Inventories...............................................      1,519,692
  Prepaid expenses..........................................        133,746
                                                                -----------
     Total current assets...................................      5,934,417
Property and equipment, net.................................        238,297
Intangible assets, net......................................      5,297,329
                                                                -----------
                                                                $11,470,043
                                                                ===========
Current liabilities.........................................      1,531,145
Shareholders' Equity........................................      9,938,898
                                                                -----------
                                                                $11,470,043
                                                                ===========

ACQUISITION ACTIVITIES

     On May 30, 1996, the Company entered into a letter of intent to acquire all outstanding stock of The Chas. H. Lilly Company ("Lilly"), a regional provider of lawn and garden fertilizers, pesticides and packet seeds headquartered in Portland, Oregon. On December 12, 1996, the Company announced that it elected to discontinue efforts to acquire Lilly. Accordingly, the costs associated with this acquisition attempt, which amounted to $312,771, have been charged to expense in the accompanying fiscal 1996 Consolidated Statement of Operations.

     Management believes that additional product offerings are essential to the future growth and profitability of the Company. The Company is actively seeking additional new product opportunities through a number of internal and external means including the possibility of licensing arrangements with other companies and further acquisitions. It should be noted, however, that the successful culmination of these efforts or the profitable introduction of new products cannot be assured.

SEASONAL FACTORS AFFECTING OPERATIONS

     The Company's business is very seasonal which causes operations to vary dramatically from quarter to quarter. This can be significantly influenced by variations in the Company's early season marketing programs and by retail inventory carryover from year to year. Activities during the first quarter of each fiscal year are focused heavily toward order solicitation, production planning and inventory building and shipments to distributors under early order programs. Inventory balances increase substantially during this period. Normal seasonal buildup of raw material inventory begins in August and September. Heavy finished goods production usually begins in October and continues into the second quarter. Typically, the Company experiences the highest inventory balances near the end of January and its lowest balances near the end of June.

     Sales during the first quarter largely occur in December under early order marketing programs offered to distributors. These programs normally offer extended seasonal payment terms common to the industry. Operating costs during the first quarter, especially sales and marketing expenses, are often higher as a percentage of sales than in other quarters. This is due to seasonal sales patterns and increased marketing and promotional expenditures which are incurred in preparation for the spring retail selling season. As a result of normal seasonal sales and expenditures patterns during this period, the Company anticipates that it will frequently incur an operating loss during the first quarter of each fiscal year. The Company's early season marketing programs which encouraged distributors to take delivery of inventory in December by offering substantially higher early season sales discounts can have a significant effect on the timing quarterly sales.

     The second and third fiscal quarters are historically the Company's peak selling season which usually accounts for over 70% of yearly sales. Most of these sales occur during February through April. Second quarter sales largely consist of shipments of spring season early orders as mass merchandisers place initial stocking orders. Billings for these early order shipments during this period are normally given extended payment terms common to the industry. This contributes to a rapid increase in trade receivables during the second quarter which is substantially reduced during the third quarter when extended-term billings come due. The majority of third quarter sales are the result of spring and early summer restocking orders.

     Fourth quarter sales are primarily attributed to orders of pesticides sold into the southern markets and to orders of fall fertilizer and composting products sold under fall promotional programs. Fall promotion programs generally include extended payment terms common to the industry, though amounts involved are much smaller than those experienced earlier in the year. The fourth quarter also reflects certain marketing expenses incurred in preparation for the upcoming fiscal year's spring selling season. Also, during this period, analysis of current year peak season performance is completed and any changes in product, sales and marketing strategies are implemented. Due to this yearly pattern, fourth quarter operations may be charged from time to time with material expenses associated with the implementation of these changes. As a result of these issues, fourth quarter operations may also show a loss, the existence and size of which will vary depending on the nature and timing of sales and expenses discussed above.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1995.

     Net Sales. Net sales for the fiscal year ended September 30, 1996 increased by $478,886, or 3.4%, to $14,672,784 from $14,193,898 for the previous fiscal year ended September 30, 1995. The sales increase for fiscal 1996 was primarily due to increased sales of Safer(R) brand pesticide products which were partially offset by lower sales of fertilizer products. Increased pesticide sales was partially due to increased retail distribution and to new product sales. Decreased fertilizer sales were largely due to lower second year sales of Ringer(R) Supreme Lawn Fertilizers(TM). The Company decided to discontinue Supreme Lawn Fertilizers(TM) for the fiscal 1997 season and to introduce a new fertilizer under the Safer(R) brand name in an effort to compete more effectively in the broader consumer lawn fertilizer market.

     Gross Margin. Gross margins as a percent of sales decreased to 47.9% in fiscal 1996 compared to 50.8% in fiscal 1995. The decline in gross margin as a percent of sales was caused primarily by a continuing change in product mix to a higher proportion of newer products and new promotional combination packs which carry lower average gross margins.

     The Company is dependent on certain raw material ingredients which are traded in agricultural and industrial commodity markets, such as feather, bone and blood meal. Price fluctuations for such commodities are common to the market and can adversely affect prices paid for these ingredients and, consequently, the Company's gross margins. Aggregate price changes on such items did not materially affect gross margins in fiscal 1996.

     Operating Expenses. Distribution and warehousing expenses decreased $330,873, or 17.5%, to $1,555,897 in fiscal 1996 compared to $1,886,770 in fiscal 1995 and decreased as a percentage of sales in fiscal 1996 to 10.6% compared to 13.3% in fiscal 1995. The decrease as a percentage of sales in fiscal 1996 compared to fiscal 1995 was primarily due to lower freight and outside distribution costs resulting from consolidation of distribution processes and reduced freight rates. Sales and marketing expenses decreased $1,478,315, or 30.7%, to $3,332,333 in fiscal 1996 compared to $4,810,648 in fiscal 1995 and decreased as a percentage of sales to 22.7% in fiscal 1996 from 33.9% in fiscal 1995. The decrease in sales expenses was due largely to lower compensation, benefits and travel expenses due to staffing reductions, offset in part by increased commissions incurred from expanded utilization of manufacturer representative organizations and to lower advertising expenses. In addition, sales and marketing expenses were favorably impacted by the reversal in fiscal 1996 of approximately $198,000 in estimated co-operative advertising expenses, which were accrued in fiscal 1995, resulting from a change in estimate based on actual utilization of co-op advertising allowances. General and administrative expenses decreased $113,844, or 7.9%, to $1,331,266 in fiscal 1996 compared to $1,445,110 in fiscal 1995 and decreased as a percentage of sales to 9.1% in fiscal 1996 from 10.2% in fiscal 1995. The decrease was due largely to reduced facility rental costs resulting from the sublease of approximately half of the Company's former office facility. Research and development expenses decreased $232,563, or 23.7% to $748,932 in fiscal 1996 from $981,495 in fiscal 1995. The decrease was largely due to lower product registration costs resulting from discontinued registrations on certain products no longer being sold. Amortization of intangible assets increased to $402,778 in fiscal 1996 compared to $379,358 in fiscal 1995. The increase was due primarily to multi-year foreign product registrations obtained in fiscal 1996 which are being amortized over the life of the registrations.

     Other income and expense. Other income and expense includes a fourth quarter charge of $312,771 for expenses associated with an election not to proceed with a previously announced acquisition. (See "Acquisition Activities" above.) Interest income decreased $9,164, or 11.0%, to $73,866 in fiscal 1996 compared to $83,030 in fiscal 1995. The decrease in interest income was largely due to declining interest rates on investments. Interest expense increased to $68,250 in fiscal 1996 from $66,690 in fiscal 1995. The increase in interest expense was due primarily to increased average borrowings in fiscal 1996 compared to fiscal 1995. Net royalty income decreased to $87,136 in fiscal 1996 from $106,352 in fiscal 1995. The decrease in net royalty income was primarily caused by additional royalty expenses incurred by the Company in fiscal 1996 in connection with licensed technology used in the Company's water soluble fertilizer line. There was no license fee income in fiscal 1996 and fiscal 1995 compared to one-time license fee income of $1,500,000 recognized in fiscal 1994.

INCOME TAXES

     Income tax benefits of net deferred tax assets have been offset by valuation allowances for the years ended September 30, 1996 and 1995 because it is more likely than not that the tax benefits could not be carried back or realized in future periods.

     At September 30, 1996, the Company has approximately $23.2 million in combined U.S. net operating loss carryforwards for federal income tax purposes. These loss carryforwards expire between 1997 and 2011. Of the total, approximately $3.6 million are U.S. net operating loss carryforwards of Safer, Inc., the Company's wholly owned subsidiary. The use of the unexpired net operating loss carryforwards of Ringer which were generated prior to September 1990, totaling approximately $10.9 million, are restricted to $2,025,000 in any one year under Internal Revenue Code Section 382 because of a significant ownership change resulting from the Company's initial public offering. The use of net operating loss carryforwards of Ringer generated after the ownership change are not restricted. The use of the net operating losses of Safer, Inc. are limited to approximately $700,000 in any one year under Internal Revenue Code Section 382 because of a significant ownership change resulting from the Company's acquisition of Safer, Inc. in January 1991. At September 30, 1996, the Company has approximately $986,000 of net operating loss carryforwards in Canada which expire between 1997 and 1999.

FISCAL YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1994

     Net Sales. Net sales declined by $432,656, or 3.0%, to $14,193,898 in fiscal 1995 compared to $14,626,554 in fiscal 1994. This overall decrease is the combined result of decreases in fertilizer and composting product sales which were partially offset by an increase in pesticide product sales. The increase in pesticide product sales was due primarily to increased sales of new or recently introduced products including Safer(R) Superfast(R) Brand Weed and Grass Killer and the Company's new aerosol pesticide product line. The decrease in fertilizer and composting product sales was partly caused by higher retail inventory carryover from the prior year.

     Gross Margin. Gross margins as a percent of sales decreased to 50.8% in fiscal 1995 compared to 52.6% in fiscal 1994. The decline in gross margin as a percent of sales was caused primarily by a change in product mix to a higher proportion of newer products and new promotional combination packs which carry a lower average gross margin and to increased raw material and packaging costs which the Company could not pass on to customers due to competitive pressures.

     Operating Expenses. In fiscal 1995, principally in the fourth quarter, the Company took a number of cost control measures including personnel reductions and other operating expense reductions.

     Distribution and warehousing expenses declined slightly to $1,886,770 in fiscal 1995 compared to $1,890,117 in fiscal 1994, but increased as a percentage of sales in fiscal 1995 to 13.3% compared to 12.9% in fiscal 1994. The increase as a percentage of sales in fiscal 1995 compared to fiscal 1994 was due primarily to a reduction in the average shipment size, which carries higher freight rates per pound shipped, and to the spread of fixed warehousing expenses over a lower sales base. Sales and marketing expenses increased $192,436 to $4,810,648 in fiscal 1995 compared to $4,618,212 in fiscal 1994 and increased as a percentage of sales to 33.9% compared to 31.6% for the same prior year periods. The increase in sales expenses was due largely to increased expenditures for package design services and merchandising materials. General and administrative expenses decreased 7% to $1,445,110 in fiscal 1995 compared to $1,558,998 in fiscal 1994. The decrease was due primarily to lower compensation expenses resulting from staff reductions and lower depreciation expense resulting from a substantial increase in the amount of fully depreciated equipment and furnishings. Research and development expenses decreased 19% to $981,495 in fiscal 1995 compared to $1,212,263 in fiscal 1994. The decrease was primarily due to lower compensation expenses resulting from staff reductions and to reduced administrative overhead. Amortization of intangible assets increased to $379,358 in fiscal 1995 compared to

$367,926 in fiscal 1994. The increase was due to the amortization of goodwill recorded as a result of the acquisition of the Oxygen Plus(R) product line in December 1994.

     Other income and expense. Interest income decreased $12,008, or 13%, to $83,030 in fiscal 1995 compared to $95,038 in fiscal 1993. The decrease in interest income resulted from lower average excess cash balances available for investment in fiscal 1995. Interest expense increased $32,057 to $66,690 in fiscal 1995 compared to $34,633 in fiscal 1994. The increase in interest expense was caused by higher average borrowings on the Company's seasonal line of credit and on higher average interest rates on borrowings. Net royalty income decreased to $106,352 in fiscal 1995 from $147,788 in fiscal 1994. The decrease in net royalty income was primarily caused by the addition of royalty expenses in fiscal 1995 which was paid by the Company in connection with the license of technology used in the Company's newly acquired water soluble fertilizer line. There was no license fee income in fiscal 1995 compared to one-time license fee income of $1,500,000 recognized in fiscal 1994.

QUARTERLY PERFORMANCE

     The following table sets forth a summary of quarterly results for the past two fiscal years in order to show the highly seasonal pattern of the Company's business and quarterly fluctuations in sales and earnings or losses. This information is derived from unaudited financial statements which contain all adjustments, consisting of normal recurring accruals, which the Company believes are necessary for a fair presentation.

                                                        FISCAL 1996                                 FISCAL 1995
                                                     THREE MONTHS ENDED                          THREE MONTHS ENDED
                                          ----------------------------------------    ----------------------------------------
                                          DEC 31     MAR 31     JUNE 30    SEPT 30    DEC 31     MAR 31     JUNE 30    SEPT 30
                                          ------     ------     -------    -------    ------     ------     -------    -------
                                                             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
Net sales.............................    $ 3,636    $ 5,613    $4,005     $1,419     $ 3,180    $ 5,584    $3,915     $ 1,515
Gross profit..........................      1,850      2,878     1,709        588       1,724      2,925     1,933         622
Operating expenses....................      1,921      2,383     1,619      1,448       2,225      2,910     2,487       1,882
Income (loss) before other income
  (expense)...........................        (71)       495        90       (860)       (501)        15      (554)     (1,260)
Other income (expense)................         19         12        14       (267)         83         16       (11)         39
Net income (loss).....................    $   (52)   $   507    $  104     $(1,127)   $  (418)   $    31    $ (565)     (1,221)
Income (loss) per share...............    $  (.00)   $   .05    $  .01     $ (.10)    $  (.04)   $   .00    $ (.05)    $  (.11)
Average common and common equivalent
  shares outstanding..................     10,922     10,923    10,931     10,922      10,827     10,928    10,922      10,922

LIQUIDITY AND CAPITAL RESOURCES

     Historically the Company's cash and working capital needs have been provided through public and private equity offerings as well as seasonal bank lines of credit.

     Each year the Company experiences an early season build up of accounts receivable which it normally funds with cash on hand and a revolving bank line of credit. Accounts receivable increase dramatically during the second and third quarter of each year which is the Company's peak selling season. Most of the Company's sales occur during this period and frequently are made with seasonal extended payment terms offered to customers under early season order programs common to the industry. Usually accounts receivable are highest, and bank line borrowings the greatest, around the middle to end of the third quarter of each fiscal year. In 1996, the Company's maximum borrowings were $3,405,417 from its bank line of credit compared to maximum borrowings of $3,123,902 in fiscal 1995. There were no line of credit borrowings outstanding at September 30, 1996.

     Normal seasonal build-up of raw material inventory begins in the fourth quarter of each year in preparation for production required to meet demand during the peak shipping season in February through April. Inventory purchases have been funded with cash from operations.

     In fiscal 1996, cash and cash equivalents increased $532,404 to $3,288,781 at September 30, 1996. The increase resulted primarily from cash provided by operating activities of $699,044, partially offset by cash used in investing activities of $158,506. The $699,044 provided by operating activities was primarily the result of decreased inventory and receivables of $502,224 and $205,861, respectively, and increased accrued expenses of $249,746, which was partially offset by cash used to fund the net operating loss of $568,119, less net non-cash expenses of $511,896, and a reduction in accounts payable of $194,464. Cash used in investing activities was primarily used to purchase property and equipment of $60,861 and to invest in patent and trademark applications and other intangible assets of $118,674, partially offset by proceeds from the sale of fixed assets of $20,849.

     In fiscal 1995, cash and cash equivalents decreased $2,091,246 to $2,756,377 at September 30, 1995. The decline resulted primarily from cash used in operating activities of $1,640,482, cash used in investing activities of $440,526 and cash used in financing activities of $2,063. The $1,640,482 used in operating activities was used primarily to fund the net loss of $2,173,104 and increases in inventory of $748,040, which was partially offset by decreases in accounts receivable and prepaid expenses of $313,494 and $90,174, respectively, and increases in accounts payable of $331,887. Cash used in investing activities was primarily used to acquire substantially all the assets of Plant Research Laboratories (see Item 1. Business, "Plant Research Laboratories"), to purchase property and equipment of $101,536 and to invest in patent and trademark applications and other intangible assets of $106,288. Cash used in financing activities resulted from final payments on capital lease obligations of $3,667 partially offset by cash of $1,604 received from the exercise of employee incentive stock options.

     On May 2, 1997, the Company secured a three-year $25 million credit facility from GE Capital Services. The credit facility is intended to be used to finance the Company's seasonal working capital needs (of approximately $3 to $5 million) and to provide financing for future acquisitions. The $25,000,000 credit facility replaced a $5,000,000 bank line of credit from a previous lender. There are no commitments for capital expenditures in fiscal 1997. The Company's bank line of credit agreement limits the Company to capital asset purchases of not more than $300,000 per year during the term of the credit agreement.

     The Company's line of credit contains certain provisions which require the Company to maintain certain minimum financial ratios based on net worth. In addition, there are prohibitions on payment of dividends and restrictions on the amount of fixed assets that may be purchased during a loan year.

EFFECTS OF INFLATION

     The Company believes that, during the periods discussed above, inflation has not had a material impact on the Company's business.

                                BUSINESS OF SRI

GENERAL

     SRI is a privately held Fort Valley, Georgia-based corporation which, through its wholly owned subsidiary, SureCo, manufactures and markets traditional liquid and granular pesticides. Its products are sold under a variety of proprietary and private label brand names to commercial and consumer markets throughout North America. Commercial pesticides are sold principally under the All Pro(R) brand to specialty agricultural, turf and ornamental and professional pest control distributors. Consumer products are sold into the consumer retail market principally under the Rigo/Black Leaf(R) brand as well as under various private label store-brands. SureCo also manufactures pesticidal products under contract packaging arrangements for other pesticide marketers.

RIGO ACQUISITION

     In April 1996, SRI acquired substantially all of the assets of the Rigo/Black Leaf consumer pesticide division of Wilbur-Ellis Company. The purchase price of approximately $4,177,000 consisted of the payment of $2,000,000 in cash and the issuance of a $2,177,000 promissory note to Wilbur-Ellis Company. The remaining unpaid balance on the promissory note, which is scheduled to be $1,000,000 in April 30, 1998, is expected to be fully paid at that time.

BANK LINE OF CREDIT

     SRI finances working capital needs of its business with an $8 million line of credit from Fremont Financial Corporation. The credit facility is scheduled to mature in April 1998 but renews automatically for another year thereafter unless canceled earlier by either party with proper notice.

SALES AND MARKETING

     SRI's products are marketed primarily through commercial and retail distribution channels using both a direct sales force as well as manufacturer's representatives. Commercial products are sold primarily to distributors of specialty agricultural and professional applicator products and represented approximately 40% of fiscal 1997 sales. Retail sales, representing approximately 36% of 1997 sales, are distributed principally to hardware cooperatives, home centers, mass merchants and specialty lawn and garden stores. In addition to manufacturing pesticides for its commercial and consumer products, SRI manufactures pesticides on a contract basis for other pesticide marketers which represented approximately 24% of sales. Total sales in fiscal 1997 were approximately $25 million.

DISTRIBUTION AND TRANSPORTATION

     SRI relies primarily on common carrier transportation, leased warehouse facilities and public warehouse services to distribute its products nationally.

COMPANY PRODUCT AREAS AND TECHNOLOGIES

     Products produced by SRI include liquids as well as dry granular and dust-based pesticides. SRI's traditional pesticides utilize technologies commonly available to pesticide formulators, such as Dursban(R) brand chlorpyrifos, Sevin(R) brand carbaryl, diazinon and malathion insect killers, plus a variety of weed and/or grass killers, fungicides and rodenticides.

MANUFACTURING

     SRI's products are substantially all manufactured at its 100,000 square foot manufacturing/warehousing facility located in Fort Valley, Georgia, which has capacity to store over one million pounds of bulk storage and in excess of 100,000 gallons of liquid tank storage.

GOVERNMENT REGULATION AND PRODUCT REGISTRATION

     Government regulation in the United States and other countries is a significant factor in the research, development, production and marketing of pesticides and, to a lesser extent, fertilizers. To develop and sell a pesticide product, federal and state product registration must be obtained for each pest and plant for which the product is used. In the United States, pesticides are regulated by the EPA under the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"), which requires extensive efficacy, toxicology and environmental testing to substantiate product performance and safety prior to registration. In addition, many states have additional registration requirements that go beyond FIFRA.

     Under FIFRA, field efficacy testing may be conducted on a small scale in certain instances. To conduct large-scale field tests, a company must obtain an experimental use permit, which generally requires satisfactory completion of certain toxicology and environmental studies. Initial EPA registration for a new pesticide may therefore be a lengthy and expensive process.

     SRI's activities are subject to regulation under various other federal and international laws, regulations and guidelines, and state and local regulatory requirements, including approvals prior to shipping the products into a country, state of locality for either experimental or commercial purposes. SRI currently maintains product registrations in all 50 states. Pesticides are highly regulated and SRI cannot predict the effect of future legislation and regulation on its operations.

     Some states have laws imposing liability on certain parties for the release of pesticides into the environment in a manner or in concentrations not permitted by law. Such liability could include, among other things, responsibility for cleaning up the damage resulting from such a release. In addition, the Comprehensive Environment Response, Compensation and Liability Act, commonly known as the federal Superfund law, imposes liability on certain parties for the release into the environment of hazardous substances, which might include fertilizers and pesticides under certain circumstances. The federal Superfund law has been interpreted to impose liability on a producer of pesticides for cleaning up environmental damage resulting from the release of its products into the environment during their manufacture.

COMPETITION

     SRI faces significant competition from numerous manufacturers and marketers in the pesticide industry, several of which significantly dominate their respective markets and many of which have substantially greater financial, technical, marketing and other resources than SRI. The principal competitive factors in SRI's markets are name recognition, price, efficacy, ease of application and health and environmental compatibility.

     The consumer pesticide industry is dominated by large competitors such as The Solaris Group (Ortho) and United Industries, Inc. (Spectracide). Additional competitors include Ringer Corporation (Dexol), Bonide, Inc., Dragon Corporation and a variety of other national and regional competitors. The commercial pesticide industry also has significant competitive pressure, including competitors basic in technology such as Dow Elanco, Agrevo and Novartis as well as formulators such as Prentiss Drug and Chemical and Microflo. In addition, companies basic in manufacturing such as HPI Products, Inc., The Andersons and Aerofil Industries compete with SRI for toll and contract packaging manufacturing.

PATENTS AND PROPRIETARY TECHNOLOGIES

     SRI does not own patents or proprietary technologies. Accordingly, SRI seeks to protect its product positioning through its trademarks, its formal and informal customer relationships and its product registrations. SRI has product registrations in all 50 states and maintains over 450 registrations. SRI acknowledges that there can be no assurances that its product positioning will provide sufficient competitive protection for its products and services.

EMPLOYEES

     SRI has approximately 75 full time employees. During seasonal production peaks SRI will normally employ an additional 25 to 50 people. None of the employees are covered by collective bargaining arrangements and SRI has experienced no work stoppages. SRI believes that its employee relations are good and it does not currently anticipate difficulties in attracting sufficient numbers of qualified employees.

DESCRIPTION OF PROPERTY

     SRI owns a 100,000 square foot manufacturing, warehousing and office facility in Fort Valley, Georgia, which is located in central Georgia approximately 100 miles south of Atlanta. Access to major transportation systems, including interstate highways and railways, is excellent.

     The real property on which the Fort Valley facility is located has been listed on the National Priorities List by the EPA. When the site was acquired in 1984, the predecessor owner acknowledged that the site had been impaired by environmental contaminants. The predecessor owner agreed to remediate the site and indemnify SRI from third party claims. Since the site acquisition, the predecessor owner has performed a significant amount of environmental remediation and has submitted a plan to the EPA for the remaining phases of cleanup. (See "THE MERGER AGREEMENT -- Consideration To Be Received by SRI Shareholders; Holdback Amounts.")

LEGAL PROCEEDINGS

     SRI is a party to a governmental action and to six legal proceedings in Superior Court of Fulton County, Georgia, brought by or on behalf of property owners in the area of SRI's Fort Valley, Georgia, manufacturing site, relating to contamination discovered on or near the site. Management of SRI believes that the contamination arose prior to the purchase of the plant site by SRI from an unaffiliated predecessor owner. The former owner has been cooperating with governmental authorities and has initiated remedial activities on the site. SRI management believes that the governmental and legal actions relating to the property should not result in loss to SRI. (See "Description of Property" above and "THE MERGER AGREEMENT -- Consideration To Be Received by SRI Shareholders; Holdback Amounts.")

     There is a pending products liability claim against SureCo, which SRI management believes will not have a material adverse effect on the business of SureCo.

        SRI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Financial amounts discussed below in the management discussion and analysis and presented in the selected consolidated financial data tables therein have been extracted from SRI's unaudited condensed consolidated financial statements for the nine months ended June 27, 1997 and June 28, 1996 included elsewhere in this Proxy Statement and from SRI's audited consolidated financial statements for fiscal years ended September 27, 1996 and September 29, 1995 also included elsewhere in this Proxy Statement.

                             SUMMARY FINANCIAL DATA
                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES
               NINE MONTHS ENDED JUNE 27, 1997 AND JUNE 28, 1996
                                    ($000'S)

                                                               NINE MONTHS ENDED
                                                              -------------------
                                                              JUNE 27,   JUNE 28,
                                                                1997       1996
                                                              --------   --------
Condensed Statements of Operations Information:
Net sales...................................................   $19,647    $15,691
Gross profit................................................     4,072      2,750
Selling, general and administrative expenses................     3,021      1,636
                                                               -------    -------
  Income from operations....................................     1,051      1,114
Other expense, net..........................................      (678)      (433)
                                                               -------    -------
  Income before taxes.......................................       373        681
Provision for income taxes..................................        77        234
                                                               -------    -------
Net income..................................................   $   296    $   447
                                                               =======    =======
Balance sheet data:
Current assets:
  Cash......................................................   $     8
  Trade accounts and notes receivable.......................     5,601
  Inventories...............................................     5,743
  Prepaid expenses and other current assets.................       525
                                                               -------
     Total current assets...................................    11,877
Property and equipment, net.................................     1,979
Other assets, net...........................................       563
                                                               -------
                                                               $14,419
                                                               =======
Current liabilities.........................................    12,519
Long-term debt..............................................     1,436
Deferred income taxes.......................................        48
Shareholders' Equity........................................       416
                                                               -------
                                                               $14,419
                                                               =======

RESULTS OF OPERATIONS

NINE MONTHS ENDED JUNE 27, 1997 AND JUNE 28, 1996

     Net Sales. Net sales for the nine months ended June 27, 1997 increased by $3,956,000, or 25%, to $19,647,000 from $15,691,000 for the same period ended
June 28, 1996. The increase was due primarily to additional sales provided as a result of the Rigo/Black Leaf acquisition in April 1996.

     Gross Margin. Gross margins as a percent of sales increased to 21% for the nine months ended June 30, 1997 compared to 17% for the same period ended June 28, 1996. The increase in gross margin as a percent of sales was the result of the addition of the Rigo/Black Leaf product lines in April 1996 which contribute higher average margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1,385,000, or 85%, to $3,021,000 for the nine months ended June 27, 1997 compared to $1,636,000 for the same period ended June 28, 1996. The increase was primarily due to compensation and overhead expenses associated with the addition of the sales and administrative employees hired in connection with the acquisition of the Rigo/Black Leaf business.

     Other expense. Other expense, consisting almost entirely of interest expense, increased $245,000 to $678,000 for the nine months ended June 27, 1997 compared to $433,000 for the same period ended June 28, 1996. The increase was due to additional interest expense associated with the debt incurred to partially finance the Rigo/Black Leaf acquisition.

LIQUIDITY AND CAPITAL RESOURCES

     SRI's operating and cash needs are highly seasonal. Inventories and receivables increase dramatically during the second and early third quarters. Most of SRI's cash flow from collection of receivables occurs during the third quarters of each year. SRI relies on a revolving line of credit to fund its cash and working capital needs during the seasonal business fluctuations.

     During 1996 SRI secured a $7,000,000 working capital facility with a commercial finance corporation which replaced SRI's previous $2,500,000 line discussed in the liquidity and capital resources section of Management's Discussion and Analysis for the years ended September 27, 1996 and September 29, 1995 and provided funding in the amount of $2,000,000 used to acquire Rigo/Black Leaf assets. Advances under the lines are limited to 80% of eligible trade accounts receivable and 60% of eligible inventories, with advances related to inventories limited to $2,600,000. Borrowings under the line bear interest at the commercial financial corporation's reference rate plus 2.25% (an effective interest rate of 10.5% at June 27, 1997), and are secured by accounts receivable, inventories, and certain intangible assets including product registrations and trademarks and are guaranteed by the shareholders of SRI. The line of credit is scheduled to mature in April 1998 but renews automatically for another year thereafter unless canceled earlier by either party with proper notice. Since the line of credit agreement is renewable until April 1999, outstanding borrowings under the lines of $5,763,000 are classified as a non-current liability at June 27, 1997.

     The line of credit includes covenants which limit management compensation increases, loans to shareholders or employees and annual capital expenditures. SRI was in compliance with the covenants for the nine months ended June 27, 1997.

     For the nine months ended June 27, 1997, cash increased slightly to $8,000 at June 27, 1997 from $3,000 at June 28, 1996. The change in cash reflects cash used in operating activities of $1,259,000, cash used in investing activities of $153,000 and cash provided by financing activities of $1,299,000. The $1,259,000 in cash used in operating activities was primarily used to fund seasonal increases in accounts receivable and inventory. The $153,000 used in investing activities was used for the purchase of property and equipment and the purchase of intangible assets. The $1,299,000 cash provided from financing activities was the result of borrowings of $1,846,000 against SRI's revolving line of credit and increases in borrowings from a shareholder, offset in part by payments of $906,000 on the SRI's long-term debt associated with the Rigo/Black Leaf acquisition.

EFFECTS OF INFLATION

     SRI believes that, during the periods discussed above, inflation has not had a material impact on the SRI's business.

                             SUMMARY FINANCIAL DATA
                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES
          FISCAL YEARS ENDED SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

                                                                      FISCAL YEARS ENDED
                                                                ------------------------------
                                                                SEPTEMBER 27,    SEPTEMBER 29,
                                                                    1996             1995
                                                                -------------    -------------
Condensed Statements of Operations Information:
Net sales...................................................     $20,791,647      $18,444,474
Gross profit................................................       3,693,916        2,328,427
Selling, general and administrative expenses................       2,612,536        1,666,023
                                                                 -----------      -----------
  Income from operations....................................       1,081,380          662,404
Other expense, net..........................................        (679,628)        (510,898)
                                                                 -----------      -----------
  Income before taxes and extraordinary item................         401,752          151,506
Provision for income taxes..................................         137,911           35,618
                                                                 -----------      -----------
  Income before extraordinary item..........................         263,841          115,888
Extraordinary item..........................................              --          (13,000)
                                                                 -----------      -----------
Net income..................................................     $   263,841      $   102,888
                                                                 ===========      ===========
Balance sheet information:
Current assets:
  Cash and cash equivalents.................................     $   119,820
  Trade accounts and notes receivable.......................       3,327,662
  Inventories...............................................       5,059,878
  Prepaid expenses and other current assets.................         513,257
                                                                 -----------
     Total current assets...................................       9,020,617
Property and equipment, net.................................       2,117,203
Other assets, net...........................................         679,551
                                                                 -----------
                                                                 $11,817,371
                                                                 ===========
Current liabilities.........................................     $ 5,390,050
Long-term debt..............................................       6,141,295
Deferred income taxes.......................................         165,748
Stockholders' Equity........................................         120,278
                                                                 -----------
                                                                 $11,817,371
                                                                 ===========

ACQUISITION ACTIVITIES

     In April 1996, SRI acquired the inventories, certain equipment and product registrations of the Rigo/Black Leaf consumer lawn and garden pesticide division of Wilbur-Ellis Company for a total purchase price of $4,177,072. The purchase price was allocated as follows: $3,827,013 to inventory, $119,092 to equipment and $230,967 to prepaid product registration costs, based upon book values (which approximated fair market values) at the acquisition date. The total purchase price for the assets consisted of a cash payment of $2,000,000 and SRI's note payable to the seller for $2,177,072. Included in the assets purchased were inventories (products, labels and packaging) used in connection with the seller's seed treatment products. The seller must repurchase, at SRI's cost, all such unused inventories at the earlier of the satisfaction of SRI's note payable to the seller, which is due April 30, 1998, or April 1999. The acquisition expanded SRI's business into the retail consumer lawn and garden pesticide markets in order to complement its traditional commercial pesticide business and its contract packaging manufacturing business, as well as to better utilize SRI's manufacturing capacity.

RESULTS OF OPERATIONS

FISCAL YEARS ENDED SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

     Net Sales. Net sales for the fiscal year ended September 27, 1996 increased by $2,347,143, or 12.7%, to $20,791,647 from $18,444,474 for the previous fiscal year ended September 29, 1995. The increase was due primarily to additional sales provided as a result of the Rigo/Black Leaf acquisition in April 1996.

     Gross Margin. Gross margins as a percent of sales increased to 17.8% in fiscal 1996 compared to 12.6% in fiscal 1995. The increase in gross margin as a percent of sales was the result of the addition of the Rigo/Black Leaf product lines in fiscal 1996 which contribute higher average margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $946,513, or 56.8%, to $2,612,536 for the fiscal year ended September 27, 1996 compared to $1,666,023 for the fiscal year ended September 29, 1995. The increase was primarily due to compensation and overhead expenses associated with the addition of the sales and administrative employees hired in connection with the acquisition of the Rigo/Black Leaf business.

     Other income and expense. Other income and expense, consisting almost entirely of interest expense, increased $168,730 to $679,628 for the fiscal year ended September 27, 1996 compared to $510,898 for the fiscal year ended September 29, 1995. The increase was due to additional interest expense associated with the debt incurred to partially finance the Rigo/Black Leaf acquisition.

LIQUIDITY AND CAPITAL RESOURCES

     SRI's business is very seasonal with most of the sales activity occurring in the second and third quarters. Inventory and receivables increase dramatically during this period with cash collections on receivable coming during the third quarter. SRI relies on a revolving line of credit to fund its cash and seasonal working capital needs. Seasonal increases in inventory and receivables are primarily funded through the line of credit.

     During 1995 SRI had a lines of credit with a commercial financial corporation totaling $2,500,000. Advances under the lines were limited to 85% of eligible trade accounts receivable and 40% of eligible inventories, with advances related to inventories limited to $500,000. Interest on borrowings under the line was at prime plus 2.25%, and the borrowings were secured by accounts receivable and inventories and guaranteed by the shareholders of SRI. Outstanding borrowings under the line were $2,324,859 at September 29, 1995. Subsequent to September 29, 1995, the line of credit was extended until October 2, 1996. Accordingly, outstanding borrowings under the line of credit are classified as a non-current liability in the accompanying consolidated balance sheet at September 29, 1995.

     During 1996 SRI arranged a new $7,000,000 working capital facility with another commercial finance corporation which replaced its $2,500,000 line discussed above and provided funding in the amount of $2,000,000 used to acquire Rigo/Black Leaf assets. Advances under the lines are limited to 80% of eligible trade accounts receivable and 60% of eligible inventories, with advances related to inventories limited to $2,600,000. Borrowings under the line bear interest at the commercial financial corporation's reference rate plus 2.25% (an effective interest rate of 10.5% at September 27, 1996), and are secured by accounts receivable, inventories, and certain intangible assets including product registrations and trademarks and are guaranteed by the shareholders of SRI. Since the line of credit agreement is not subject to review until May 1998, outstanding borrowings under the line of $3,917,464 are classified as a non-current liability at September 27, 1996.

     The line of credit includes covenants which limit management compensation increases, loans to shareholders or employees and annual capital expenditures and has restrictions on the payment of dividends. SRI was in compliance with the covenants for the year ended September 27, 1996. In fiscal 1996, cash increased $80,512 to $119,820 at September 27, 1996. The increase resulted primarily from cash provided by financing activities of $3,172,928 which was largely offset by cash used in operating activities of $2,521,828 and cash used in investing activities of $570,588. The $3,172,928 cash provided from financing activities was the result of proceeds of $2,177,072 from the issuance of long-term debt associated with the Rigo/Black Leaf acquisition, net borrowings of $1,592,605 against SRI's revolving line of credit and proceeds of $56,854 from a note payable to a stockholder, which was offset in part by payments on the long-term acquisition debt of $653,603. The $2,521,828 in cash used in operating activities was primarily the result of an increases in inventory of $2,995,294. The $570,588 used in investing activities was the result of $230,549 in purchases of property and equipment and $340,039 in purchases of other assets.

     In fiscal 1995, cash decreased $99,011 to $39,038 at September 29, 1995. The decline resulted primarily from cash used in operating activities of $1,018,699 and cash used in investing activities of $112,967, offset in part by cash provided by financing activities of $1,032,655. The $1,018,699 used in operating activities was used primarily to fund increases in accounts receivable of $1,970,225. Cash used in investing activities of $112,967 was primarily used to acquire property and equipment. Cash provided by financing activities of $1,032,655 resulted primarily from borrowings on SRI's line of credit.

EFFECTS OF INFLATION

     SRI believes that, during the periods discussed above, inflation has not had a material impact on SRI's business.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company at September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, included in this Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of SRI as of September 27, 1996, 1995 and September 29, 1995 and for each of the two years in the period ended September 27, 1996 included in this Proxy Statement have been audited by Smith & Howard, P.C., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company intended to be presented at the next annual meeting of shareholders would have to have been received by the Company for inclusion in the Company's proxy statement and form of proxy relating to the meeting no later than September 20, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission the "(Commission." Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington, D.C. address at prescribed rates. The Commission also maintains a Web site address, http://www.sec.gov. The Company's Common Stock is listed and traded on the Nasdaq National Market, and such reports, proxy statements and other information may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
RINGER CORPORATION
  AUDITED FINANCIAL STATEMENTS
     Independent Auditors' Report...........................     F-2
     Consolidated Balance Sheets as of September 30, 1996
      and 1995..............................................     F-3
     Consolidated Statements of Operations for the Years
      Ended September 30, 1996, 1995 and 1994...............     F-4
     Consolidated Statements of Stockholders' Equity
      (Deficit) for the Years Ended September 30, 1996, 1995
      and 1994..............................................     F-5
     Consolidated Statements of Cash Flows for the Years
      Ended September 30, 1996, 1995 and 1994...............     F-6
     Notes to Consolidated Financial Statements.............     F-7
  UNAUDITED FINANCIAL STATEMENTS
     Unaudited Condensed Consolidated Balance Sheets as of
      June 30, 1997.........................................    F-15
     Unaudited Condensed Consolidated Statements of
      Operations for the Nine Months Ended June 30, 1997 and
      1996..................................................    F-16
     Unaudited Condensed Consolidated Statements of Cash
      Flows for the Nine Months Ended June 30, 1997 and
      1996..................................................    F-17
     Notes to Unaudited Condensed Consolidated Financial
      Statements............................................    F-18
SOUTHERN RESOURCES, INC.
  AUDITED FINANCIAL STATEMENTS
     Independent Auditors' Report...........................    F-22
     Consolidated Balance Sheets as of September 27, 1996
      and September 29, 1995................................    F-23
     Consolidated Statement of Income and Retained Earnings
      for the Years Ended September 27, 1996 and September
      29, 1995..............................................    F-24
     Consolidated Statement of Cash Flows for the Years
      Ended September 27, 1996 and September 29, 1995.......    F-25
     Notes to Financial Statements..........................    F-26
  UNAUDITED FINANCIAL STATEMENTS
     Unaudited Condensed Consolidated Balance Sheet as of
      June 27, 1997.........................................    F-33
     Unaudited Condensed Consolidated Statements of
      Operations for the Nine Months Ended June 27, 1997 and
      June 28, 1996.........................................    F-34
     Unaudited Condensed Consolidated Statements of Cash
      Flows for the Nine Months Ended June 27, 1997 and June
      28, 1996..............................................    F-35
     Notes to Unaudited Condensed Consolidated Financial
      Statements............................................    F-36

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS AND STOCKHOLDERS
RINGER CORPORATION
BLOOMINGTON, MINNESOTA

     We have audited the accompanying consolidated balance sheets of Ringer Corporation and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ringer Corporation and subsidiary as of September 30, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
December 3, 1996 (December 12, 1996 as to Note 13)

                       RINGER CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                        SEPTEMBER 30,
                                                                ------------------------------
                                                                    1996              1995
                                                                    ----              ----
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................    $  3,288,781      $  2,756,377
  Trade accounts and notes receivable, less allowance for
     doubtful accounts of $126,000 and $208,000,
     respectively...........................................         992,198         1,200,352
  Inventories (Note 2)......................................       1,519,692         2,026,981
  Prepaid expenses..........................................         133,746           132,607
                                                                ------------      ------------
       Total current assets.................................       5,934,417         6,116,317
Property and Equipment, net (Note 3)........................         238,297           299,374
Intangible Assets, at cost, less accumulated amortization of
  $2,264,349 and $1,762,019, respectively (Note 1)..........       5,297,329         5,582,957
                                                                ------------      ------------
                                                                $ 11,470,043      $ 11,998,648
                                                                ============      ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................    $    651,546      $    847,733
  Accrued expenses:
     Co-op advertising......................................         319,691           302,925
     Other accrued expenses.................................         559,908           327,684
                                                                ------------      ------------
       Total current liabilities............................       1,531,145         1,478,342
Commitments and Contingencies (Note 5)
Stockholders' Equity (Note 6):
  Preferred stock, undesignated, par value $.01 per share,
     authorized 5,000,000 shares, no shares issued and
     outstanding Common stock, par value $.01 per share,
     authorized 25,000,000 shares, issued and outstanding
     10,921,930 shares......................................         109,219           109,219
  Additional paid-in capital................................      32,036,675        32,036,675
  Accumulated deficit.......................................     (22,067,276)      (21,499,157)
  Cumulative translation adjustment.........................        (139,720)         (126,431)
                                                                ------------      ------------
                                                                   9,938,898        10,520,306
                                                                ------------      ------------
                                                                $ 11,470,043      $ 11,998,648
                                                                ============      ============

                See notes to consolidated financial statements.

                       RINGER CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED SEPTEMBER 30,
                                                        ---------------------------------------
                                                           1996          1995          1994
                                                           ----          ----          ----
Net Sales.............................................  $14,672,784   $14,193,898   $14,626,554
Cost of Goods Sold....................................    7,647,293     6,990,175     6,933,995
                                                        -----------   -----------   -----------
  Gross Profit........................................    7,025,491     7,203,723     7,692,559
Operating Expenses:
  Distribution and warehousing........................    1,555,897     1,886,770     1,890,117
  Sales and marketing.................................    3,332,333     4,810,648     4,618,212
  General and administrative..........................    1,331,266     1,445,110     1,558,998
  Research and development............................      748,932       981,495     1,212,263
  Amortization of intangibles.........................      402,778       379,358       367,926
                                                        -----------   -----------   -----------
                                                          7,371,206     9,503,381     9,647,516
                                                        -----------   -----------   -----------
     Loss before other income (expense)...............     (345,715)   (2,299,658)   (1,954,957)
Other Income (Expense):
  Interest income.....................................       73,866        83,030        95,038
  Interest expense....................................      (68,250)      (66,690)      (34,633)
  Royalties, net (Note 5).............................       87,136       106,352       147,788
  License fee income (Note 10)........................                                1,500,000
  Other income (expense), net.........................       (2,385)        3,862         4,299
  Abandoned acquisition expenses (Note 13)............     (312,771)
                                                        -----------   -----------   -----------
                                                           (222,404)      126,554     1,712,492
                                                        -----------   -----------   -----------
Net Loss..............................................  $  (568,119)  $(2,173,104)  $  (242,465)
                                                        ===========   ===========   ===========
Net Loss Per Weighted Average Common Share............  $      (.05)  $      (.20)  $      (.02)
                                                        ===========   ===========   ===========
Weighted Average Common Shares Outstanding............   10,921,930    10,897,704    10,769,957
                                                        ===========   ===========   ===========

                See notes to consolidated financial statements.

                       RINGER CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 COMMON STOCK
                             ---------------------   ADDITIONAL                   CUMULATIVE
                               NUMBER                  PAID-IN     ACCUMULATED    TRANSLATION
                             OF SHARES     AMOUNT      CAPITAL       DEFICIT      ADJUSTMENT       TOTAL
                             ---------     ------    ----------    -----------    -----------      -----
Balance at September 30,
  1993.....................  10,716,112.. $107,161   $31,693,650   $(19,083,588)   $(122,517)   $12,594,706
  Issuance of common stock
     upon exercise of stock
     options...............      64,901        649       130,330                                    130,979
  Issuance of common stock
     as non-cash
     compensation to
     officer (Note 11).....       5,000         50        11,825                                     11,875
  Foreign currency
     translation
     adjustments...........                                                           (9,102)        (9,102)
  Net loss.................                                            (242,465)                   (242,465)
                             ----------   --------   -----------   ------------    ---------    -----------
Balance at September 30,
  1994.....................  10,786,013    107,860    31,835,805    (19,326,053)    (131,619)    12,485,993
  Issuance of common stock
     in connection with the
     purchase of Oxygen
     Plus..................     125,000      1,250       186,250                                    187,500
  Issuance of common stock
     upon exercise of stock
     options...............         917          9         1,595                                      1,604
  Issuance of common stock
     as non-cash
     compensation to
     officer (Note 11).....      10,000        100        13,025                                     13,125
  Foreign currency
     translation
     adjustments...........                                                            5,188          5,188
  Net loss.................                                          (2,173,104)                 (2,173,104)
                             ----------   --------   -----------   ------------    ---------    -----------
Balance at September 30,
  1995.....................  10,921,930    109,219    32,036,675    (21,499,157)    (126,431)    10,520,306
Foreign currency
  translation
  adjustments..............                                                          (13,289)       (13,289)
  Net loss.................                                            (568,119)                   (568,119)
                             ----------   --------   -----------   ------------    ---------    -----------
Balance at September 30,
  1996.....................  10,921,930.. $109,219   $32,036,675   $(22,067,276)   $(139,720)   $ 9,938,898
                             ==========   ========   ===========   ============    =========    ===========

                See notes to consolidated financial statements.

                       RINGER CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 11)

                                                                  YEAR ENDED SEPTEMBER 30,
                                                          -----------------------------------------
                                                             1996           1995           1994
                                                             ----           ----           ----
Cash Flows from Operating Activities:
  Net loss............................................    $  (568,119)   $(2,173,104)   $  (242,465)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization....................        514,940        519,928        652,813
     Write-off of intangible assets...................          1,312         42,564         15,216
     Stock issued as compensation for services........                        13,125         11,875
     Income from investment in joint venture..........         (4,356)                       (9,198)
     Gain on sale of property and equipment...........        (11,449)        (5,786)        (7,150)
     (Increase) decrease in assets:
       Trade accounts receivable......................        205,861        313,494       (174,867)
       Inventories....................................        502,224       (748,040)       490,123
       Prepaid expenses...............................          3,349         90,174        114,945
     Increase (decrease) in liabilities:
       Accounts payable...............................       (194,464)       331,887       (336,325)
       Accrued expenses...............................        249,746        (24,724)      (928,067)
                                                          -----------    -----------    -----------
          Net cash provided by (used in) operating
            activities................................        699,044     (1,640,482)      (413,100)
Cash Flows from Investing Activities:
  Purchase of property and equipment..................        (60,681)      (101,536)      (102,302)
  Purchase of intangible assets.......................       (118,674)      (106,288)      (198,388)
  Proceeds from sale of property and equipment........         20,849         24,958          8,590
  Net cash paid relating to acquisition of Oxygen
     Plus.............................................                      (257,660)
                                                          -----------    -----------    -----------
          Net cash used in investing activities.......       (158,506)      (440,526)      (292,100)
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock..............                         1,604        130,979
  Principal payments on capital lease obligations.....                        (3,667)       (13,016)
                                                          -----------    -----------    -----------
          Net cash (used in) provided by financing
            activities................................              0         (2,063)       117,963
Effect of exchange rate changes on cash...............         (8,134)        (8,175)        13,335
                                                          -----------    -----------    -----------
Increase (decrease) in cash and cash equivalents......        532,404     (2,091,246)      (573,902)
Cash and Cash Equivalents:
  Beginning of Year...................................      2,756,377      4,847,623      5,421,525
                                                          -----------    -----------    -----------
  End of Year.........................................    $ 3,288,781    $ 2,756,377    $ 4,847,623
                                                          ===========    ===========    ===========

                See notes to consolidated financial statements.

                       RINGER CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business -- The Company develops and markets a broad line of environmentally-oriented turf, lawn and garden treatments to consumer and specialty professional markets. The Company's product lines include microbially-driven fertilizers and biological and botanical pest controls which are offered as products of choice over traditional chemical fertilizers and pesticides. The Company also offers a line of composting products.

     Principles of consolidation -- The consolidated financial statements include the accounts of Ringer Corporation and Safer, Inc., its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated.

     Revenue recognition -- The Company recognizes revenue on the date of shipment for sales other than "bill and hold" sales. Revenue on infrequent "bill and hold" sales is recognized at the time that title and risk of ownership passes to purchaser.

     Translation of foreign financial statements -- The Company's foreign operations are translated from functional foreign currency to U.S. dollars. Assets and liabilities are translated at year end rates of exchange and the statements of operations are translated at the average rates of exchange for the applicable reporting years. Gains and losses resulting from translating foreign currency financial statements are not included in operations but are accumulated as a separate component of stockholders' equity.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property and equipment -- Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to ten years.

     Acquisition of the assets of Plant Research Laboratories -- On December 1, 1994, the Company issued 125,000 shares of its common stock with a fair market value of $187,500 at December 1, 1994 and paid cash of $257,660 to acquire substantially all of the assets of Plant Research Laboratories ("PRL"), a California based developer and marketer of water soluble fertilizers for the indoor houseplant and outdoor lawn and garden markets. The acquisition was accounted for using the purchase method using a combination of cash and the issuance of common stock. The products, marketed under the Oxygen Plus(R) brand name, have been previously sold by PRL primarily in the western United States. The historical annual sales of Oxygen Plus were less than one million dollars. The pro forma impact on net loss and net loss per share is immaterial.

     Intangible assets and evaluation of potential impairment -- Intangible assets consist primarily of goodwill which represents the purchase price and related acquisition costs in excess of the fair value of identifiable assets acquired. Other intangible assets include patents and trademarks. Intangible assets are amortized on a straight-line basis over estimated lives of five to twenty years. The Company regularly evaluates its intangible assets for potential permanent impairment. Such evaluations take into consideration anticipated future operating results and cash flows on an undiscounted basis. Anticipated future operating results and cash flows are estimated based on current product sales trends, expected sales from related products in development, general market trends and other market and business circumstances. If an impairment loss exists, the amount of the loss would be based on the difference between the carrying value of the assets and the discounted future cash flows expected to be generated from the asset.

     Concentration of credit risks -- The percentage of consolidated net sales in fiscal 1996 to U.S. retail and commercial markets totaled 79.3% and 4.4%, respectively. The percentage of consolidated net sales in fiscal 1995 to U.S. retail and commercial markets totaled 81.0% and 5.1%, respectively. The remaining percentage of consolidated net sales in fiscal 1996 and 1995 of 16.3% and 13.9%, respectively, represent foreign sales, primarily in Canada. In fiscal 1996 and 1995, sales to one U.S. retail customer accounted for 15.3% and 14.5%, respectively, of consolidated net sales while sales during the same periods to one distributor that resells to retailers accounted for 14.8% and 12.4%, respectively, of consolidated net sales.

     Cash and cash equivalents -- Cash and cash equivalents include cash on hand and in banks and money market funds with maturities of three months or less when acquired.

     Fair value of financial instruments -- The Financial Accounting Standards Board has issued two Financial Accounting Standards ("FAS") related to disclosures about the fair value of financial instruments. FAS 107 and 119 are effective for the fiscal year ended September 30, 1996. The estimated fair values of financial instruments approximate their carrying amounts in the consolidated balance sheets.

     Income taxes -- The Company accounts for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Statement requires recognition of deferred assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

     Loss per share -- Loss per common share is computed using the weighted average number of shares outstanding during each period. Common stock equivalents, consisting of options and warrants, have been excluded from the computation because their effect is antidilutive.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Change in estimates -- Fiscal 1996 includes the reversal of approximately $198,000 in estimated co-op advertising expenses, which were accrued in fiscal 1995, resulting from a change in estimate based on actual utilization of co-op advertising allowances. Fiscal 1994 includes a reversal of approximately $195,000 in estimated co-op advertising expenses which were accrued in fiscal 1993 and a reversal of approximately $100,000 in estimated legal and contingency expenses accrued in prior years.

2. INVENTORIES

     Inventory consists of the following:

                                                             SEPTEMBER 30,
                                                        -----------------------
                                                           1996         1995
                                                           ----         ----
Raw materials.........................................  $  726,099   $1,172,967
Finished goods........................................     793,593      854,014
                                                        ----------   ----------
                                                        $1,519,692   $2,026,981
                                                        ==========   ==========

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            SEPTEMBER 30,
                                                      -------------------------
                                                         1996          1995
                                                         ----          ----
Office furniture and equipment......................  $   791,464   $ 1,042,375
Machinery and equipment.............................      786,442       903,667
Leasehold improvements..............................        8,091        89,223
Transportation equipment............................        6,400        24,560
                                                      -----------   -----------
                                                        1,592,397     2,059,825
Less accumulated depreciation.......................   (1,354,100)   (1,760,451)
                                                      -----------   -----------
                                                      $   238,297   $   299,374
                                                      ===========   ===========

4. LINE OF CREDIT

     The Company has a revolving bank line of credit agreement that expires October 31, 1997. Under the agreement, as amended, available borrowings under this line are secured by substantially all of the assets of the Company and its subsidiary and are limited to the lesser of $5,000,000 or a borrowing base of 70% of eligible receivables, as defined in the credit agreement. Interest is at prime plus 1 3/4% (10.0% at September 30, 1996). The Company is required to pay a commitment fee of 1/2% on any unused portion of the line in addition to credit management fees of $3,000 per month over the term of the agreement. Management believes that this line of credit will meet the Company's seasonal working capital requirements for fiscal 1997. There are no outstanding borrowings under the line of credit as of September 30, 1996.

     The Company's line of credit contains certain provisions which require the Company to maintain certain minimum financial ratios based on net worth. In addition, there are prohibitions on payment of dividends and restrictions on the amount of fixed assets that may be purchased during a loan year.

5. COMMITMENTS AND CONTINGENCIES

     Leases -- The Company leases office and warehouse space and various vehicles and equipment under noncancelable operating leases. In addition to minimum lease payments, these leases require the Company to pay its proportionate share of real estate taxes, special assessments and maintenance costs. The lease on the Company's corporate offices expires in September 1999. The lease on the Company's warehouse facility expires in December 2001. The Company is also required to carry liability insurance on the premises.

     Costs incurred under operating leases are recorded as rent expense and totaled $220,176, $290,343 and $313,381 for the years ended September 30, 1996, 1995 and 1994, respectively.

     The future minimum lease payments due under operating at September 30, 1996 leases are as follows:

                                                                OPERATING
                                                                 LEASES
                                                                ---------
Year ending September 30:
  1997......................................................    $151,024
  1998......................................................     160,536
  1999......................................................     159,206
  2000......................................................     116,359
  2001......................................................     116,240
Thereafter..................................................      29,060
                                                                --------
Total minimum obligation....................................    $732,425
                                                                ========

     Royalty agreements -- The Company has paid royalties for the use of technologies licensed under two agreements entered into in connection with the acquisition of a water soluble fertilizer product line on December 1, 1994. The licenses calls for royalty payments of from 2% to 5% of the net selling price of applicable water soluble fertilizers. Payments under the agreements terminate in 1999 and 2011. Royalty expense incurred under these agreements totaled $18,197 and $23,786 for the years ended September 30, 1996 and 1995, respectively.

     Royalty income of $105,333, $130,138 and $147,788 for the fiscal years ended September 30, 1996, 1995 and 1994, respectively, was generated by the Company through licensing pesticide technologies to certain foreign and commercial pesticide distributors for a royalty fee.

CONTINGENCIES

     The Company has a Contingency Retention Plan which provides for payment to certain key employees of the Company, including all of the officers, of a lump sum termination benefit plus continuation of life insurance, health insurance and dental benefits for a period of time in the event the employment of such employees is terminated within two years after a "change of control," as defined. The amount of the lump sum termination benefit varies from the equivalent of three months to two years of salary and bonus at the time of termination. The period during which health and welfare benefits continue after termination varies from three months to two years, but is terminated if the employee obtains other employment with similar benefits. The Contingency Retention Plan continues in effect unless terminated, prior to a change in control, by a resolution approved by at least two-thirds of the Board of Directors.

6. SHAREHOLDERS' EQUITY

     Preferred stock -- The Board of Directors of the Company is authorized to issue preferred stock or other senior equity securities in one or more series, and with certain limitations, to determine preferences as to dividends, liquidation, conversion and redemption.

     Stock warrants -- As of September 30, 1996, a total of 1,000 shares of common stock were reserved for currently exercisable outstanding warrants described below.

                    EXPIRATION                         WARRANT SHARES      EXERCISE PRICE
                    ----------                         --------------      --------------
September 20, 1998.................................        1,000               $2.00

     1986 Employee Incentive Stock Option Plan -- The 1986 Employee Incentive Stock Option Plan terminated according to its terms on September 17, 1996. After this date no further stock options may be granted under the Plan although previously granted options remain outstanding and exercisable under the terms of each option. At termination of the Plan, the Company had reserved a total of 833,068 shares of common stock for issuance upon the exercise of outstanding options previously granted under the Plan.

     Under the terms of the 1986 Employee Incentive Stock Option plan, options to purchase shares of the Company's common stock were granted at a price not less than 100% of the fair market value of the stock at the date of grant. Options have a vesting period of from three to five years and expire ten years from the date of grant. Options become fully vested upon the occurrence of a change in control, as defined. Activity under the plan is as follows:

                                                                                      AVERAGE
                                                                                   EXERCISE PRICE
                                                                OPTION SHARES        PER SHARE
                                                                -------------      --------------
Balance, September 30, 1993 (at $1.88 to $2.70 per share)...       445,855             $2.28
  Granted...................................................       139,650              2.34
  Canceled..................................................       (32,160)             2.41
  Exercised.................................................       (64,901)             2.02
                                                                  --------
Balance, September 30, 1994 (at $1.75 to $3.25 per share)...       488,444              2.32
  Granted...................................................       512,050              1.98
  Canceled..................................................      (132,247)             2.34
  Exercised.................................................          (917)             1.75
                                                                  --------
Balance, September 30, 1995 (at $1.75 to $2.70 per share)...       867,330              2.13
  Granted...................................................        28,500              1.58
  Canceled..................................................       (62,762)             1.98
                                                                  --------
Balance, September 30, 1996 (at $1.50 to $2.70 per share)...       833,068             $2.11
                                                                  ========
Exercisable, September 30, 1996.............................       465,875             $2.20
                                                                  ========

     Stock Option Plan for Non-Employee Directors -- The Company has reserved 200,000 shares of the Company's common stock for issuance upon the exercise of stock options granted under the Stock Option Plan for Non-Employee Directors.

     Under provisions of the Plan, non-employee directors are granted, upon election or appointment as a director of the Company, options for the purchase of 10,000 shares of the Company's common stock. In addition, non-employee directors receive, on the first day of each fiscal year while the director remains in office, options to purchase 5,000 shares of the Company's common stock. The exercise price of options granted under the Plan is 100% of the fair market value of the Company's common stock on the date of grant. Options are immediately exercisable in full and may be exercised within five years of the date of grant. Activity under the plan is as follows:

                                                                           AVERAGE
                                                                           EXERCISE
                                                             OPTION         PRICE
                                                             SHARES       PER SHARE
                                                             ------       ---------
Balance, September 30, 1993..............................     20,000        $1.81
Granted..................................................     35,000         2.13
                                                             -------
Balance, September 30, 1994..............................     55,000         2.01
Granted..................................................     30,000         2.13
                                                             -------
Balance, September 30, 1995..............................     85,000         2.05
Granted..................................................     30,000         2.13
                                                             -------
Balance, September 30, 1996..............................    115,000        $2.07
                                                             =======

     Recent Accounting Pronouncement -- The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 123, " Accounting for Stock-Based Compensation." This Statement requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

     Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements the pro forma net income and net income per common and common equivalent share as if the Company had applied the new method of accounting.

     The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new standard will have on net income and income per common and common equivalent share, should it elect to make such a change. Adoption of the new standard, if elected, will have no effect on cash flow.

7. PROFIT SHARING PLAN

     The Company has a defined contribution plan which conforms to IRS provisions for 401(k) plans. Employees are eligible to participate in the plan providing they have attained the age of twenty-one and have completed thirty days of service. Participants may contribute up to 10% of their earnings. The Company can also make matching contributions, as determined by the Board of Directors. The Company may also make discretionary profit sharing contributions to the Plan as determined by the Board of Directors. The Company made employer 401(k) matching contributions of $37,607, none and $41,927 for the years ended September 30, 1996, 1995 and 1994, respectively. There were no employer discretionary profit sharing contributions for the years ended September 30, 1996, 1995 and 1994.

8. INCOME TAXES

     The Company accounts for income taxes as required by Statement of Financial Standards No. 109, "Accounting for Income Taxes". The Statement requires recognition of deferred assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Net deferred tax assets have been offset by valuation allowances for the years ended September 30, 1996, 1995 and 1994 because it is more likely than not that the tax benefits could not be carried back or realized in future years.

     Net deferred tax assets at September 30 are comprised of the following:

                                                                   1996             1995
                                                                   ----             ----
Current:
  Prepaid expenses..........................................    $    (9,000)     $   (16,000)
  Accrued expenses..........................................        185,000          128,000
  Reserves for doubtful accounts............................         50,000           82,000
  Inventory valuation reserves..............................         55,000          124,000
  Expenses capitalized to inventory for tax purposes........        274,000          329,000
  Sales returns and allowance reserves......................         69,000           69,000
  Less valuation allowance..................................       (624,000)        (716,000)
                                                                -----------      -----------
                                                                $       -0-      $       -0-
                                                                ===========      ===========
Noncurrent:
  Excess of tax over book depreciation......................    $   (11,000)     $   (26,000)
  Packaging design costs....................................        152,000
  U.S. net operating loss carryforwards.....................      8,398,000        8,623,000
  Foreign net operating loss carryforwards..................        394,000          298,000
  U.S. and foreign tax credit carryforwards.................        704,000          706,000
  Less valuation allowances.................................     (9,637,000)      (9,601,000)
                                                                -----------      -----------
                                                                $       -0-      $       -0-
                                                                ===========      ===========

     At September 30, 1996, the Company has approximately $23,200,000 in combined U.S. net operating loss carryforwards for federal income tax purposes. These loss carryforwards expire between 1997 and 2011. Of the total, approximately $3,600,000 are U.S. net operating loss carryforwards of Safer, Inc., the Company's wholly owned subsidiary.

     The use of the unexpired net operating loss carryforwards of Ringer which were generated prior to September 30, 1990, totaling approximately $10,900,000 as of September 30, 1996, are limited to $2,025,000 in any one year under Internal Revenue Code Section 382 because of a significant ownership change resulting from the Company's initial public offering. The use of net operating loss carryforwards of Ringer generated after the ownership change are not limited.

     The use of the net operating losses of Safer, Inc. are limited to approximately $700,000 in any one year under Internal Revenue Code Section 382 because of a significant ownership change resulting from the Company's acquisition of Safer, Inc. in January 1991.

     At September 30, 1996, the Company has approximately $986,000 net operating loss carryforwards in Canada which expire between 1997 and 2002.

10. LICENSE FEE INCOME

     During the fiscal year ended September 30, 1994, the Company recognized $1,500,000 in one-time license fee income as a result of entering into a license agreement with a major chemical company. The Company does not expect to receive any further payments as a result of entering into this license agreement.

11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     The Company paid and received cash for the following items:

                                                        YEAR ENDED SEPTEMBER 30,
                                                    ---------------------------------
                                                     1996         1995         1994
                                                     ----         ----         ----
Interest paid...................................    $68,106      $66,690      $34,633
Interest received...............................     69,908       82,064       92,582

     Investing and financing transactions not affecting cash during the years ended September 30, 1996, 1995 and 1994 are described below:

     - In 1995, the Company issued 125,000 shares of its common stock as a portion of the total consideration paid for the acquisition of substantially all of the assets of Plant Research Laboratories. In connection with this issuance of common stock, the Company recorded $187,500 to common stock and additional paid-in capital, which represented the fair market value of the common stock on the date of issuance. Additional acquisition costs included $257,660 in cash consideration and direct acquisition expenses.

     - In 1995, the Company issued 10,000 shares of restricted common stock to an officer in lieu of cash compensation and recorded a $13,125 increase to compensation expense and to common stock and additional paid-in capital which was the fair market value of the restricted stock on the date of issuance.

     - In 1994, the Company issued 5,000 shares of restricted common stock to an officer in lieu of cash compensation and recorded an $11,875 increase to compensation expense and to common stock and additional paid-in capital which was the fair market value of the restricted stock on the date of issuance.

12. FOREIGN OPERATIONS

     International sales activity, consisting of sales outside the United States, primarily in Canada, accounted for approximately 16%, 14% and 11% of total sales for the years ended September 30, 1996, 1995 and 1994, respectively. A reconciliation of fiscal 1996, 1995 and 1994 domestic and foreign activity for net sales, net income (loss) and identifiable assets is as follows:

                                                            DOMESTIC       FOREIGN         TOTAL
                                                            --------       -------         -----
FISCAL 1996:
  Net Sales............................................    $12,274,927    $2,397,857    $14,672,784
  Net Income (Loss)....................................       (743,106)      174,987       (568,119)
  Identifiable Assets..................................    $10,488,502    $  981,541    $11,470,043

                                                            DOMESTIC       FOREIGN         TOTAL
                                                            --------       -------         -----
FISCAL 1995:
  Net Sales............................................    $12,223,014    $1,970,884    $14,193,898
  Net Income (Loss)....................................     (2,231,595)       58,491     (2,173,104)
  Identifiable Assets..................................    $10,621,910    $1,376,738    $11,998,648

                                                            DOMESTIC       FOREIGN         TOTAL
                                                            --------       -------         -----
FISCAL 1994:
  Net Sales............................................    $12,955,530    $1,671,024    $14,626,554
  Net Income (Loss)....................................       (292,779)       50,314       (242,465)
  Identifiable Assets..................................    $12,594,523    $1,044,267    $13,638,790

13. SUBSEQUENT EVENT

     On May 30, 1996, the Company entered into a letter of intent to acquire all outstanding stock of The Chas. H. Lilly Company ("Lilly"), a Portland based developer and marketer of lawn and garden fertilizers, pesticides and packet seeds. On December 12, 1996, the Company announced that it elected to discontinue efforts to acquire Lilly. Accordingly, the costs associated with this acquisition attempt, which amounted to $312,771, have been charged to expense in the accompanying fiscal 1996 Consolidated Statement of Operations and is included in other expense.

                               RINGER CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                JUNE 30,
                                                                  1997
                                                                --------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  1,614,248
  Accounts receivable.......................................     4,353,565
  Inventories...............................................     3,530,162
  Prepaid assets............................................       245,391
                                                              ------------
     Total current assets...................................     9,743,366
Property and equipment (net)................................       415,396
Intangible assets (net).....................................     6,892,376
                                                              ------------
     Total assets...........................................  $ 17,051,138
                                                              ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  2,284,118
  Accrued expenses..........................................     1,525,164
  Current portion of long-term debt.........................        19,200
                                                              ------------
     Total current liabilities..............................     3,828,482
Long-Term Debt..............................................     1,451,400
Shareholders' Equity:
  Common Stock, par value $.01 per share, authorized
     25,000,000 shares, issued and outstanding 12,181,270
     and 10,921,930 shares, respectively....................       121,813
  Additional paid-in capital................................    33,683,587
  Accumulated deficit.......................................   (21,877,054)
  Cumulative translation adjustment.........................      (157,090)
                                                              ------------
     Total shareholders' equity.............................    11,771,256
                                                              ------------
     Total liabilities and shareholders' equity.............  $ 17,051,138
                                                              ============

           See notes to condensed consolidated financial statements.

                               RINGER CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1997          1996
                                                                 ----          ----
Net Sales...................................................  $15,677,890   $13,254,257
Cost of Sales...............................................    8,217,980     6,817,465
                                                              -----------   -----------
  Gross Profit..............................................    7,459,910     6,436,792
Operating Expenses:
  Distribution..............................................    1,701,937     1,317,184
  Sales & Marketing.........................................    3,231,743     2,705,452
  General & Administration..................................    1,200,759     1,008,840
  Research & Development....................................      772,168       589,279
  Amortization of Intangibles...............................      328,962       301,752
                                                              -----------   -----------
                                                                7,235,569     5,922,507
                                                              -----------   -----------
     Income Before Other Income.............................      224,341       514,285
Other Income (Expense), Net.................................      (34,119)       45,038
                                                              -----------   -----------
Income Before Income Taxes..................................      190,222       559,323
Income Taxes................................................           --            --
                                                              -----------   -----------
Net Income..................................................  $   190,222   $   559,323
                                                              ===========   ===========
Net income per common and common equivalent share...........  $       .02   $       .05
                                                              ===========   ===========
Weighted average common and common equivalent shares
  outstanding...............................................   11,343,695    10,925,191
                                                              ===========   ===========

           See notes to condensed consolidated financial statements.

                               RINGER CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                     NINE MONTHS ENDED
                                                                          JUNE 30,
                                                                ----------------------------
                                                                   1997             1996
                                                                   ----             ----
Cash Flows from Operating Activities:
  Net income................................................    $   190,222      $   559,323
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..........................        454,214          386,646
     Loss on disposal of intangible assets..................         76,085           17,331
     (Gain) loss on disposal of assets......................          1,529          (15,148)
  (Increase) decrease in assets:
     Trade accounts and notes receivable....................     (1,528,376)      (1,701,088)
     Inventories............................................        264,797          236,187
     Prepaid expenses.......................................       (211,902)           2,366
     Increase (decrease) in liabilities:
     Accounts payable.......................................     (1,140,269)          31,668
     Accrued expenses.......................................        201,492          228,855
                                                                -----------      -----------
       Net cash used in operating activities................     (1,692,208)        (253,860)
Cash Flows from Investing Activities:
  Purchase of property and equipment........................        (76,348)         (40,095)
  Proceeds from sales of equipment..........................          7,389           24,548
  Purchase of intangible assets.............................        (33,605)         (99,074)
                                                                -----------      -----------
       Net cash used in investing activities................       (102,564)        (114,621)
Cash Flows from Financing Activities:
  Cash received in Dexol acquisition........................        124,073
  Principal payments on long-term debt......................         (6,400)
                                                                -----------      -----------
  Net cash received from financing activities...............        117,673                0
Effect of exchange rate changes on cash.....................          2,566           (6,534)
                                                                -----------      -----------
       Decrease in cash and cash equivalents................     (1,674,533)        (375,015)
Cash and Cash Equivalents:
  Beginning of Period.......................................      3,288,781        2,756,377
                                                                -----------      -----------
  End of Period.............................................    $ 1,614,248      $ 2,381,362
                                                                ===========      ===========

           See notes to condensed consolidated financial statements.

                               RINGER CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE NINE MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. They should be read in conjunction with the annual financial statements included elsewhere in this Proxy Statement for the year ended September 30, 1996. In the opinion of management, the interim financial statements include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the results for the interim periods presented. Operating results through the third quarter of fiscal 1997 are not necessarily indicative of the operating results for the year ending September 30, 1997.

     Net income per share is calculated using the weighted average common and common equivalent shares outstanding. Common equivalents consist of stock options and warrants.

NOTE 2. ACQUISITION

     In March 1997, the Company completed the acquisition of substantially all of the assets of Dexol Industries, Inc., a California based manufacturer and marketer of home and garden pesticides sold under the Dexol(R) and various private label brand names, for an aggregate purchase price of $3,012,790, plus a contingent performance based earnout valued at up to $455,000, payable in shares of the Company's restricted common stock (the "Dexol acquisition"). The purchase price was comprised of the issuance of 1,059,340 shares of the Company's restricted common stock valued at $1,397,005, the issuance of a promissory note to Dexol Industries, Inc. with a principal amount of $1,477,000 bearing simple interest at an annual rate of prime plus 3/4% and estimated transaction costs of $138,785.

     The Dexol acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The excess of purchase price over estimated fair market value of net assets acquired ("goodwill") of approximately $1,685,000 is being amortized on a straight-line basis over twenty years. Since the acquisition, the Company has operated the acquired business as its Dexol division and has continued marketing Dexol products. Dexol division operations are included in the Company's consolidated statements of operations from the effective date of the acquisition of March 1, 1997.

     The following table sets forth unaudited proforma sales, loss before taxes, loss and loss per share for the Company as if the Ringer Corporation and Dexol businesses had been combined at the beginning of the periods shown. This pro forma financial information is provided for illustrative purposes only. It is not necessarily indicative of actual operating results that would have occurred had the acquisition been in effect for the periods presented and is not necessarily indicative of results which may be obtained in the future.

                                                       NINE MONTHS ENDED JUNE 30,
                                                      -----------------------------
                                                         1997              1996
                                                         ----              ----
Net Sales.........................................    $18,650,584       $25,175,851
Loss before taxes.................................       (424,978)          (17,845)
Loss..............................................       (424,978)          (17,845)
Loss per share....................................    $      (.04)      $      (.00)

NOTE 3.

     Sales of the Company's products are generally greater in the second and third fiscal quarters due to seasonal factors.

NOTE 4.

     All comparative data reflect application of consistent accounting principles and contain no prior period adjustments.

NOTE 5. INVENTORIES

     Inventory consists of the following:

                                                           JUNE 30,     SEPTEMBER 30,
                                                             1997           1996
                                                           --------     -------------
Raw Materials.........................................    $2,161,841     $  726,099
Finished Goods........................................     1,368,321        793,593
                                                          ----------     ----------
                                                          $3,530,162     $1,519,692
                                                          ==========     ==========

NOTE 6. LONG-TERM DEBT

                                                           JUNE 30,
                                                             1997
                                                           --------
Installment promissory note...........................    $1,470,600
Less current portion..................................        19,200
                                                          ----------
                                                          $1,451,400
                                                          ==========

NOTE 7. BANK LINE OF CREDIT

     On May 2, 1997, the Company secured a three-year $25 million credit facility from GE Capital Services. The credit facility is intended to be used to finance the Company's seasonal working capital needs (of approximately $3 to $5 million) and to provide financing for future acquisitions. The $25,000,000 credit facility replaced a $5,000,000 bank line of credit from a previous lender. The Company's agreement with GE Capital Services, prohibits the payment of dividends by the Company.

NOTE 8. SHAREHOLDERS' EQUITY

1996 INCENTIVE AND STOCK OPTION PLAN

     The Company adopted its new 1996 Incentive and Stock Option Plan in November 1996 which was later approved by shareholders at the Company's annual shareholders meeting in February 1997. The plan is administered by the Stock Option Committee of the Board of Directors. The Company has reserved 500,000 shares of its common stock for issuance upon the exercise of stock options granted under the Plan. As of June 30, 1997, there were outstanding options under the 1996 Incentive and Stock Option Plan to purchase up to 45,500 shares of the Company's common stock.

     Under provisions of the Plan, stock options are granted with an exercise price at least equal to 100% of the fair market value of the stock on the date of grant. Options have a vesting period of from three to five years and expire ten years from the date of grant. Options become fully vested upon the occurrence of a change in control, as defined.

STOCK OPTION REPRICING

     To motivate and retain qualified employees, in April 1997, the Board of Directors approved the repricing of all outstanding stock options to a new exercise price of $1.3125 per share, the fair market value of the Company's common stock on the date of repricing. The Board of Directors previously approved stock option repricings in 1992 and 1994. Prior to this April 1997 action, exercise prices on outstanding stock options ranged from $1.50 to 2.70 per share.

SALE OF COMMON STOCK TO OFFICERS

     In exchange for full-recourse promissory notes and the cancellation of certain incentive stock options, in April 1997 the Company sold, subject to shareholder approval, 200,000 shares of its unregistered, restricted common stock to two executive officers at a price of $1.3125 per share. The promissory notes are secured by the stock purchased. Under certain circumstances, the Company will provide bonuses to the two executives sufficient to pay the annual debt service requirements of the promissory notes, which have terms of three and five years. Accordingly, the Company has recognized compensation expense relative to matter in the amount of $6,563 in the Company's accompanying Condensed Consolidated Statements of Operations.

NOTE 9. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid (received) for interest during the period for:

                                                              NINE MONTHS ENDED
                                                                  JUNE 30,
                                                           -----------------------
                                                             1997           1996
                                                             ----           ----
Interest paid..........................................    $116,882       $ 66,535
Interest received......................................     (48,557)       (26,776)

     Investing and financing transactions not affecting cash during the nine month period ended June 30, 1997 are described as follows: The Company issued 1,059,340 shares of its restricted common stock, valued at $1,397,005, and issued a long-term promissory note with the principal amount of $1,477,000 in connection with the acquisition of substantially all of the assets of Dexol Industries. Assets acquired included $124,073 in cash.

NOTE 10. CONTINGENCIES

     The Company has a Contingency Retention Plan which provides for the payment of a lump sum termination benefit plus continuation of life insurance, health insurance and dental benefits for a period of time in the event the employment of such employees is terminated within one year after a "change of control," as defined, to certain key employees of the Company, including all of the officers. The amount of the lump sum termination benefit varies from the equivalent of three months to two years of salary and bonus at the time of termination. The period during which health and welfare benefits continue after termination varies from three months to two years, but is terminated if the employee obtains other employment with similar benefits. The Retention Plan continues in effect unless terminated, prior to a change in control, by a resolution approved by at least two-thirds of the Board of Directors.

NOTE 11. NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This Statement requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company has determined the implementation of SFAS No. 123 has not been material to the financial statements of the Company.

     In February 1997, SFAS No. 128, "Earnings per Share" was issued which is required to be adopted for the quarter ending December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options, stock warrants and convertible securities will be excluded. The calculation of diluted earnings per share will remain similar to the current method. The impact of SFAS No. 128 on the calculation primary and fully diluted earnings per share is not expected to be material.

     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued which is required to be adopted for the fiscal year beginning October 1, 1998. At that time, the Company will be required to disclose certain financial and descriptive information about its operating segments as redefined by SFAS No. 131. The Company has not yet completed its analysis of which operating segments it will be required to report on.

NOTE 12. PROPOSED MERGER

     On September 16, 1997, the Company entered into a letter of intent to acquire all outstanding shares of stock of Southern Resources Inc., a Fort Valley, Georgia-based manufacturer and marketer of pesticides, for 5,500,000 shares of the Company's common stock. On October 3, 1997 the Company entered into an Agreement and Plan of Merger with Southern Resources, Inc. and expects to close the transaction on or about December 8, 1997.

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

     We have audited the accompanying consolidated balance sheets of Southern Resources, Inc. and Subsidiaries as of September 27, 1996 and September 29, 1995, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement preparation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Resources, Inc. and Subsidiaries at September 27, 1996 and September 29, 1995, and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 6, the Company is a party to a governmental action and lawsuits related to contamination discovered on and near the Company's plant site. Management believes that the contamination arose prior to the purchase of the plant site by the Company from an unaffiliated predecessor corporate owner. The former owner of the plant site has cooperated with governmental authorities and initiated remedial activities. Management believes that the governmental and legal actions should not result in loss to the Company. Accordingly, no provision for losses related to these actions have been made in the accompanying consolidated financial statements.

SMITH & HOWARD, P.C.

Atlanta, Georgia
September 29, 1997

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

                                                                   1996           1995
                                                                   ----           ----
                                         ASSETS
Current Assets
  Cash......................................................    $   119,820    $   39,308
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $12,265 and $32,817 in 1996 and 1995,
     respectively (Notes 4 and 5)...........................      3,327,662     3,279,234
  Inventories (Notes 2, 3,4 and 5)..........................      5,059,878     2,064,584
  Prepaid expenses..........................................        295,324        54,014
  Accounts receivable -- secured (Note 3)...................             --        92,984
  Deferred income taxes (Note 7)............................        118,184       184,645
  Prepaid income taxes......................................             --         4,911
  Other.....................................................         99,749       120,367
                                                                -----------    ----------
       Total current assets.................................      9,020,617     5,840,047
Property and equipment, at cost (Notes 3 and 5)
  Land......................................................         43,879        43,879
  Buildings and improvements................................        482,428       482,428
  Machinery and equipment...................................      2,833,509     2,534,333
                                                                -----------    ----------
                                                                  3,359,816     3,060,640
  Less accumulated depreciation.............................     (1,242,613)     (958,913)
                                                                -----------    ----------
                                                                  2,117,203     2,101,727
Other Assets (Note 3)
  Trademarks, less accumulated amortization of $30,000 and
     $20,000 in 1996 and 1995, respectively.................        120,000       130,000
  Product registrations, less accumulated amortization of
     $60,000 and $40,000 in 1996 and 1995, respectively.....        240,000       260,000
  Deferred loan fees, less accumulated amortization of
     $75,605 in 1996........................................        237,566            --
  Other.....................................................         81,985        51,414
                                                                -----------    ----------
                                                                    679,551       441,414
                                                                -----------    ----------
                                                                $11,817,371    $8,383,188
                                                                ===========    ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................    $ 3,269,190    $3,531,087
  Accrued expenses and other current liabilities (Note 6)...        546,969       477,910
  Current portion of long-term debt (Note 5)................      1,208,084       289,180
  Due to stockholders (Note 8)..............................        356,268       356,268
  Income taxes payable......................................          9,539            --
                                                                -----------    ----------
                                                                  5,390,050     4,654,445
Borrowings under lines of credit (Note 4)...................      3,917,464     2,324,859
Long-term debt, net of current portion (Note 5).............      1,991,459     1,318,442
Note and accrued interest payable -- stockholder (Note 8)           232,372       122,334
Deferred Income Taxes (Note 7)..............................        165,748       106,671
Contingencies (Note 6)
Stockholders' Equity
  Common stock -- par value $1, authorized 100,000 shares,
     issued and outstanding 500 shares......................            500           500
  Additional paid-in capital................................            500           500
  Retained earnings (accumulated deficit)...................        119,278      (144,563)
                                                                -----------    ----------
                                                                    120,278      (143,563)
                                                                -----------    ----------
                                                                $11,817,371    $8,383,188
                                                                ===========    ==========

    The accompanying notes are an integral part of this financial statement.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
             YEARS ENDED SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

                                                                   1996           1995
                                                                   ----           ----
Sales.......................................................    $20,791,647    $18,444,474
Cost of Sales...............................................     17,097,731     16,116,047
                                                                -----------    -----------
Gross Profit................................................      3,693,916      2,328,427
Selling, General and Administrative Expenses................      2,612,536      1,666,023
                                                                -----------    -----------
Income from Operations......................................      1,081,380        662,404
Other Income (Expense)
  Interest expense..........................................       (688,607)      (518,543)
  Loss on disposal of equipment.............................         (1,543)            --
  Other.....................................................         10,522          7,645
                                                                -----------    -----------
                                                                   (679,628)      (510,898)
                                                                -----------    -----------
Income before Income Taxes and Extraordinary Item...........        401,752        151,506
Provision for Income Taxes (Note 7)
  Current...................................................         12,373          2,752
  Deferred..................................................        125,538         32,866
                                                                -----------    -----------
                                                                    137,911         35,618
Income before Extraordinary Item............................        263,841        115,888
Extraordinary Item, Net of Deferred Income Tax Credit of
  $4,000....................................................             --        (13,000)
                                                                -----------    -----------
Net Income..................................................        263,841        102,888
Accumulated Deficit at Beginning of Year....................       (144,563)      (247,451)
                                                                -----------    -----------
Retained Earnings (Accumulated Deficit) at End of Year......    $   119,278    $  (144,563)
                                                                ===========    ===========

    The accompanying notes are an integral part of this financial statement.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             YEARS ENDED SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

                                                                  1996           1995
                                                                  ----           ----
Cash Flows from Operating Activities:
  Cash received from customers..............................  $ 20,663,058   $ 16,474,249
  Cash paid to suppliers and employees......................   (18,735,049)   (17,001,706)
  Income taxes (paid) refunded..............................         2,077        (13,116)
  Interest paid.............................................      (635,423)      (485,771)
  Other income..............................................        10,522          7,645
                                                              ------------   ------------
     Net cash provided by (required by) operating
       activities...........................................     1,305,185     (1,018,699)
                                                              ============   ============
Cash Flows from Investing Activities:
  Cash paid in acquisition of Rigo/Black Leaf...............    (2,335,000)
  Acquisitions of property and equipment....................      (111,457)      (139,719)
  (Increase)/decrease in other assets.......................      (109,072)         1,924
  Repayments of account receivable - secured................            --         24,828
                                                              ------------   ------------
     Net cash required by investing activities..............    (2,555,529)      (112,967)
                                                              ------------   ------------
Cash Flows from Financing Activities:
  Proceeds from issuance of long-term debt..................                       66,943
  Principal payments on long-term debt......................      (318,603)      (172,088)
  Borrowings under lines of credit, net.....................     1,592,605      1,154,800
  Increase(Decrease) in note payable - stockholder..........        56,854        (17,000)
                                                              ------------   ------------
     Net cash provided by financing activities..............     1,330,856      1,032,655
                                                              ------------   ------------
Net increase(decrease) in cash..............................        80,512        (99,011)
Cash at beginning of year...................................        39,308        138,319
                                                              ------------   ------------
Cash at end of year.........................................  $    119,820   $     39,308
                                                              ============   ============
Reconciliation of Net Income to Net Cash Required by
  Operating Activities:
Net Income..................................................  $    263,841   $    102,888
Adjustments to Reconcile Net Income to Net Cash Required by
  Operating Activities:
     Bad debts expense......................................        80,161         45,945
     Depreciation and amortization..........................       413,884        339,836
     Interest expense accrued as long-term debt.............        53,184         32,772
     Loss on disposal of equipment..........................         1,543             --
     Provision for deferred income taxes....................       125,538         32,866
     Extraordinary item, net of deferred income tax credit
       of $4,000............................................            --         13,000
     Increase in accounts receivable........................      (128,589)    (1,970,225)
     Increase (decrease) in inventories.....................       831,719       (174,780)
     Increase in prepaid expenses and other current
       assets...............................................      (157,708)       (90,169)
     (Increase) decrease in prepaid income taxes............         4,911           (141)
     Increase (decrease)in accounts payable.................      (261,897)       578,056
     Increase in accrued liabilities........................        69,059         81,866
     Increase(decrease) in income taxes payable.............         9,539        (10,613)
                                                              ------------   ------------
Total Adjustments...........................................     1,041,344     (1,121,587)
                                                              ------------   ------------
Net cash provided by (required by) operating activities.....  $  1,305,185   $ (1,018,699)
                                                              ============   ============

Supplementary Schedule of Non-Cash Investing and Financing Activities:

     In April 1996, SRI issued long-term debt of $2,177,072 bearing interest at 8% as partial payment for the acquisition of the Rigo/Black Leaf consumer pesticide division of Wilbur Ellis Company. The long-term debt calls for monthly principal payments of $67,000 plus accrued interest.

     During the year ended September 27, 1996, the Company financed the acquisition of equipment through a capital lease in the amount of $68,452.

    The accompanying notes are an integral part of this financial statement.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             YEARS ENDED SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND BUSINESS OPERATIONS

     The accompanying consolidated financial statements include the accounts of Southern Resources, Inc. and its wholly-owned subsidiaries SureCo, Inc. and Peach County Property, Inc., collectively referred to herein as the Company. All material inter-company transactions and balances have been eliminated in consolidation.

     The Company is engaged in the manufacture and marketing of specialty pesticide products to consumer and commercial users and provides packing services for companies marketing their own brands of consumer and commercial pesticides. The Company's principal markets are throughout North America and the Caribbean.

     During the year ended September 27, 1996, 13%, 11% and 10% of the Company's sales were to three separate customers. During the year ended September 29, 1995, 23% and 15% of the Company's sales were to two separate customers.

FISCAL YEAR

     The Company's fiscal year ends on the Friday nearest September 30. The accompanying consolidated financial statements include results of operations for fifty-two weeks in each of the years ended September 27, 1996 and September 29, 1995.

INVENTORIES

     Inventories are valued at the lower of cost, determined on a first-in, first-out basis, or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. When the assets are retired or otherwise disposed of, the costs less accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

     Depreciation and amortization are provided over the estimated useful lives using the straight-line method for financial reporting purposes and primarily accelerated methods for income tax reporting purposes.

NOTE 2 -- INVENTORIES

     Inventories consisted of the following at September 27, 1996 and September 29, 1995:

                                                           1996         1995
                                                           ----         ----
Raw materials.........................................  $2,506,802   $1,560,941
Finished goods........................................   2,553,076      503,643
                                                        ----------   ----------
                                                        $5,059,878   $2,064,584
                                                        ==========   ==========

NOTE 3 -- ACQUIRED ASSETS

     In April 1996, the Company acquired the inventories, certain equipment and product registrations of the Rigo/Black Leaf division of Wilbur-Ellis Company (Rigo/Black Leaf) for a total purchase price of $4,177,072. The purchase price was allocated to the inventories ($3,827,013), equipment ($119,092), and prepaid product registration cost ($230,967) based upon book values, which estimated their fair values, at the acquisition date. The total purchase price for the aforementioned assets was satisfied with a cash payment of

$2,000,000 and the Company's note payable to the seller for $2,177,072 (see Note
5). Included in the assets purchased were inventories (products, labels, and packaging) used in connection with the seller's seed treatment products. The seller must repurchase, at the Company's cost, all such unused inventories at the earlier of the satisfaction of the Company's note payable to the seller or April 1999.

     The acquisition was accounted for as a purchase business combination. Rigo/Black Leaf operations are included in the Company's consolidated statement of income from the effective date of the acquisition of April 28, 1996. The following table sets forth unaudited pro forma sales, income before taxes and net income (loss) for the Company as if the Company and Rigo/Black Leaf had been combined at the beginning of the periods shown. This pro forma financial information is provided for illustrative purposes only. It is not necessarily indicative of results which may be obtained in the future (000's).

                                                                  (UNAUDITED)
                                                               FISCAL YEAR ENDED
                                                        --------------------------------
                                                        SEPTEMBER 27,      SEPTEMBER 29,
                                                            1996               1995
                                                        -------------      -------------
Net sales...........................................       $28,209            $30,403
Income before taxes.................................           377                 18
Income (loss).......................................           229                (18)

     In connection with the Rigo/Black Leaf acquisition, four shareholders of the Company owning all of the outstanding shares of the Company collectively agreed to sell 20% of their shares of Company stock to an employee who was previously employed by Rigo/Black Leaf's prior owner which, if purchased by the employee, would result in his owning 20% of the Company's outstanding common stock. As a condition precedent to purchase such stock, the employee would be required to enter into certain agreements under which the employee would be subject to cross guarantees and indemnities to which the other shareholders are obligated. The purchase price for such stock is initially $700,000 as of April 1996 and increases thereafter by a factor of 6% per annum compounded monthly for each month of time passing until the purchase date, which cannot be later than the date at which there has been a change of control or April 1998 whichever is later. For accounting purposes, the share purchase is a variable option which is being accounted for over the period of the agreement. Management believes the prescribed purchase price of the stock represented its estimated fair market value as of April 1996 and September 1996.

     In December 1992 the Company acquired for $300,000 some 350 product registrations approved by the United States Environmental Protection Agency from a company (SMCP) which was in the same line of business as the Company. In March 1994 SMCP closed its manufacturing facility, and the volume of activity between SMCP and the Company increased significantly. In April 1993 stockholders of the Company's Parent sold a 50% interest in the Parent to the stockholders of SMCP for an amount approximating net book value. In August 1993 the Company entered into an arrangement wherein, in return for guaranteeing certain of SMCP's secured indebtedness, the Company obtained a security interest in all of SMCP's assets and rights to utilize and an option to purchase certain equipment and trade marks of SMCP. Effective October 1, 1993, the Company elected to exercise its option to purchase the aforementioned assets for $1,250,000. The purchase price was allocated to equipment ($1,100,000) and trademarks ($150,000) based upon independent appraisals. The total purchase price for the product registrations, equipment and trademarks of $1,550,000 was satisfied by the Company assuming $1,000,000 of SMCP's indebtedness (See Note 5) and offsetting $550,000 of the Company's receivable from SMCP as shown below. At September 29, 1995, the Company had an account receivable from SMCP, which is secured by SMCP's receivables and inventories, as follows:

Product sales to SMCP.......................................    $1,296,648
Advances to or payments on behalf of SMCP...................       321,824
Materials purchased from SMCP...............................      (694,002)
Assets acquired from SMCP...................................      (550,000)
                                                                ----------
  Balance at October 1, 1993................................       374,470
Advances to SMCP............................................       355,758
Payments on behalf of SMCP..................................      (400,000)
Materials purchased from SMCP...............................       (32,416)
Writedown of receivable to net realizable value of
  collateral................................................      (163,000)
                                                                ----------
  Balance at September 30, 1994.............................       134,812
Materials purchased from SMCP...............................       (24,828)
Writedown of receivable to net realizable value of
  collateral................................................       (17,000)
                                                                ----------
  Balance at September 29, 1995.............................    $   92,984
                                                                ==========

NOTE 4 -- LINES OF CREDIT

     During 1995 the Company had available lines of credit with a commercial financial corporation totaling $2,500,000. Advances under the lines were limited to 85% of eligible trade accounts receivable and 40% of eligible inventories, with advances related to inventories limited to $500,000. Interest on borrowings under the lines was at prime plus 2.25%, and the borrowings were secured by accounts receivable and inventories and guaranteed by the stockholders of the Company. Outstanding borrowings under the lines were $2,324,859 at September 29, 1995. Subsequent to September 29, 1995, the lines of credit were extended until October 2, 1996. Accordingly, outstanding borrowings under the lines of credit are classified as a noncurrent liability in the accompanying consolidated balance sheet at September 29, 1995.

     During 1996 the Company arranged a new $7,000,000 working capital facility with another commercial finance corporation which replaced its $2,500,000 line discussed above and provided funding in the amount of $2,000,000 used to acquire assets (see Note 3). Advances under the lines are limited to 80% of eligible trade accounts receivable and 60% of eligible inventories, with advances related to inventories limited to $2,600,000. Borrowings under the lines bear interest at the commercial financial corporation's reference rate plus 2.25% (an effective interest rate of 10.5% at September 27, 1996), are secured by accounts receivable, inventories, and certain intangible assets including product registrations and trademarks and are guaranteed by the stockholders of the Company. Since the line of credit agreement is not subject to review until April 1998, outstanding borrowings under the lines of $3,917,464 are classified as a noncurrent liability at September 27, 1996.

     The lines of credit include covenants which limit management compensation increases, loans to stockholders or employees and annual capital expenditures and restricts the payment of dividends. The Company was in compliance with the covenants for the year ended September 27, 1996.

NOTE 5 - LONG-TERM DEBT

     Long-term debt consisted of the following as of September 27, 1996 and September 29, 1995:

                                                                 1996         1995
                                                                 ----         ----
Term loan in the amount of $2,177,072 issued in connection
with acquired assets (See Note 3); secured by inventories
and accounts receivable; monthly principal installments of
$67,000 plus interest at 8% due through March 1998 with all
remaining unpaid principal ($703,072) and accrued interest
due April 1998. This note is subject to a subordination
agreement in favor of the Company's working capital lender
which provides, among other things, that service of this
indebtedness can occur only after the Company is current on
the payment of all of its other obligations for borrowed
monies.                                                       $1,909,072   $       --
Term loan in the amount of $1,000,000 assumed in connection
with acquired assets of a Company in October 1993. Terms
modified during 1996 to provide that the loan be secured by
certain production equipment; monthly principal installments of $8,333 plus accrued interest from January 1997 through
December 1997, monthly principal installments of $16,667
plus accrued interest from January 1998 through December
1999. Interest on the term loan is at a rate of 10%.             500,000      600,000
Term loan with bank secured by machinery and equipment;
principal and interest payments, $12,503 at September 27,
1996, due monthly through December 1998. Interest on the
term loan is at a rate of prime plus 1.5% adjusted quarterly
for changes in the prime rate.                                   302,020      405,343
Term loan with bank secured by machinery and equipment;
principal and interest payments, $1,723 at September 27,
1996, due monthly through October 2002. Interest on the term loan is at a rate of prime plus 2% adjusted quarterly for
changes in the prime rate.                                        92,368      100,407
Term loan with bank secured by machinery and equipment;
principal and interest payments, $3,061 at September 27,
1996, due monthly through July 1999. Interest on the term
loan is at a rate of prime plus 2% adjusted quarterly for
changes in the prime rate.                                        87,690      110,153
Term loan with bank secured by real property; principal and
interest payments, $3,071 at September 27, 1996, due monthly through February 2000. Interest on the loan is at a rate of
10.5%                                                            102,938      197,455
Term loan with financial institution secured by equipment;
principal and interest payments, $1,269 at September 27,
1996, due monthly through February 2000. Interest on the
loan is at a rate of 11.6%.                                       41,964       51,242
Capital lease; principal and interest (at 12.52%) payments
totaling $1,541 due monthly through November 2000.                59,250           --
Capital lease; principal and interest (at 10.4%) payments
totaling $2,998 due monthly through September 1998.               64,812       92,483
Capital lease; principal and interest (at 17.29%) payments
totaling $851 due monthly through April 2000.                     27,139       32,185
Unsecured term loan with bank; principal and interest
payments, $649 at September 27, 1996, due monthly through
June 1998. Interest on the term loan is at a rate of prime
plus 2.5% adjusted for changes in the prime rate.                 12,290       18,354
                                                              ----------   ----------
                                                              $3,199,543   $1,607,622
                                                              ==========   ==========

     The above is categorized as follows:

                                                             1996          1995
                                                             ----          ----
Senior Long-Term Debt.................................    $1,290,471    $1,607,622
Subordinated Long-Term Debt...........................     1,909,072            --
                                                          ----------    ----------
                                                           3,199,543     1,607,622
Less: Current Portion.................................     1,208,084       289,180
                                                          ----------    ----------
                                                          $1,991,459    $1,318,442

     Aggregate maturities of long-term debt by fiscal year are as follows:

1997........................................................    $1,208,084
1998........................................................     1,499,795
1999........................................................       348,892
2000........................................................       105,156
2001........................................................        17,672
Thereafter..................................................        19,944
                                                                ----------
                                                                $3,199,543
                                                                ==========

     The Company is subject to restrictions on the payment of dividends and to financial covenants under a term loan agreement with a bank. Such covenants relate primarily to current ratio, net worth, working capital and the ratio of net worth to total liabilities. The Company was not in compliance with one of the covenants at September 27, 1996; however, the bank has waived such noncompliance until after the fiscal 1997 year end.

NOTE 6 -- CONTINGENCIES

     In August 1990 the United States Environmental Protection Agency (EPA) added to its National Priorities List a site which is constituted in part by the land on which the Company's Fort Valley, Georgia facility is located. In July 1993 the EPA advised the Company that it may be responsible for certain contamination discovered both on and off this site. The Company denied responsibility and advised the EPA that the Company did not cause the contamination and that it had indemnities from the former owner who has since cooperated with the EPA in completing the investigative activities and initiating the remedial activities required by the EPA.

     In August 1993 the Company and its affiliates were named co-defendants in a lawsuit filed by neighbors of the site seeking unspecified monetary and injunctive relief alleging property damage arising out of chemical formulation activities at the Fort Valley, Georgia facility. Since the alleged property damage arose prior to the facility being owned by the Company or its affiliates, management of the Company denies any liability to the plaintiffs and contends that any damage suffered by the plaintiffs arose out of action of the prior owners of the facility.

     The Company believes that the above actions are without merit and is vigorously defending its position. Accordingly, no provision for losses related to the above actions has been made in the accompanying financial statements.

NOTE 7 -- INCOME TAXES

     Deferred income taxes are provided with respect to certain items which are recognized in one period for financial reporting purposes and another period for income tax purposes. Such temporary differences relate primarily to depreciation of property and equipment, trademarks and product registration costs, allowance for doubtful accounts, inventory reserves and carrying costs and certain expense accruals.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's net deferred income tax (asset) liability as of September 27, 1996 and September 29, 1995 are as follows:

                                                             1996         1995
                                                             ----         ----
Deferred Income Tax Liability:
  Tax over book depreciation...........................    $ 336,651    $ 291,163
  Trademarks and product registration costs............       27,093       27,147
  Net operating loss carryforwards.....................     (134,035)    (160,051)
  Alternative minimum tax credit carryforwards.........      (63,961)     (51,588)
                                                           ---------    ---------
                                                           $ 165,748    $ 106,671
                                                           =========    =========
Deferred Income Tax Asset:
  Allowance for doubtful accounts......................    $   3,046    $   8,139
  Inventory reserves...................................       12,400       10,354
  Inventory carrying costs.............................       35,135       28,054
  Expense accruals.....................................       67,603      138,098
                                                           ---------    ---------
                                                             118,184      184,645
                                                           ---------    ---------
Net Deferred Income Tax (Asset) Liability..............    $  47,564    $ (77,974)
                                                           =========    =========

     Significant components of the provision for income taxes, net of deferred income tax credit of $4,000 which has been offset against the extraordinary item in the accompanying consolidated statement of income for the year ended September 29, 1995, are as follows:

                                                                1996       1995
                                                                ----       ----
Current
  Federal.................................................    $ 10,826    $ 2,408
  State...................................................       1,547        344
                                                              --------    -------
                                                              $ 12,373    $ 2,752
                                                              ========    =======
Deferred
  Federal.................................................    $ 92,990    $21,337
  State...................................................      32,548      7,529
                                                              --------    -------
                                                              $125,538    $28,866
                                                              ========    =======

     The components of the net provision for deferred income taxes are as follows for the years ended September 27, 1996 and September 29, 1995:

                                                               1996        1995
                                                               ----        ----
Tax over book depreciation...............................    $ 45,488    $ 39,013
Trademarks and product registration costs................         (54)      3,323
Benefits of operating loss carryforwards.................      26,016     (28,122)
Allowance for doubtful accounts..........................       5,093      (3,505)
Inventory reserves.......................................      (2,046)      5,146
Inventory carrying costs.................................      (7,081)      3,384
Expense Accruals.........................................      70,495      12,189
Alternative minimum tax credit carryforwards.............     (12,373)     (2,562)
                                                             --------    --------
                                                             $125,538    $ 28,866
                                                             ========    ========

NOTE 8 -- RELATED PARTY TRANSACTIONS

     Due to stockholders in the amount of $356,268 represents cumulative management fees due two of the Company's stockholders at September 30, 1994. Such amounts are noninterest bearing and due on demand but have no specified payment dates. Subsequent to September 27, 1996 payments totaling $185,376 were made to reduce the obligations.

     The note and accrued interest payable -- stockholders is due on demand and includes interest at the same rate as the Company incurs under its lines of Credit (See Note 4). Since the noteholder's intent is not too demand payment within twelve months, the amounts are included as noncurrent liabilities in the accompany consolidated balance sheet as of September 27, 1996 and September 29, 1995.

NOTE 9 -- SUBSEQUENT EVENT

     Subsequent to September 27, 1996, the Company entered into a letter of intent to exchange all of the outstanding shares of the Company's common stock for those of a publicly-traded corporation. The proposed transaction, which is subject to review by the U.S. Securities and Exchange Commission and approval by the stockholders of the publicly-traded corporation, is expected to close in mid-December 1997.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                 JUNE 27,
                                                                   1997
                                                                 --------
ASSETS
Current Assets:
Cash........................................................    $     7,549
  Accounts receivable.......................................      5,601,337
  Inventories...............................................      5,742,772
  Prepaid assets............................................        388,476
  Other current assets......................................        136,384
                                                                -----------
       Total current assets.................................     11,876,518
Property and equipment:
  Land......................................................         43,879
  Buildings and improvements................................        482,428
  Machinery and equipment...................................      2,953,425
                                                                -----------
                                                                  3,479,732
  Less accumulated depreciation.............................     (1,500,936)
                                                                -----------
                                                                  1,978,796
Other long-term assets......................................        563,361
                                                                -----------
       Total assets.........................................    $14,418,675
                                                                ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Borrowings under line of credit...........................    $ 5,763,489
  Accounts payable..........................................      4,708,198
  Accrued expenses..........................................        342,768
  Current portion of long-term debt.........................      1,450,000
  Due to shareholders.......................................        205,892
  Income taxes payable......................................         48,909
                                                                -----------
       Total current liabilities............................     12,519,256
Long-term debt, net of current portion......................        843,166
Note payable to shareholders................................        591,972
Deferred income taxes.......................................         47,564
Shareholders' Equity:
  Common stock..............................................            500
  Additional paid-in capital................................            500
  Retained earnings.........................................        415,717
                                                                -----------
       Total shareholders' equity...........................        416,717
                                                                -----------
Total liabilities and shareholders' equity..................    $14,418,675
                                                                ===========

           See notes to condensed consolidated financial statements.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                              -------------------------
                                                               JUNE 27,      JUNE 28,
                                                                 1997          1996
                                                               --------      --------
Net sales...................................................  $19,646,717   $15,691,100
Cost of sales...............................................   15,574,684    12,940,432
                                                              -----------   -----------
  Gross profit..............................................    4,072,033     2,750,668
Selling general and administrative expenses.................    3,021,494     1,636,347
                                                              -----------   -----------
Income before other income..................................    1,050,539     1,114,321
Other expense, net..........................................     (677,708)     (433,423)
                                                              -----------   -----------
Income before income taxes..................................      372,831       680,898
Provision for income taxes..................................       76,392       233,760
                                                              -----------   -----------
Net income..................................................  $   296,439   $   447,138
                                                              ===========   ===========
Net Income per Common.......................................  $    592.88   $    894.28
                                                              ===========   ===========
Weighted Average Common Shares Outstanding..................          500           500
                                                              ===========   ===========

           See notes to condensed consolidated financial statements.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    NINE MONTHS ENDED
                                                                --------------------------
                                                                 JUNE 27,       JUNE 28,
                                                                   1997           1996
                                                                 --------       --------
Cash Flows from Operating Activities:
Net income..................................................    $   296,439    $   447,138
Adjustments to reconcile net income to net cash used in
  operating activities:
  Depreciation and amortization.............................        333,358        242,979
  Bad debt provision........................................         22,700         16,242
  Interest expense accrued as long-term debt................         51,258         41,894
  Provision for deferred income taxes.......................                       125,538
  (Increase) decrease in assets:
       Trade accounts and notes receivable..................     (2,273,675)    (2,549,307)
       Inventories..........................................       (682,894)     1,426,984
       Prepaid expenses and other current assets............       (129,787)         3,119
       Prepaid income taxes.................................                        (4,911)
  Increase (decrease) in liabilities:
       Accounts payable.....................................      1,439,007       (220,598)
       Accrued expenses.....................................       (204,201)      (125,380)
       Due to stockholders..................................       (150,376)
       Income taxes payable.................................         39,370        105,387
                                                                -----------    -----------
          Net cash used in operating activities.............     (1,258,801)      (490,915)
                                                                -----------    -----------
Cash Flows from Investing Activities:
  Cash paid in acquisition of Rigo/Black Leaf...............                    (2,134,000)
  Purchase of property and equipment........................       (119,916)      (187,342)
  Acquisition of intangible assets..........................        (32,802)       (52,843)
                                                                -----------    -----------
          Net cash used in investing activities.............       (152,718)    (2,374,185)
                                                                -----------    -----------
Cash Flows from Financing Activities:
  Principal payments on long-term debt......................       (906,377)      (260,710)
  Borrowings under line of credit, net......................      1,846,025      3,014,130
  Loan advances from stockholders...........................        359,600         75,200
                                                                -----------    -----------
          Net cash provided by financing activities.........      1,299,248      2,828,620
                                                                -----------    -----------
          Net decrease in cash..............................       (112,271)       (36,480)
Cash and Cash Equivalents:
  Beginning of Period.......................................        119,820         39,308
                                                                -----------    -----------
  End of Period.............................................    $     7,549    $     2,828
                                                                ===========    ===========

           See notes to condensed consolidated financial statements.

                   SOUTHERN RESOURCES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE NINE MONTHS ENDED JUNE 27, 1997 AND JUNE 28, 1996
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. They should be read in conjunction with the annual financial statements included herein for the year ended September 27, 1996. In the opinion of management, the interim financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the interim periods presented. Operating results through the third quarter of fiscal 1997 are not necessarily indicative of the operating results for the year ending September 26, 1997.

NOTE 2. ACQUISITION

     In April 1996, the Company acquired the inventories, certain equipment and product registrations of the Rigo/Black Leaf consumer lawn and garden pesticide division of Wilbur-Ellis Company for a total purchase price of $4,177,072. The purchase price was allocated as follows: $3,827,013 to inventory, $119,092 to equipment and $230,967 to prepaid product registration costs, based upon estimated fair values at the acquisition date. The total purchase price for the assets consisted of a cash payment of $2,000,000 and the Company's note payable to the seller for $2,177,072. Included in the assets purchased were inventories (products, labels, and packaging) used in connection with the seller's seed treatment products. The seller must repurchase, at the Company's cost, all such unused inventories at the earlier of the satisfaction of the Company's note payable to the seller, which is due April 30, 1998, or April 1999.

     The following table sets forth unaudited proforma sales, net income before taxes, net income and earnings per share for the Company as if SRI and Rigo/Black Leaf had been combined at the beginning of the periods shown. This pro forma financial information is provided for illustrative purposes only. It is not necessarily indicative of results which may be obtained in the future.

                                                            NINE MONTHS ENDED
                                                      -----------------------------
                                                       JUNE 27,          JUNE 29,
                                                         1997              1996
                                                       --------          --------
Net sales.........................................    $19,667,000       $23,108,000
Net income before taxes...........................        373,000           656,000
Net income........................................        296,000           394,000
Earnings per share................................    $    592.88       $    788.00

NOTE 3. SEASONALITY

     Sales of the Company's products are generally greater in the second and third fiscal quarters due to seasonal factors.

NOTE 4. COMPARATIVE DATA

     All comparative data reflect application of consistent accounting principles and contain no prior period adjustments.

NOTE 5. INVENTORIES

     Inventory consists of the following:

                                                               JUNE 27,
                                                                 1997
                                                               --------
Raw Materials...............................................  $3,215,929
Finished Goods..............................................   2,526,843
                                                              ----------
                                                              $5,742,772
                                                              ==========

NOTE 6. LONG-TERM DEBT

     Long-term debt consisted of the following as of June 27, 1997:

                                                               JUNE 27,
                                                                 1997
                                                               --------
Term loan in the amount of $2,177,072 issued in connection
with acquired assets (See Note 3); secured by inventories
and accounts receivable; monthly principal installments of
$67,000 plus interest at 8% due through March 1998 with all
remaining unpaid principal ($703,072) and accrued interest
due April 1998. This note is subject to a subordination
agreement in favor of the Company's working capital lender
which provides, among other things, that service of this
indebtedness can occur only after the Company is current on
the payment of all of its other obligations for borrowed
monies.                                                       $ 1,239,072

Term loan in the amount of $1,000,000 assumed in connection
with acquired assets of a Company in October 1993. Terms
modified during 1996 to provide that the loan be secured by
certain production equipment; monthly principal installments of $8,333 plus accrued interest from January 1997 through
December 1997, monthly principal installments of $16,667
plus accrued interest from January 1998 through December
1999.                                                             441,667
Term loan with bank secured by machinery and equipment;
principal and interest payments of $12,503, due monthly
through December 1998. Interest on the term loan is at a
rate of prime plus 1.5% adjusted quarterly for changes in
the prime rate.                                                   217,067
Term loan with bank secured by machinery and equipment;
principal and interest payments of $1,723, due monthly
through October 2002. Interest on the term loan is at a rate of prime plus 2% adjusted quarterly for changes in the prime
rate.                                                              85,646
Term loan with bank secured by machinery and equipment;
principal and interest payments of $3,061, due monthly
through July 1999. Interest on the term loan is at a rate of prime plus 2% adjusted quarterly for changes in the prime
rate.                                                              69,115
Term loan with bank secured by real property; principal and
interest payments of $3,071, due monthly through February
2000. Interest on the loan is at a rate of 10.5%.                  82,958
Term loan with financial institution secured by equipment;
principal and interest payments of $1,269, due monthly
through February 2000. Interest on the loan is at a rate of
11.6%.                                                             34,808
Capital lease; principal and interest (at 12.52%) payments
totaling $1,541 due monthly through November 2000.                 50,705
Capital lease; principal and interest (at 10.4%) payments
totaling $2,998 due monthly through September 1998.                42,098
Capital lease; principal and interest (at 17.29%) payments
totaling $851 due monthly through April 2000.                      22,750

Unsecured term loan with bank; principal and interest payments of $649, due monthly through June 1998. Interest on the term loan is at a rate of prime plus 2.5% adjusted for changes in the prime rate.

                                                               JUNE 27,
                                                                 1997
                                                               --------
                                                                    7,280
                                                              -----------
                                                                2,293,166
Less current portion                                           (1,450,000)
                                                              -----------
Long-term debt                                                $   843,166
                                                              ===========

NOTE 7. BANK LINE OF CREDIT

     During 1996 the Company arranged a new $7,000,000 working capital facility with another commercial finance corporation which replaced its $2,500,000 line discussed above and provided funding in the amount of $2,000,000 used to acquire assets (see Note 3). Advances under the lines are limited to 80% of eligible trade accounts receivable and 60% of eligible inventories, with advances related to inventories limited to $2,600,000. Borrowings under the lines bear interest at the commercial financial corporation's reference rate plus 2.25% (an effective interest rate of 10.5% at June 27, 1997), are secured by accounts receivable, inventories, and certain intangible assets including product registrations and trademarks and are guaranteed by the stockholders of the Company. The line of credit is scheduled to terminate in April 1998, but will automatically renew for an additional year if not terminated in writing by either party with 60 days written notice prior to that date. Since the line of credit is cancellable within one year, outstanding borrowings under the line of $5,763,000 are classified as a current liability at June 27, 1997.

     The lines of credit include covenants which limit management compensation increases, loans to stockholders or employees and annual capital expenditures. The Company was in compliance with the covenants for the nine months ended June 27, 1997.

NOTE 8. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION.

     Cash paid (received) for interest and income taxes during the period for:

                                                             NINE MONTHS ENDED
                                                         -------------------------
                                                         JUNE 27,        JUNE 29,
                                                           1997            1996
                                                         --------        --------
Interest paid........................................    $(627,513)      $(398,853)
Interest received....................................           --              --
Income tax refunds...................................       37,022           2,077
Income tax payments..................................           --              --

     Investing and financing transactions not affecting cash during the nine month periods ended June 27, 1997 and June 29, 1996 are described as follows:

     In April 1996, SRI issued long-term debt of $2,177,072 bearing interest at 8% as partial payment for the acquisition of the Rigo/Black Leaf consumer pesticide division of Wilbur Ellis Company. The long-term debt calls for monthly principal payments of $67,000 plus accrued interest.

     During the nine months ended June 29, 1996, SRI financed the acquisition of equipment through a capital lease in the amount of $68,452.

NOTE 9. LEGAL PROCEEDINGS

     Owners of property in the vicinity of SRI's Fort Valley, Georgia offices have initiated civil actions against, among others, SRI, SureCo and PCP, alleging bodily injury and property damage arising out of chemical formulation activities conducted on or about the site prior to PCP's purchase of the property from Canadyne-Georgia Corporation (formerly Woolfolk Chemical Works, Inc.). SRI believes the actions are without merit as they relate to SRI, since the environmental claims relate to circumstances caused by the prior owner of the property. Accordingly, SRI is vigorously defending the suit.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "AGREEMENT"), dated as of October 3, 1997, is made and entered into by and among Ringer Corporation, a Minnesota corporation ("RINGER"), SRI Acquisition Corp., a Georgia corporation and wholly owned subsidiary of Ringer ("MERGER SUBSIDIARY"), and Southern Resources, Inc., a Georgia corporation ("SRI"). Merger Subsidiary and SRI are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

     WHEREAS, the respective Boards of Directors of Ringer, Merger Subsidiary and SRI have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Subsidiary be merged with and into SRI in accordance with the Georgia Business Corporation Code (the "GEORGIA CODE") and the terms of this Agreement, pursuant to which SRI will be the surviving corporation as a wholly owned subsidiary of Ringer (the "MERGER");

     WHEREAS, it is intended that for federal income tax purposes the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles; and

     WHEREAS, Ringer, Merger Subsidiary and SRI desire to make certain representations, warranties, covenants, indemnities and agreements in connection with, and establish various conditions precedent to, the Merger.

     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants, indemnities and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 THE MERGER. At the Effective Time (as defined in Section 1.03 hereof), and subject to the terms and conditions of this Agreement and the Certificate of Merger (as defined in Section 1.03 hereof), the Merger Subsidiary shall be merged with and into SRI, the separate existence of the Merger Subsidiary shall cease, and SRI shall continue as the surviving corporation under the corporate name of "Southern Resources, Inc." In its capacity as the corporation surviving the Merger, SRI is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.02 EFFECT OF MERGER. The effect of the Merger shall be as set forth in
Article 11 of the Georgia Code, and the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

     1.03 EFFECTIVE TIME. The consummation of the Merger shall be effected as promptly as practicable, but in no event more than three business days, after the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, and the parties hereto will cause a certificate of merger with respect to the Merger (the "CERTIFICATE OF MERGER") to be executed, delivered and filed with the Secretary of State of the State of Georgia in accordance with the Georgia Code and will make all other filings or recordings required by Georgia law in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at the time and date of the filing of the Certificate of Merger with the Secretary of State of the State of Georgia. The time at which the Merger shall become effective is referred to herein as the "EFFECTIVE TIME." The day during which the Effective Time shall occur is referred to herein as the "EFFECTIVE DATE."

     1.04 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Subsidiary immediately prior to the Effective Time. From and after the Effective Time, the officers of the Surviving Corporation shall be the persons who were the officers of the Merger Subsidiary immediately prior to the Effective Time. Such directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the articles of incorporation and bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation.

     1.05 ARTICLES OF INCORPORATION; BYLAWS. At and after the Effective Time and until further amended in accordance with applicable law, the articles of incorporation and bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation.

     1.06 TAKING OF NECESSARY ACTION; FURTHER ACTION. Ringer, Merger Subsidiary and SRI, respectively, shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Georgia Code at the time specified in Section 1.03. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.07 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Dorsey & Whitney, 220 South Sixth Street, Minneapolis, Minnesota, 55402 on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VIII hereof, and will be effective as of the Effective Time. At the Closing, the parties shall deliver to each other the documents required to be delivered pursuant to Article VIII hereof.

                                   ARTICLE II

                  MERGER CONSIDERATION/EFFECT ON CAPITAL STOCK

     2.01 EFFECT ON CAPITAL STOCK.

     (a) Conversion of SRI Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Ringer, Merger Subsidiary, SRI, the Surviving Corporation or the holder of any of the following shares of SRI capital stock:

          (i) Each share of Common Stock, par value $1.00 per share, of SRI ("SRI COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive 11,000 shares of Common Stock, par value $.01 per share, of Ringer ("RINGER COMMON STOCK"); and

          (ii) Each share of SRI's capital stock issued and outstanding immediately prior to the Effective Time and owned by Ringer, Merger Subsidiary or SRI ("CANCELED SHARES") shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

The shares of Ringer Common Stock referred to in subparagraph (i) above are collectively referred to herein as the "MERGER CONSIDERATION." The shares of SRI Common Stock that are issued and outstanding immediately prior to the Effective Time, other than Canceled Shares, are collectively referred to herein as the "SHARES," and the holders thereof are referred to herein as the "HOLDERS."

     (b) Conversion of Merger Subsidiary Capital Stock. Each share of Common Stock, par value $.01 per share, of Merger Subsidiary ("MERGER SUBSIDIARY STOCK"), issued and outstanding immediately prior to the

Effective Time shall be converted into and become a right to receive one share of Common Stock, par value $.10 per share, of the Surviving Corporation ("SURVIVING CORPORATION STOCK").

     2.02 DEPOSIT PROCEDURES. At or prior to the Effective Time, Ringer shall deposit or shall cause, the Merger Consideration and any dividends or distributions relating to the Ringer Common Stock constituting a part of such Merger Consideration to be deposited with First Trust, National Association, or such other bank or trust company as may be designated by Ringer and acceptable to SRI's management (the "PAYING AGENT"), for the benefit of the Holders and Ringer to be distributed pursuant to the terms of this Agreement and the Paying Agent Agreement (as defined in Section 12.03).

     2.03 HOLDBACK AND ESCROW. Ten percent (10%) of the Merger Consideration (the "GENERAL CLAIMS HOLDBACK AMOUNT") shall be subject to Ringer's Offset Right (as defined in Section 11.02), and an additional ten percent (10%) of the Merger Consideration (the "SPECIFIED CLAIMS HOLDBACK AMOUNT") shall be subject to claims with respect to Ringer's rights to indemnification as provided in the Shareholders' Agreement (as defined in Section 12.01). The General Claims Holdback Amount and the Specified Claims Holdback Amount (collectively the "HOLDBACK AMOUNTS") shall be held in escrow by the First Trust, National Association, or such other bank or trust company as may be designated by Ringer and acceptable to SRI's management (the "ESCROW AGENT") in accordance with this
Section 2.03 and subject to Section 11.02 and the terms of the Shareholders' Agreement.

     2.04 EXCHANGE PROCEDURES.

     (a) The Paying Agent shall distribute the Merger Consideration in exchange for Shares pursuant to the terms of this Agreement. Ringer shall make available to the Paying Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares as described in this Section 2.04 and in Section 2.05.

     (b) The Escrow Agent shall hold the General Claims Holdback Amount and the Specified Claims Holdback Amount, including any dividends paid in respect thereof prior to the Effective Time, in separate escrow accounts (respectively, the "GENERAL CLAIMS ESCROW FUND" and the "SPECIFIED CLAIMS ESCROW FUND" and collectively the "ESCROW FUNDS"), for the benefit of the Holders of Shares and subject to Ringer's Offset Right pursuant to Section 11.02 (in the case of the General Claims Escrow Fund) and rights to indemnification as provided in the Shareholders' Agreement (in the case of the Specified Claims Escrow Fund). Except as contemplated by this Section 2.04, Section 2.06(d), Section 11.02 and the Shareholders' Agreement, the Escrow Funds shall not be used for any other purpose.

     (c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "CERTIFICATES"),
(i) a letter of transmittal (which shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Holder's Shares. The letter of transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent. Upon surrender of a Certificate that immediately prior to the Effective Time represented outstanding shares of SRI Common Stock for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the Paying Agent shall distribute in exchange therefor, subject to escrow of the appropriate portions thereof included in the Holdback Amounts pursuant to
Section 2.03 (the "HOLDBACK SHARES"), (i) certificates representing the number of whole shares of Ringer Common Stock issuable to such Holder pursuant to
Section 2.01 and (ii) cash in lieu of any fractional share thereof in accordance with Section 2.05, and the Certificate so surrendered shall forthwith be canceled. The shares of Ringer Common Stock initially distributed to the Holders after deducting the Holdback Amounts are referred to herein as the "INITIAL DISTRIBUTION AMOUNTS." Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive the portion of the Merger Consideration attributable to the Shares formerly represented by such Certificate.

     (d) If there is a transfer of Share ownership that is not registered in the transfer records of SRI, a certificate representing the proper number of shares of Ringer Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.15(k) hereof) required by reason of the issuance of shares of Ringer Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Ringer that such tax has been paid or is not applicable.

     (e) Subject to the provisions of Section 11.02 and the Shareholders" Agreement, as the case may be, in the event Ringer exercises its Offset Right against all or a portion of the General Claims Holdback Amount as provided in
Section 11.02 or its rights to indemnification against all or a portion of the Specified Claims Holdback Amount as provided in the Shareholders' Agreement, the Paying Agent promptly shall distribute to Ringer from the appropriate Holdback Amount the number of Shares of Ringer Common Stock determined by dividing the offset amount or the indemnification amount, as the case may be, by the closing sale price per share of the Ringer Common Stock as reported on the Nasdaq Stock Market for the trading day immediately preceding the Effective Date. Ringer Common Stock delivered to Ringer to fund Offset Rights or rights to indemnification pursuant to the Shareholders' Agreement shall constitute a post-closing reduction of the Merger Consideration rather than a payment of a liability by Holders of Shares.

     2.05 NO FRACTIONAL SHARES.

     (a) No certificates or scrip representing fractional shares of Ringer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Ringer.

     (b) Notwithstanding any other provision of this Agreement, each Holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Ringer Common Stock (after taking into account all Certificates delivered by such Holder) with respect to the Initial Distribution Amounts or the release of any portion of the Holdback Amounts shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Ringer Common Stock multiplied by the closing sale price per share of the Ringer Common Stock as reported on the Nasdaq Stock Market for the trading day immediately preceding the Effective Date.

     (c) No certificates representing fractional shares of Ringer Common Stock shall be issued to Ringer in connection with the exercise of its Offset Right or its rights to indemnification pursuant to the Shareholders' Agreement.

     2.06 OTHER EXCHANGE MATTERS.

     (a) Rights of Holders of SRI Capital Stock. On and after the Effective Time and until surrendered for exchange, each Certificate representing Shares shall be deemed for all purposes, except as provided in Section 2.05, to evidence ownership of and to represent the right to receive such Holder's proportionate share of the Merger Consideration to be paid therefor pursuant to Section 2.01 and Section 2.02. The record Holder of such Certificate shall, after the Effective Time, be entitled to vote the shares of Ringer Common Stock into which such Shares shall have been converted (including any Shares of Ringer Common Stock then outstanding and included in the Holdback Amounts) on any matters on which the holders of record of Ringer Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. After the Effective Date, there shall be no further registration of transfers on the records of the Surviving Corporation of outstanding certificates formerly representing Shares of SRI Common Stock and, if a certificate formerly representing such Shares is presented to the Paying Agent, it shall be canceled and exchanged for such Holder's Merger Consideration as provided in Section 2.04. In any matters relating to such Certificates, Ringer may rely conclusively upon the record of shareholders maintained by SRI containing the names and addresses of the Holders of record of Shares at the Effective Time.

     (b) Distributions with Respect to Unexchanged Shares. Ringer will pay no dividends and make no other distributions with respect to Ringer Common Stock to the Holder of any unsurrendered Certificate evidencing Shares of SRI Common Stock of shares of Ringer Common Stock included in such Holder's proportionate share of the Merger Consideration, and Ringer will make no cash payment in lieu of fractional shares to any such Holder pursuant to Section 2.05, until the Holder of such Certificate surrenders such Certificate. Following surrender of any such Certificate, the Paying Agent, on behalf of Ringer, shall pay to the record holder of the certificate representing shares of Ringer Common Stock issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Ringer Common Stock to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Ringer Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Ringer Common Stock.

     (c) No Further Ownership Rights in SRI Capital Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.05 or Section 2.06(b)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (d) Termination of Delivery Obligation. The Paying Agent shall deliver to Ringer upon demand any portion of the Merger Consideration that remains undistributed by the Paying Agent more than one year after the Effective Time. Holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Ringer for payment of their claims for Merger Consideration as to which they may be entitled under Section 2.01 and Section 2.02, including any dividends or distributions with respect to Ringer Common Stock.

     (e) No Liability. None of Ringer, Merger Subsidiary, SRI, the Escrow Agent or the Paying Agent shall be liable to any person in respect of any shares of Ringer Common Stock (or dividends or distributions with respect thereto) or cash in the Holdback Amounts delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     (f) Investment of Merger Consideration. The Escrow Agent shall invest any cash included in the Escrow Fund in interest bearing accounts guaranteed, directly or indirectly, by the federal government. Any interest and other income resulting from such investments shall become part of the Escrow Fund and shall be taxable to Ringer.

     (g) Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, and, if required by the Surviving Corporation, upon the delivery to the Paying Agent of a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Ringer Common Stock deliverable in respect thereof, pursuant to this Agreement.

     (h) Stock Transfer Books. At the Effective Time, the stock transfer books of SRI shall be closed and there shall be no further registration of transfers of shares of SRI's capital stock thereafter on the records of SRI. From and after the Effective Time, the holders of certificates representing shares of SRI's capital stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of SRI's capital stock except as otherwise provided in this Agreement or by law.

     (i) Adjustments. If, between the date hereof and the date on which the last payment of either Holdback Amount is made (the "LAST PAYMENT DATES"), shares of Ringer Common Stock shall be changed into a security of a different issuer, a different class of shares or cash by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, purchase, merger or other transaction, then the term Ringer Common Stock, for purposes of this Agreement shall thereafter be deemed to refer to such different shares or cash.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SRI

     SRI hereby represents and warrants to Ringer and Merger Subsidiary that, except as set forth in the Disclosure Schedule delivered by SRI to Ringer and Merger Subsidiary on the date hereof and initialed by representatives of Ringer and SRI, including any amendments thereto made by SRI pursuant to Section 5.07 (the "DISCLOSURE SCHEDULE"):

     3.01 ORGANIZATION AND STANDING. SRI is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Georgia and has the requisite corporate power and authority to execute and deliver this Agreement, the Certificate of Merger and the agreements identified in Article XII to which SRI is a party (the "SRI ANCILLARY AGREEMENTS") and to perform its obligations hereunder and thereunder. The copies of the articles of incorporation and bylaws of SRI set forth in the Disclosure Schedule reflect all amendments made thereto and are correct and complete as of the date hereof.

     3.02 EXECUTION, DELIVERY AND PERFORMANCE; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement, the Certificate of Merger and the SRI Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of SRI and its shareholders, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement, the Certificate of Merger and the SRI Ancillary Agreements. This Agreement and the SRI Ancillary Agreements have been duly executed and delivered by SRI and constitute the valid and binding obligations of SRI and its shareholders, enforceable in accordance with their terms (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting creditors' rights) and, and the Certificate of Merger, when executed and delivered by SRI, will constitute the valid and binding obligation of SRI, enforceable in accordance with its terms.

     3.03 SUBSIDIARIES.

     (a) "SUBSIDIARY" has the meaning ascribed to the term in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). The Disclosure Schedule lists all of the Subsidiaries of SRI, and with respect to the capital stock of each such Subsidiary:

          (i) SRI owns, directly or through another Subsidiary, 100% of the issued and outstanding capital stock of each such Subsidiary;

          (ii) All of such shares of such capital stock have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to preemptive rights created by statute, such Subsidiary's articles of incorporation or bylaws, or any other agreement to which either SRI or such Subsidiary is bound; and

          (iii) There are no contracts, commitments, understandings or arrangements by which SRI or any Subsidiary is or may be bound to sell or otherwise transfer any of such capital stock or relating to SRI's right to vote or dispose of shares of such capital stock.

     (b) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation as listed on the Disclosure Schedule.

     (c) With the exception of the Subsidiaries, SRI does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization, joint venture, partnership, limited liability company or entity.

     3.04 CORPORATE POWER AND AUTHORITY. SRI and each Subsidiary has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. SRI and each Subsidiary is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, and where the failure to so qualify would have a material adverse effect on the business or results of operations of SRI and the Subsidiaries, taken as a whole ("MATERIAL ADVERSE EFFECT").

     3.05 NO BREACH. The execution, delivery and performance of this Agreement, the Certificate of Merger and the SRI Ancillary Agreements by SRI and the consummation by SRI of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of SRI or any Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other "PERSON" (such term shall mean an individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof) under the provisions of the articles of incorporation or bylaws of SRI or any Subsidiary or any contract, indenture, mortgage, lease, loan agreement or other agreement, relationship, commitment, arrangement or instrument, written or oral, by which SRI or any Subsidiary is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which SRI or any Subsidiary is subject.

     3.06 GOVERNMENTAL AUTHORITIES; CONSENTS. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, neither SRI nor any Subsidiary is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by SRI of this Agreement, the Certificate of Merger or the SRI Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by SRI or any Subsidiary in connection with the execution, delivery and performance of this Agreement, the Certificate of Merger or the SRI Ancillary Agreements or the transactions contemplated hereby or thereby.

     3.07 CAPITAL STOCK OF SRI.

     (a) On the date hereof, the authorized capital stock of SRI consists of 100,000 shares of SRI Common Stock, par value $.10, of which, as of the date hereof, 500 shares are issued and outstanding. On the date hereof, SRI's capital stock is held of record by the persons and in the amounts set forth in the Disclosure Schedule. On the Effective Date, SRI's capital stock will be held of record by the persons and in the amounts set forth in a disclosure schedule to be provided to Ringer on the Effective Date. All such outstanding shares of SRI's capital stock (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) are not subject to preemptive rights created by statute, SRI's articles of incorporation or bylaws, or any other agreement to which either SRI or, to the knowledge of SRI, SRI's shareholders are bound, and
(iii) were not issued in violation of any applicable securities laws that would subject the Surviving Corporation to fines, penalties, or rescission or civil damages that are material in amount. As used in this Agreement, "knowledge of SRI" and similar words to that effect shall mean the actual knowledge of the officers and directors of SRI and each of the Subsidiaries after due inquiry.

     (b) There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from SRI any shares of SRI's capital stock or other securities of SRI of any kind ("OUTSTANDING PURCHASE RIGHTS") (and there are no agreements or other obligations of SRI to grant any Outstanding Purchase Rights), and there are no agreements or other obligations (contingent or otherwise) that may require SRI to repurchase or otherwise acquire any shares of SRI's capital stock.

     (c) The Disclosure Schedule sets forth those persons who are, in SRI's reasonable judgment, "affiliates" of SRI within the meaning of Rule 145 promulgated by the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT").

     3.08 FINANCIAL STATEMENTS. The Disclosure Schedule sets forth copies of (i) the unaudited consolidated balance sheets, as of August 31, 1997, of SRI and the Subsidiaries (the "LATEST BALANCE SHEET") and the unaudited consolidated statements of earnings, Shareholders equity and cash flows of SRI and the Subsidiaries for the eleven-month period ended August 31, 1997 (such statements and the Latest Balance Sheet being herein referred to as the "LATEST FINANCIAL STATEMENTS"), and (ii) the audited consolidated balance sheets, as of September 30, 1996 and September 30, 1995, of SRI and the Subsidiaries and the audited consolidated statements of earnings, Shareholders equity and cash flows of SRI and the Subsidiaries for each of the years then ended (collectively, the "ANNUAL FINANCIAL STATEMENTS"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of SRI and the Subsidiaries and fairly present the financial condition of SRI and the Subsidiaries as of the dates thereof and respective results of operations for the periods referred to therein. The Annual Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistently applied through the periods indicated (except as indicated in the notes thereto), and the Latest Financial Statements have been prepared in accordance with GAAP (as such term applies to unaudited interim financial statements and thus such statements may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles in general and subject to normal year-end audit adjustments), are consistent with the Annual Financial Statements.

     3.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Latest Balance Sheet, neither SRI nor any Subsidiary has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

     3.10 NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), with the exception of seasonal business changes in the ordinary course, there has been no material adverse change in the assets, financial condition, operating results, distributor, customer, employee or supplier relations, business condition or prospects of SRI and the Subsidiaries, taken as a whole.

     3.11 ABSENCE OF CERTAIN DEVELOPMENTS. Since the Balance Sheet Date, neither SRI nor any Subsidiary has (except (i) in the ordinary course of its business consistent with past practices or (ii) as described in the Disclosure Schedule):

     (a) borrowed any amount or incurred or become subject to any liability in excess of $5,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

     (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $5,000, except (i) liens for current property Taxes not yet delinquent, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet delinquent with respect to claims by carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, or (iv) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $25,000;

     (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $5,000, other than current liabilities (including the current portion of long-term liabilities) paid in the ordinary course of business;

     (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $5,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

     (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

     (f) disclosed, to any person other than Ringer or Merger Subsidiary and authorized representatives of Ringer or Merger Subsidiary, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule and is in full force and effect on the date hereof;

     (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

     (h) declared or paid any dividends or other distributions with respect to any shares of its capital stock other than to SRI or a Subsidiary or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options, warrants or other rights to purchase the same;

     (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or options, warrants or other rights to acquire its equity securities, or any bonds or debt securities;

     (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in Section 3.23 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions expressly contemplated by this Agreement;

     (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

     (l) made or granted any bonus, or any wage, salary or compensation increase to any director, officer, employee or consultant whose annual compensation in the preceding fiscal year exceeded $50,000, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

     (m) made any single capital expenditure or commitment therefor in excess of $5,000;

     (n) made any loans or advances to, or guarantees for the benefit of, any persons in excess of $5,000;

     (o) made any charitable contributions or pledges in excess of $5,000;

     (p) made any change in accounting principles or practices from those utilized in the preparation of the Latest Financial Statements;

     (q) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individual or in the aggregate, material to its business, operations, financial position or prospects, other than in the ordinary course of business;

     (r) experienced any labor dispute;

     (s) experienced any change in any assumption underlying or method of calculating any bad debt, inventory, contingency or other reserve;

     (t) written off as uncollectible any note or account receivable, or canceled any debts, other than in the ordinary course of business and consistent with past practice;

     (u) failed to replace or replenish inventory or supplies as such inventory or supplies may have been depleted from time to time, collect accounts receivable, pay accounts payable and has not shortened or lengthened the customary payment cycles for any of its payables or receivables or otherwise managed its working capital accounts other than in the ordinary course of business and in a manner consistent with past practice;

     (v) experienced any writedown or writeup of (or failed to writedown or writeup in accordance with GAAP) the value of any inventories, receivables or other assets, or revalued any of its assets;

     (w) failed to maintain all material assets in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted;

     (x) experienced any lapse or termination of any material permit that was issued or relates to its business, including any failure to renew any such permit; or

     (y) discontinued or altered, in any material respect, its advertising or promotional activities or its pricing and purchasing policies.

     3.12 TITLE TO PROPERTIES.

     (a) The real property listed as owned ("OWNED PROPERTY") or leased ("LEASED PROPERTY") in the Disclosure Schedule constitutes all of the real property now used or occupied by SRI or any Subsidiary, and ever owned used or occupied in the past by SRI or any Subsidiary (including any and all structures, fixtures or other improvements thereon, the "REAL PROPERTY"). Such Disclosure Schedule includes the record title holder, location, uses thereof and SRI or Subsidiary indebtedness thereon, if any, for all Real Property. SRI or a Subsidiary has good and marketable fee simple title to all Owned Property, except for recorded easements, covenants and other restrictions; utility easements; building restrictions; zoning restrictions; and other easements, covenants and restrictions existing generally with respect to properties of a similar character, all of which are shown on such Disclosure Schedule and there are no outstanding options to purchase the Owned Real Property. The Real Property has access, sufficient for the conduct of the business of SRI as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of SRI at that location. All structures, fixtures and other improvements on all Owned Property are within the lot lines and do not encroach on the properties of any other Person, and the use and operation of all Owned Property are not in violation of any applicable building, zoning, safety, environmental, subdivision and other laws, ordinances, regulations, codes, permits, licenses and certificates and all restrictions and conditions affecting title. Except as described in the Disclosure Schedule, no portion of any Owned Property is located in a flood plain, flood hazard area or designated wetlands area. Since January 1, 1992, neither SRI nor any Subsidiary has received any written or oral notice of assessments for public improvements against any Owned Property or any written or oral notice or order by any governmental body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions (other than as disclosed in the insurance reports disclosed hereunder) that (i) relates to material violations of building, safety or fire ordinances or regulations, (ii) claims any material defect or deficiency with respect to any of such properties or (iii) requests that performance of any material repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Complete and correct copies of all material written reports on such matters from any insurance company that has issued a policy with respect to any of such properties since January 1, 1994, have been delivered to Ringer. To the knowledge of SRI, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Owned Property.

     (b) The leases for the Leased Property (the "LEASES") are in full force and effect, and SRI or a Subsidiary holds a valid and existing leasehold interest under each of the Leases for the term set forth in the Disclosure Schedule. SRI has delivered to Ringer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Ringer. Neither SRI nor any Subsidiary is in material default, and to the knowledge of SRI no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor to the knowledge of SRI is any other party to any of the Leases in default.

     (c) SRI or a Subsidiary owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current Taxes not yet delinquent, (ii) liens set forth in the Disclosure Schedule, (iii) the properties subject to the Leases, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $25,000.

     (d) All of the buildings, machinery, equipment, tools, jigs, fixtures, vehicles and other tangible assets necessary for the conduct of the business of SRI and the Subsidiaries are in reasonable working condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which adversely affect the operation or value of such assets. SRI or a Subsidiary owns or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, except for defects of title that do not materially affect the use of such assets by SRI and the Subsidiaries and except for such assets that can be purchased or leased for nominal expenditures.

     3.13 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Latest Balance Sheet and those arising thereafter are valid receivables, are not subject to valid counterclaims or set-offs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Latest Balance Sheet.

     3.14 INVENTORY. The inventory of raw materials, work in process and finished goods of SRI and each Subsidiary consists of items of a cost, quality and quantity usable and, with respect to finished goods only, salable at the normal profit levels of SRI and such Subsidiary in the ordinary course of the business of SRI and such Subsidiary. The inventory of finished goods of SRI and each Subsidiary is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. SRI and each Subsidiary has on hand or has ordered and expects timely delivery of such quantities of raw materials, and has on hand such quantities of work in process and finished goods, in each case as are reasonably required to timely fill current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with GAAP. The Disclosure Schedule contains a materially complete and accurate summary of SRI's and each Subsidiary's inventory of raw materials, work in progress, finished goods and reserve for obsolete and other inventory allowance or accrual calculation schedules as of September 30, 1996 and August 31, 1997.

     3.15 TAX MATTERS.

     (a) Each of SRI, each Subsidiary and any affiliated, combined or unitary group of which SRI or any Subsidiary is or was a member, any predecessor of SRI or any Subsidiary, and any Plans (as defined in Section 3.21 hereof), as the case may be (each, a "TAX AFFILIATE" and, collectively, the "TAX AFFILIATES"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("RETURNS") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction and all such Returns are true and correct in all material respects, except for timing and categorization issues that would not have a Material Adverse Effect;
(ii) timely and properly paid (or has had paid on its behalf) all Taxes due and payable with respect to the periods covered by such Returns; (iii) established on its Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable for all Tax periods or portions thereof ending on, prior to, or including the Closing Date, the amount of which as of the Latest Balance Sheet Date is set forth in the Disclosure Schedule; and (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages or other payments to employees and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. True and correct copies of any and all Returns filed by any Tax Affiliate have been provided to Ringer.

     (b) There are no liens for Taxes upon any assets of SRI or any Subsidiary or of any Tax Affiliate, except liens for Taxes not yet due. Neither SRI nor any Subsidiary is a party to any tax sharing agreement or similar arrangement for the payment or reimbursement of Taxes.

     (c) No deficiency for any Taxes has been asserted, assessed or, to SRI's knowledge, proposed against SRI, any Subsidiary or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by SRI, any Subsidiary or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to SRI or any Subsidiary by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of SRI, is any such Tax audit or other proceeding threatened with regard to any Taxes or

Returns. SRI does not expect the assessment of any additional Taxes of SRI, any Subsidiary or any Tax Affiliate and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of SRI, any Subsidiary or any Tax Affiliate which would exceed the estimated reserves established on its books and records.

     (d) Neither SRI, any Subsidiary nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by SRI, any Subsidiary or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

     (e) Neither SRI, any Subsidiary nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

     (f) No property of SRI, any Subsidiary or any Tax Affiliate is property that SRI or such Subsidiary or Tax Affiliate is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

     (g) Neither SRI nor any Subsidiary or Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by SRI or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither SRI nor any Subsidiary or Tax Affiliate has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

     (h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the
Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Effective Time, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

     (i) Neither SRI, nor any Subsidiary or Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither SRI nor any Subsidiary or Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

     (j) Neither SRI, a nor any Subsidiary or Tax Affiliate has filed any consent under Section 341(f) of the Code.

     (k) For purposes of this Agreement, the term "TAXES" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon SRI or any Tax Affiliate.

     3.16 CONTRACTS AND COMMITMENTS.

     (a) The Disclosure Schedule lists the following agreements, whether written or, to SRI's knowledge, oral, to which SRI or any Subsidiary is a party (or by which SRI or any Subsidiary or their assets are bound): (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in the Disclosure Schedule; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in the Disclosure Schedule; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person, other than SRI's and the Subsidiaries normal employment practices generally affecting all employees or classes of employees (such as hourly or salaried classes of employees);

(vi) agreement with employees and with consultants, vendors, customers or other third parties requiring confidential treatment of SRI or Subsidiary confidential information and/or transfer to SRI or any Subsidiary of intellectual property rights created by employees and with consultants, vendors, customers or other third parties; (vii) contract, agreement or understanding relating to the voting of SRI's or any Subsidiary's capital stock or the election of directors of SRI or any Subsidiary; (viii) agreement or indenture relating to the borrowing of money, to letters of credit or to mortgaging, pledging or otherwise placing a lien on any of the assets of SRI or any Subsidiary; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $5,000; (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $5,000; (xiii) contract which prohibits SRI or any Subsidiary from freely engaging in business anywhere in the world; (xiv) contract for the distribution of the products of SRI or any Subsidiary (including any distributor, sales and original equipment manufacturer contract); (xv) franchise agreement; (xvi) license agreement or agreement providing for the payment of royalties or other compensation by SRI or any Subsidiary in connection with intellectual property rights licensed from third parties; (xvii) license agreement or agreement providing for the receipt of royalties or other compensation by SRI or any Subsidiary in connection with intellectual property rights owned, controlled or otherwise licensable by SRI or any Subsidiary; (xviii) contract or commitment for capital expenditures in excess of $5,000, (xix) agreement for the sale of any capital asset in excess of $5,000; (xx) contract with any affiliate which in any way relates to SRI or any Subsidiary (other than for employment on customary terms); or (xxi) agreement with vendors, customers or other third parties requiring confidential treatment of confidential information of such vendors, customers or other third parties;
(xxii) other agreement which is either material to the business of SRI or any Subsidiary or was not entered into in the ordinary course of business (other than agreements required to be listed in the Disclosure Schedule).

     (b) The Disclosure Schedule lists the following agreements, whether oral or written, to which SRI or any Subsidiary is a party or by which SRI or any Subsidiary or any of their assets are bound: (i) contract or group of related contracts with the same party for the purchase of products or services by SRI or any Subsidiary under which the undelivered balance of such products or services is in excess of $5,000; (ii) contract or group of related contracts with the same party for the sale of products or services by SRI or any Subsidiary under which the undelivered balance of such products or services (including, without limitation, any free upgrades or ongoing services) has a sales price in excess of $5,000; and (iii) sales agreement or other customer commitment (other than the standard form of purchase order) which entitles any purchaser to a rebate or right of set-off, to return any product of SRI or any Subsidiary after acceptance thereof or to delay the acceptance thereof, to receive future services, upgrades or enhancements, or which varies in any material respect from SRI's or any Subsidiary's standard form agreements for sales.

     (c) SRI and each Subsidiary has performed all material obligations required to be performed through the date hereof by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule and has not been notified of any claim of material default under any contract or commitment required to be disclosed in the Disclosure Schedule; neither SRI nor any Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed in the Disclosure Schedule; and neither SRI nor any Subsidiary has knowledge of any material breach or anticipated material breach by any other party to any contract or commitment required to be disclosed in the Disclosure Schedule.

     (d) Prior to the date of this Agreement, Ringer has been supplied with a correct and complete copy of each written contract or commitment referred to in the Disclosure Schedule, together with all known amendments, waivers or other changes thereto.

     3.17 INTELLECTUAL PROPERTY RIGHTS.

     (a) The Disclosure Schedule describes: (i) all patents and all registrations for trademarks, service marks, trade names, corporate names, copyrights and mask works that have been issued to SRI or any Subsidiary; and
(ii) each pending patent application or application for registration for trademarks, service marks, trade names, corporate names, copyrights and mask works that SRI or any Subsidiary has made with respect to intellectual property owned by, or otherwise controlled by, SRI or any Subsidiary and used in, developed for use in or necessary to the conduct of the business of SRI or any Subsidiary as now conducted or as planned to be conducted as described herein (the "OWNED INTELLECTUAL PROPERTY RIGHTS"). Except as set forth in the Disclosure Schedule, SRI and each Subsidiary owns and possesses all right, title and interest, or holds such other interest as is identified in the Disclosure Schedule, in and to the rights set forth under such caption free and clear of all liens, security interests or other encumbrances and has the full right to exploit such Owned Intellectual Property Rights without payment of compensation to any other party.

     (b) The Disclosure Schedule describes all agreements granting to SRI or any Subsidiary rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights used in or necessary to the conduct of the business of SRI as now conducted or as planned to be conducted as described herein (the "LICENSED-IN INTELLECTUAL PROPERTY RIGHTS"). All such agreements are in force and neither SRI nor any Subsidiary is in breach of any such agreement.

     (c) The Disclosure Schedule describes all products marketed or that have been marketed by SRI or any Subsidiary within the past two years and identifies the method(s) of intellectual property protection utilized by SRI or any Subsidiary with respect to such products.

     (d) The Disclosure Schedule describes all agreements granting to third parties any rights in Owned Intellectual Property Rights and any agreements to grant intellectual property rights that SRI or any Subsidiary may acquire in the future.

     (e) Except as disclosed in the Disclosure Schedule, all of the Owned Intellectual Property Rights will be assumed by, and will become intellectual property rights of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment (other than government filing or registration fees) be made. Except as disclosed in the Disclosure Schedule, all licenses of the Licensed-In Intellectual Property Rights will be assumed by, and will become valid agreements of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment be made (other than future royalties as provided in such agreements).

     (f) SRI and each Subsidiary have taken all commercially reasonable steps to acquire, protect and maintain the Owned Intellectual Property Rights. Without limiting the generality of the foregoing, (i) all employees, contract workers, consultants and other agents of SRI and each Subsidiary have executed agreements sufficient to vest in SRI or such Subsidiary ownership or the right to use the Owned Intellectual Property Rights on which they have performed services in the business of SRI or such Subsidiary as currently conducted without the payment of royalties or penalties; (ii) all maintenance, annuity, renewal and other such fees and filings due on Owned Intellectual Property Rights have been paid or made; and (ii) SRI has no knowledge of any defects in the Owned Intellectual Property Rights that would lead to any of them becoming invalid or unenforceable.

     (g) Except as disclosed in the Disclosure Schedule, neither SRI nor any Subsidiary has received any notice of, nor are there any facts known to SRI or any Subsidiary which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Owned Intellectual Property Rights or any Licensed-In Intellectual Property Rights that are exclusively licensed to SRI or any Subsidiary; and no claim by any third party contesting the validity of any Owned Intellectual Property Rights has been made, is currently outstanding or, to the knowledge of SRI, is threatened;

     (h) Except as disclosed in the Disclosure Schedule, neither SRI nor any Subsidiary has received any notice of any infringement, misappropriation or violation by SRI or any Subsidiary of any intellectual property rights of any third parties and neither SRI nor any Subsidiary, to its knowledge, has infringed, misappropriated or otherwise violated any such intellectual property rights; and to the knowledge of SRI, no infringement, misappropriation or violation of any intellectual property rights of any third parties has occurred or will occur with respect to products currently being sold by SRI or any Subsidiary or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the business of SRI or any Subsidiary as now conducted.

     (i) Except as disclosed in the Disclosure Schedule, neither SRI nor any Subsidiary has entered into any agreement restricting SRI or any Subsidiary from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

     (j) To SRI's knowledge, SRI and each Subsidiary has the right to make available to the Surviving Corporation all trade secrets and other confidential information entrusted to SRI or any Subsidiary by third parties.

     (k) There are no known quality defects in the designs contained in the Owned Intellectual Property Rights and such designs comply with all applicable laws.

     3.18 LITIGATION. The Disclosure Schedule contains a detailed description of all actions, suits, proceedings, orders or investigations pending or, to the knowledge of SRI, threatened against SRI or any Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor is there any basis therefor.

     3.19 WARRANTIES; PRODUCTS.

     (a) The Disclosure Schedule lists all claims outstanding, pending or, to the knowledge of SRI, threatened for breach of any warranty relating to any products sold by SRI or any Subsidiary prior to the date hereof. The description of the product warranties and other material terms of sale of SRI and each Subsidiary set forth in the Disclosure Schedule are correct and complete. The reserves for warranty claims on the Latest Balance Sheet are consistent with SRI's and each Subsidiary's prior practices and are fully adequate to cover all warranty claims made or to be made against any products of SRI or any Subsidiary sold prior to the date thereof.

     (b) SRI's and each Subsidiary's current products have performed, and shall perform after the Effective Time, substantially in accordance with SRI's and such Subsidiary's technical specifications applicable to such products and parts, subject to repair and replacement claims consistent with SRI's and such Subsidiary's past experience. The foregoing representation and warranty:

          (i) is contingent upon proper use of the products and parts in the applications for which they were intended as indicated in SRI's and such Subsidiary's accompanying user manual or similar documentation for the products and parts; and

          (ii) does not apply to any product or part which (A) has been altered, except by SRI or such Subsidiary or at SRI's and such Subsidiary's direction, (B) has not been installed, operated, repaired or maintained in accordance with any installation, handling, maintenance or operating instructions supplied by SRI or such Subsidiary, or (C) has been damaged by acts of nature, vandalism, burglary, neglect, misuse or accident.

     3.20 EMPLOYEES. (a) To the knowledge of SRI, no executive employee of SRI or any Subsidiary and no group of the employees of SRI or any Subsidiary has any plans to terminate his, her or their employment; (b) SRI and each Subsidiary has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes; (c) neither SRI nor any Subsidiary has any labor relations problem pending and SRI's labor relations are satisfactory; (d) there are no workers' compensation claims pending against SRI or any Subsidiary nor is SRI or any Subsidiary aware of any facts that would give rise to such a claim; (e) no employee of SRI or any Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of SRI or any Subsidiary; and (f) no employee or former employee of SRI or any Subsidiary, or any predecessor has any claim with respect to any Intellectual Property Rights. The Disclosure Schedule lists, as of the date set forth in the Disclosure Schedule, each employee of SRI or any Subsidiary. The Disclosure Schedule also states the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee as of such date.

     3.21 EMPLOYEE BENEFIT PLANS.

     (a) For the purpose of this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" means every employee benefit plan (whether or not covered by ERISA) which is maintained or contributed to by SRI or any Subsidiary for the benefit of present or former employees, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits, (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified),
(iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits.

     (b) The term "PLAN" shall also include every such plan: (i) which SRI or any Subsidiary has committed to implement, establish, adopt or contribute to in the future, (ii) for which SRI or any Subsidiary is or may be financially liable as a result of the direct sponsor's affiliation to SRI or any Subsidiary or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by SRI or any Subsidiary for the benefit of its employees or former employees), (iii) which is in the process of terminating (but such term does not include any plan that has been terminated and completely wound up prior to the date of this Agreement such that neither SRI nor any Subsidiary has any present or potential liability with respect to such arrangement), or (iv) for or with respect to which SRI or any Subsidiary is liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

     (c) The Disclosure Schedule sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, and (iv) the participating employers in the Plan.

     (d) Each Plan identified in the Disclosure Schedule is further identified on such Disclosure Schedule by reference to such one or more of the following characteristics as may apply to such Plan: (i) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (ii) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code,
(iii) plan which is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (iv) plan which is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (v) nonqualified deferred compensation arrangement, (vi) employee welfare benefit plan as defined in
Section 3(1) of ERISA, (vii) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (viii) plan maintained by more than one employer as defined in Section 413(c) of the Code (a "multiple employer plan"),
(ix) plan providing benefits after separation from service or termination of employment, (x) plan maintained or contributed to by SRI or any Subsidiary which owns any SRI or other employer securities as an investment, (xi) plan which provides benefits (or provides increased benefits or vesting) as a result of a change in control of SRI or any Subsidiary, (xii) plan which is maintained pursuant to collective bargaining, and (xiii) a plan funded, in whole or in part, through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code.

     (e) The Disclosure Schedule sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with SRI or any Subsidiary within the meaning of Section 414(b) or (c) of the Code, (ii) which is (or was during the preceding five years) in an affiliated service group with SRI or any Subsidiary within the meaning of Section 414(m) of the Code, (iii) which is (or was during the preceding five years) the legal employer of persons providing services to SRI or any Subsidiary as leased employees within the meaning of Section 414(n) of the Code, and (iv) with respect to which SRI or any Subsidiary is a successor employer for purposes of group health or other welfare plan continuation rights (including
Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

     (f) To the extent that they exist, SRI has furnished Ringer with true and complete copies of: (i) the most recent determination letter, if any, received by SRI or any Subsidiary from the Internal Revenue Service regarding each Plan,
(ii) the most recent determination or opinion letter ruling from the Internal Revenue Service that each trust established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC), (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) the most recently prepared actuarial valuation report for each Plan (including but not limited to reports prepared for funding, deduction and financial accounting purposes), (vi) Plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, and
(vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan.

     (g) The Disclosure Schedule identifies each employee of SRI or any Subsidiary who is: (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law, (iii) absent from active employment on any other leave or approved absence (together with the reason for such leave or absence), (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment), or
(v) not an "at will" employee, except as "at will" status may be modified by employee handbooks or employment practices applicable generally to all employees or categories of employees (such as hourly and salaried categories).

     (h) With respect to continuation rights arising under federal or state law as applied to plans that are group health plans (as defined in Section 601 et. seq. of ERISA), the Disclosure Schedule identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation, and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

     (i) Except as set forth in the Disclosure Schedule: (i) all Plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified; (ii) all trusts established in connection with Plans which are intended to be generally tax exempt under Section 501(a) or (c) of the Code are generally tax exempt; (iii) to the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been administered in all material respects in accordance with the documents and instruments governing the Plans; (v) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (vii) to SRI's knowledge, no Plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by Ringer or SRI or any Subsidiary that are not deductible (in whole or in part) because of the application of Section 280G of the Code; (viii) and SRI and each Subsidiary has made a good faith effort to comply with the reporting and taxation requirements for FICA Taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

     (j) Except as set forth in the Disclosure Schedule: (i) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (ii) all contributions, premium payments and other payments due from SRI or any Subsidiary in connection with the Plans but not made as of the date of this Agreement have been accounted for in accordance with GAAP on the Latest Balance Sheet; (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise); and (iv) with respect to each Plan that is subject to Section 301 et. seq. of ERISA or Section 412 of the Code, neither SRI nor any Subsidiary is liable for any accumulated funding deficiency as that terms is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

     (k) Except as set forth in the Disclosure Schedule: (i) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits; (ii) except as based upon plans maintained by Ringer or its affiliates, the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary; (iii) except as based upon plans maintained by Ringer or its affiliates, the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of SRI or any Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee; (iv) to SRI's knowledge, no Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation;
(v) neither SRI nor any Subsidiary has any actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating; (vi) neither SRI nor any Subsidiary has any actual or potential liability under section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer Plan; and (vii) with respect to the Plans, neither SRI nor any Subsidiary has any liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise Taxes under section 4971 through section 4980B, section 4999, section 5000 or any other section of the Code, (B) any penalty under section 502(i), section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

     (l) Except as set forth in the Disclosure Schedule: (i) all accruals required under FAS 106 have been properly accrued on the financial statements of SRI; (ii) no condition, agreement or Plan provision limits the right of SRI or any Subsidiary to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA); (iii) neither SRI nor any Subsidiary has any liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the Plans set forth in the Disclosure Schedule or (B) health care continuation benefits described in section 4980B of the Code.

     3.22 INSURANCE. The Disclosure Schedule lists and briefly describes each insurance policy maintained by SRI or any Subsidiary with respect to the properties, assets and operations of SRI or such Subsidiary and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. Neither SRI nor any Subsidiary is in default with respect to its obligations under any of such insurance policies.

     3.23 AFFILIATE TRANSACTIONS. Other than pursuant to this Agreement, no officer, director or employee of SRI or any Subsidiary or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "INSIDERS"), has any agreement with SRI or any Subsidiary (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of SRI or any Subsidiary (other than ownership of capital stock of SRI). None of the Insiders has any direct or indirect interest (other than beneficial ownership of less than one percent of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) in any competitor, supplier or customer of SRI or any Subsidiary or in any person, firm or entity from whom or to whom SRI or any Subsidiary leases any property. For purposes of this Section 3.23, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee. All agreements and transactions between SRI or any Subsidiary and any Insider identified in the Disclosure Schedule were made for bona fide business purposes on terms comparable to what could be obtained from an unaffiliated third party.

     3.24 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule lists the 15 largest distributors and the 15 largest suppliers of each Subsidiary for the eleven-month period ended August 31, 1997, and sets forth opposite the name of each such customer or supplier the approximate amount of gross sales or purchases by such Subsidiary attributable to such customer or supplier for such period. Since the Balance Sheet Date, no customer or supplier listed in the Disclosure Schedule has informed SRI or any Subsidiary that it will stop or materially decrease the rate of business done with SRI or any Subsidiary.

     3.25 DISTRIBUTORS. The Disclosure Schedule lists (a) all former distributors of SRI or any Subsidiary that have been terminated since January 1, 1994 and the circumstances surrounding such termination; (b) all litigation and disputes between SRI or any Subsidiary and any of their past or present distributors, including any claims initiated by any distributor against SRI or any Subsidiary, whether such litigation dispute resulted in a settlement, financial payment or not; (c) to SRI's knowledge, all buying consortium arrangements by which any distributor of SRI or any Subsidiary purchases goods (including wholegoods, parts, supplies or other goods) or services from SRI or any Subsidiary; and (d) all distributors of SRI or any Subsidiary that, to SRI's knowledge, sell or distribute goods or services other than those of SRI or any Subsidiary. There are no enforceable agreements with any distributor except as set forth in the Disclosure Schedule. Each distributor of SRI and each Subsidiary may be terminated without penalty or other liability other than the repurchase of inventory and potential liability for floor plan exposure upon at least 30 days' prior written notice, except as otherwise provided by distributor protection laws in some states.

     3.26 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The Disclosure Schedule lists all officers and directors of SRI and each Subsidiary and all of the bank accounts of SRI and each Subsidiary (designating each authorized signer).

     3.27 COMPLIANCE WITH LAWS; PERMITS.

     (a) Except as set forth in the Disclosure Schedule, SRI, each Subsidiary, and their respective predecessors and respective officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes to which SRI or any Subsidiary (including any product of SRI or any Subsidiary) may be subject, and, since January 1, 1992, SRI has received no notice of any allegation or claim of any noncompliance and no claims have been filed against SRI or any Subsidiary alleging a violation of any such laws, regulations or other requirements. SRI has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property. Neither SRI nor any Subsidiary is relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Surviving Corporation after the Effective Time.

     (b) SRI and each Subsidiary has, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in Section 3.28(b) hereof) (collectively, the "PERMITS"). SRI and each Subsidiary has conducted its business in substantial compliance with all material terms and conditions of the Permits.

     (c) Neither SRI nor any Subsidiary has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles or general promotion and entertainment expenditures of

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nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder SRI or any Subsidiary in connection with any actual or proposed transaction.

     3.28 ENVIRONMENTAL MATTERS.

     (a) As used in this Section 3.28, the following terms shall have the following meanings:

          (i) "HAZARDOUS MATERIALS" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that (i) might present a hazard to or cause any injury to human health or safety or to the environment (ii) might cause a nuisance, trespass, toxic tort or other common law claim with respect to SRI, any Subsidiary or the Real Property, or (iii) might subject SRI or any Subsidiary to any imposition of costs or liability under any Environmental Law (as defined in Section 3.28(a)(ii) hereof).

          (ii) "ENVIRONMENTAL LAWS" means all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials) in effect as of the date of this Agreement.

          (iii) "RELEASE" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (iv) "CLEANUP" means the removal, remediation, decommissioning, abatement, corrective action or other response with respect (including, without limitation, testing, monitoring, sampling or investigation of any kind) any Release or presence or other discovery of Hazardous Materials (including,without limitation, chlorinated solvents, asbestos-containing material, pesticides, insecticides, fungicides) or other adverse environmental or safety conditions to the satisfaction of all applicable governmental agencies, in compliance with applicable Environmental Laws.

          (v) "REGULATORY ACTIONS" shall mean any claim, demand, action or proceeding brought or instigated by any governmental agency in connection with any Environmental Law (including, without limitation, civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties, or expenses.

          (vi) "THIRD-PARTY CLAIMS" shall mean any claim, demand, suit, proceeding, cause of action, penalty, cost, injunction or demand for payment or compensation, asserted by any person or entity, whether or not involving any injury or threatened injury to human health or safety, property, the environment or natural resources, based on any Release of Hazardous Materials or other adverse environmental or safety conditions, or based on any action in negligence, trespass, strict liability, nuisance, toxic tort or other Environmental Law or common law involving environmental or safety matters.

     (b) SRI, each Subsidiary and the Real Property are in compliance with all applicable Environmental Laws. To the knowledge of SRI, all ownership or use of the Real Property by any owners thereof or operators thereon other than SRI or the Subsidiaries was at all times in compliance with all applicable Environmental Laws, except where any such noncompliance, individually or in aggregate, would not have a Material Adverse Effect.

     (c) SRI and each Subsidiary has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and operate the Real Property (collectively, the "ENVIRONMENTAL PERMITS"). A correct and complete copy of each such Environmental Permit shall be provided by SRI to Ringer at least 14 days prior to the Effective Time. SRI and each Subsidiary has conducted its business in compliance with all terms and

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

conditions of the Environmental Permits. SRI and each Subsidiary has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

     (d) (i) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Real Property that would cause the Surviving Corporation or Ringer to incur response, remediation or other costs related to Cleanup in order to comply with applicable Environmental Laws or that would subject the Surviving Corporation or Ringer to fines or penalties, (ii) the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls ("PCB"s) or pesticides that would cause the Surviving Corporation or Ringer to incur response, remediation or other costs related to Cleanup in order to comply with applicable Environmental Laws or that would subject the Surviving Corporation or Ringer to fines, penalties, Regulatory Actions or Third Party Claims, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property.

     (e) Neither SRI nor any Subsidiary has received any notice alleging in any manner that it is, or might be potentially responsible for any Release of Hazardous Materials, or any costs or liabilities arising under or for violation of Environmental Laws.

     (f) No expenditure, including penalties, fines or response, remediation or other costs of Cleanup arising under applicable Environmental Laws, will be required in order for Ringer, Merger Subsidiary or the Surviving Corporation to comply with any Environmental Laws in effect at the time of the Effective Time in connection with the operation or continued operation of the business of SRI or any Subsidiary or the Real Property in a manner consistent with the current operation thereof by SRI or any Subsidiary, other than expenditures comparable to SRI's or such Subsidiary's historical level of expenditures for compliance with Environmental Laws.

     (g) Neither SRI, any Subsidiary nor the Real Property is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites (the "NATIONAL PRIORITIES LIST"), or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

     (h) SRI has disclosed and delivered to Ringer all environmental reports and investigations which SRI or any Subsidiary or any of their agents, representatives, consultants or counsel has obtained, ordered or reviewed with respect to the business of SRI, any Subsidiary or the Real Property.

     (i) To the knowledge of SRI, no part of the business of SRI, any Subsidiary or the Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

     (j) No lien has been attached or filed against SRI, any Subsidiary or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials or other environmental condition.

     (k) The storage, transportation, handling, use or disposal, if any, by SRI or any Subsidiary of Hazardous Materials on or under the Real Property and/or disposal elsewhere, if any, of Hazardous Materials generated on or from the Real Property is currently, and at all times has been, in compliance in all material respects with all applicable Environmental Laws. Neither SRI nor any Subsidiary has transported or arranged for the transportation or any Hazardous Materials or other material or substances to any location which is: (i) listed on the National Priorities List, or (ii) listed for possible inclusion on the National Priorities List, in the Comprehensive Environmental Response, Compensation and Liabilities Act of 1980 ("CERCLA") or on any similar state list.

     3.29 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of SRI or any Subsidiary, other than fees for financial advisory services that have been paid or accrued at or prior to the Effective Date.

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

     3.30 SHAREHOLDER AGREEMENTS. On or prior to the date hereof, SRI has delivered to Ringer an executed copy of the Shareholder Agreement as described in Section 12.01 hereof.

     3.31 DISCLOSURE. Neither this Agreement nor any of the exhibits hereto nor any of the documents delivered by or on behalf of SRI or any Subsidiary pursuant to Article VIII hereof, the Disclosure Schedule or any of the financial statements referred to in Section 3.08 hereof contains any untrue statement of a material fact regarding SRI or any of the other matters dealt with in this
Article III relating to SRI or any Subsidiary or the transactions contemplated by this Agreement. This Agreement, the exhibits hereto, the documents delivered to Ringer by or on behalf of SRI or any Subsidiary pursuant to Article VIII hereof, the Disclosure Schedule and the financial statements referred to in
Section 3.08 hereof do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Ringer of which SRI has knowledge is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer relations, employee relations and business prospects, of SRI.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF RINGER
                             AND MERGER SUBSIDIARY

     Ringer and Merger Subsidiary, jointly and severally, hereby represent and warrant to SRI that:

     4.01 INCORPORATION AND CORPORATE POWER. Each of Ringer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and the State of Georgia, respectively, with the requisite corporate power and authority to execute and deliver this Agreement and the agreements identified in Article XII to which it is a party (the "RINGER ANCILLARY AGREEMENTS") and perform its obligations hereunder and thereunder. The Merger Subsidiary has the requisite corporate power and authority to execute and deliver the Certificate of Merger and perform its obligations thereunder.

     4.02 EXECUTION, DELIVERY AND PERFORMANCE; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement and the Ringer Ancillary Agreements by Ringer and Merger Subsidiary, and the Certificate of Merger by Merger Subsidiary, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action other than approval of the Merger by the holders of a majority of the outstanding share of Ringer Common Stock, and no corporate proceedings on their part other than such approval are necessary to authorize the execution, delivery or performance of this Agreement, the Ringer Ancillary Agreements or the Certificate of Merger. This Agreement and the Ringer Ancillary Agreements have been duly executed and delivered by Ringer and Merger Subsidiary and constitute the valid and binding obligations of Ringer and Merger Subsidiary, enforceable in accordance with their terms (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting creditors' rights), and the Certificate of Merger, when executed and delivered by Merger Subsidiary, will constitute the valid and binding obligation of Merger Subsidiary, enforceable in accordance with its terms.

     4.03 NO BREACH. The execution, delivery and performance of this Agreement and the Ringer Ancillary Agreements by Ringer and Merger Subsidiary, and the Certificate of Merger by Merger Subsidiary, and the consummation by Ringer and Merger Subsidiary of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Ringer or Merger Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the articles of incorporation or bylaws of either Ringer or Merger Subsidiary, or any contract, indenture, mortgage, lease, loan agreement or other agreement, relationship, commitment, arrangement or instrument, written or oral, by which either Ringer or Merger Subsidiary is bound or affected (other than Ringer's agreements with

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its principal lender), or any law, statute, rule or regulation or order, judgment or decree to which either Ringer or Merger Subsidiary is subject.

     4.04 MERGER SUBSIDIARY. All of the outstanding capital stock of Merger Subsidiary is owned by Ringer free and clear of any lien, claim or encumbrance or any agreement with respect thereto. Since the date of its incorporation, Merger Subsidiary has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement, the Certificate of Merger or the Ringer Ancillary Agreements.

     4.05 GOVERNMENTAL AUTHORITIES; CONSENTS. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, and any consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the laws of any foreign country, (a) neither Ringer nor Merger Subsidiary is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement, the Certificate of Merger or the Employment Agreements (as defined in Section 12.03 hereof) or the consummation of the transactions contemplated hereby or thereby, and (b) no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by either Ringer or Merger Subsidiary in connection with its execution, delivery and performance of this Agreement, the Certificate of Merger or the Ringer Ancillary Agreements or the transactions contemplated hereby or thereby.

     4.06 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Ringer or Merger Subsidiary.

     4.07 SEC DOCUMENTS. Ringer has filed all required reports, schedules, forms, statements, and other documents with the SEC since January 1, 1995 (together with later filed documents that revise or supersede earlier filed documents, the "RINGER SEC DOCUMENTS"). As of their respective dates, the Ringer SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Ringer SEC Documents. None of the Ringer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Ringer included in the Ringer SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-QSB of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Ringer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Ringer SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither Ringer nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth in a consolidated balance sheet of Ringer and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, would have, a material adverse effect on the business or results of operations of Ringer.

     4.08 CAPITAL STOCK.

     (a) The capital stock of Ringer consists only of Ringer Common Stock, and except as hereinafter provided, the Ringer SEC Documents set forth Ringer's capitalization in all material respects. All outstanding shares of Ringer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of such shares were issued in violation of any applicable securities laws that would subject Ringer to fines, penalties or rescission or civil damages that are material in amount. Ringer Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ National

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

Market System and all Ringer Common Stock issued as part of the Merger Consideration will, upon issuance, be so registered and listed.

     (b) Ringer owns, beneficially and of record, all issued and outstanding shares of Merger Subsidiary Stock, which shares are validly issued, fully paid, and non-assessable, and free and clear of all liens.

     (c) Except as set forth in this Section 4.08 and except for changes since the date of Ringer's most recent Ringer SEC Document resulting from the exercise of employee and director options, (i) no shares of Ringer Common Stock or other voting securities of Ringer are outstanding, (ii) no securities of Ringer convertible into or exchangeable for shares of capital stock or voting securities of Ringer are outstanding, and (iii) no options or other rights to acquire from Ringer, and no obligation of Ringer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Ringer are outstanding (the items in clauses (i), (ii) and (iii) being referred to collectively as the "RINGER SECURITIES." No obligations of Ringer to repurchase, redeem or otherwise acquire any Ringer Securities are outstanding.

     4.09 CURRENT PLANS OR INTENTIONS. Ringer does not have any current plan or intention to take any of the following actions within the two-year period immediately following the Effective Date:

     (a) Liquidate SRI or any Subsidiary;

     (b) Merge SRI or any Subsidiary with or into another corporation, except if SRI or such Subsidiary is the surviving corporation; or

     (c) Cause SRI or any Subsidiary to sell or otherwise dispose of any of its assets to any entity other than an SRI subsidiary, with the following exceptions
(i) sales or dispositions in the ordinary course of business or (ii) sales or dispositions which would not violate the "substantially all" test as defined in Rev. Proc. 777-37, 1977-2 C.B. 568 Section 3.01.

Except as expressly contemplated herein, it is the present intention of Ringer to continue the line of business presently conducted by SRI and the Subsidiaries.

     4.10 DUE AUTHORIZATION OF STOCK ISSUED IN MERGER. Any shares of Ringer Common Stock issued by Ringer to SRI's shareholders pursuant as part of the Merger Consideration will, upon such issuance and delivery in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights of Ringer's shareholders.

                                   ARTICLE V

                                COVENANTS OF SRI

     5.01 CONDUCT OF THE BUSINESS. SRI and each Subsidiary shall observe each term set forth in this Section 5.01 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Ringer in writing:

     (a) The business of SRI and each Subsidiary shall be conducted only in, and neither SRI nor any Subsidiary shall take any action except in, the ordinary course of SRI's or such Subsidiary's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and SRI's or such Subsidiary's past custom and practice;

     (b) Neither SRI nor any Subsidiary shall, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of capital stock, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its articles of incorporation or bylaws; (iv) split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock;
(v) redeem, purchase or acquire or offer to acquire any shares of capital stock or other securities; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

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

(vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice and the borrowing of money for facility expansion, the upgrading of computer and paint systems, telephone system, production equipment and tooling, in accordance with the capital spending plan previously provided to Ringer; (viii) accelerate or defer, beyond the normal collection cycle, or defer collection of manufacturers' rebates, promotional allowances and other accounts receivable; or, other than in the ordinary course of business and consistent with past practice, (ix) accelerate or defer the payment of undisputed accounts payable or other accrued expenses owed to trade creditors or other third parties having business relationships with SRI or any Subsidiary;
(x) enter into or propose to enter into, or modify or propose to modify, any Lease or exercise or waive any option, or consent to any modification, act or omission by any landlord requiring tenant's consent under any Lease; (xi) enter into or propose to enter into or modify or propose to modify any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(b); (xii) purchase inventories or supplies for its business;
(xiii) sell, lease, license or otherwise dispose of any assets or properties;
(xiv) accelerate or defer the construction of improvements at any of the locations of its business; or (xv) accelerate or defer the purchase of fixtures, equipment, leasehold improvements, vehicles, other items of machinery and equipment and other capital expenditures;

     (c) Except as contemplated herein, neither SRI nor any Subsidiary shall, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or
(ii) in the case of employees, officers or consultants who earn in excess of $50,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof other than in the ordinary course of business and consistent with past practice;

     (d) Except as contemplated herein, neither SRI nor any Subsidiary shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

     (e) Neither SRI nor any Subsidiary shall cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (f) SRI and each Subsidiary shall (i) use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others with which it has business relationships; (ii) confer on a regular and frequent basis with representatives of Ringer to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Effective Time; (iv) notify Ringer of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of SRI or any Subsidiary or to SRI's, Ringer's or Merger Subsidiary's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Ringer in writing if SRI shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

     (g) Except as set forth in the Disclosure Schedule, SRI and each Subsidiary shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of SRI or any Subsidiary or other matters relating to Taxes of SRI or any Subsidiary which pursuant to applicable law must be filed (after taking into account any properly applicable extensions of the due date of such returns, elections or information statements) prior to the Closing Date; provided, however, that neither SRI nor any Subsidiary shall file any such Tax returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with and consent of Ringer (which consent shall not be unreasonably withheld); (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Ringer;
(iii) make or rescind any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting SRI only upon prior consultation with and consent of Ringer (which consent shall not be unreasonably withheld);
(iv) not amend any Return; (v) not change the rate or policy for any accrual or reserve for Taxes or otherwise accrue therefor in a manner inconsistent with its practices for previous periods as reflected in the Latest Financial Statements; and (vi) not change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ended September 30, 1996, except for changes required by changes in law; and

     (h) SRI shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.11, except in the ordinary course of business and consistent with past practice or as stated in the Disclosure Schedule under the caption referencing such Section.

     5.02 ACCESS TO BOOKS AND RECORDS. Between the date hereof and the Effective Time, SRI shall afford to Ringer and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of SRI, and the work papers of Smith & Howard, P.C., SRI's independent accountants ("SRI'S ACCOUNTANT"), relating to work done by SRI's Accountant and otherwise provide such assistance as is reasonably requested by Ringer in order that Ringer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of SRI and each Subsidiary. In addition, SRI, each Subsidiary and their respective officers and directors shall cooperate fully (including providing introductions, where necessary) with Ringer and to enable Ringer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of SRI and each Subsidiary as Ringer deems reasonably necessary to complete its due diligence.

     5.03 REGULATORY FILINGS. SRI and each Subsidiary shall make, or cause to be made all filings and submissions under any laws or regulations applicable to SRI or such Subsidiary for the consummation of the transactions contemplated herein. SRI and each Subsidiary will coordinate and cooperate with Ringer in exchanging such information, will not make any such filing without providing to Ringer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing date and will provide such reasonable assistance as Ringer may request in connection with all of the foregoing.

     5.04 FINANCIAL STATEMENTS. SRI shall have prepared and delivered to Ringer consolidated quarterly and monthly financial statements for any periods ending at least 15 days prior to the Effective Time.

     5.05 CONDITIONS. SRI shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Without limiting the generality of the foregoing, SRI shall obtain, prior to the Effective Time, all consents or waivers to the transactions contemplated herein that may be required under any of the agreements or commitments of SRI or any Subsidiary that are material to SRI's or any Subsidiary's business.

     5.06 NO NEGOTIATIONS. Except as consented to in writing by Ringer, from the date hereof until the Effective Time, neither SRI nor any Subsidiary shall, directly or indirectly, through any officer, director, agent, affiliate, employee or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person, group or entity relating to any acquisition of the capital stock or business of SRI or any Subsidiary, or all or a material portion of the assets of SRI or any Subsidiary, or other similar transaction or business combination involving the business of SRI or any Subsidiary, and shall not participate in any negotiations or discussions regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or

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

entity to do or seek such acquisition or other transaction. SRI agrees that it shall take the necessary steps to promptly inform, and cause each Subsidiary to inform, any such third party of the obligations undertaken in this Agreement and this Section 5.06. SRI agrees that it immediately shall inform Ringer in writing of any such inquiry and shall keep Ringer informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     5.07 NOTIFICATION; AMENDMENT TO DISCLOSURE SCHEDULE.

     (a) SRI shall give prompt notice to Ringer of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty by SRI contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and
(ii) any material failure of SRI to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

     (b) From time to time after the date hereof and prior to the Effective Time, SRI shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering an updated Disclosure Schedule to Ringer pursuant to this Section 5.8(b) with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially untrue, inaccurate or incomplete as a result of such matter arising. Such supplement or amendment to SRI's representations and warranties contained in an updated Disclosure Schedule delivered pursuant to this Section 5.8(b) shall be deemed to have modified the representations and warranties of SRI, and no such supplement or amendment, or the information contained in such updated Disclosure Schedule, shall constitute a breach of a representation or warranty of SRI; provided that no such supplement or amendment may cure any breach of a covenant or agreement of SRI under Articles V or VI. Within 15 days after receipt of such supplement or amendment, Ringer may terminate this Agreement pursuant to Section 9.01(h) hereof if the information in such supplement or amendment together with the information in any and all of the supplements or amendments previously provided by SRI indicate that SRI has suffered or is reasonably likely to suffer a material adverse change (as described in Section 9.01(h).

                                   ARTICLE VI

                   COVENANTS OF RINGER AND MERGER SUBSIDIARY

     Ringer and Merger Subsidiary covenant and agree with SRI as follows:

     6.01 REGULATORY FILINGS. Ringer or Merger Subsidiary shall, as promptly as practicable after the execution of the Agreement, make or cause to be made all filings and submissions under any laws or regulations applicable to Ringer and Merger Subsidiary for the consummation of the transactions contemplated herein. Ringer and Merger Subsidiary will coordinate and cooperate with SRI in exchanging such information, will not make any such filing without providing to SRI a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as SRI may request in connection with all of the foregoing.

     6.02 CONDITIONS. Ringer or Merger Subsidiary shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in
Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days after such date).

     6.03 PROXY STATEMENT. As promptly as practicable after the execution of this Agreement, Ringer will file with the SEC a proxy statement under the Securities Exchange Act soliciting approval of the Merger by the shareholders of Ringer (as amended or supplemented by any amendment or supplement filed by Ringer, the "PROXY STATEMENT"), and will use its best efforts to cause the Proxy Statement to be approved for distribution to its shareholders. Ringer shall bear the costs of SEC filing fees with respect to the Proxy Statement, the

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

costs of printing the Proxy Statement and the costs of distributing the Proxy Statement to Ringer shareholders.

     6.04 STOCK EXCHANGE LISTINGS. Prior to issuance, Ringer will file all documents required to be filed to list the Ringer Common Stock to be issued as the Merger Consideration on the Nasdaq Stock Market and use its best efforts to effect said listings.

                                  ARTICLE VII

                CONDUCT OF SRI AND RINGER AFTER THE ACQUISITION

     During the period from the Effective Time until Ringer shall determine otherwise, all employee compensation, benefit and welfare Plans of SRI shall continue as stand-alone Plans, separate from those of Ringer, except as such compensation arrangements may be modified pursuant to the Employment Agreements and Section 7.02 hereof.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

     8.01 CONDITIONS TO RINGER'S AND MERGER SUBSIDIARY'S OBLIGATIONS. The obligation of Ringer and Merger Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Effective Time:

     (a) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date hereof throughout such representations and warranties (without taking into account any disclosures by SRI of discoveries, events or occurrences arising on or after the date hereof);

     (b) SRI shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Effective Time;

     (c) SRI shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of SRI's or any Subsidiary's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting SRI or any Subsidiary or any license, franchise or permit of or affecting SRI or any Subsidiary;

     (d) This Agreement, the Certificate of Merger and the Merger shall have been:

          (i) duly and validly approved by the requisite vote of the shareholders of Ringer, and

          (ii) SRI shall have duly executed the Certificate of Merger;

     (e) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated herein or by the Certificate of Merger will have been duly made and obtained;

     (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated herein or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Ringer or Merger Subsidiary of all or a material portion of the business or assets of SRI or any Subsidiary, or to cause Ringer or Merger Subsidiary or any of their subsidiaries or SRI or any Subsidiary to dispose of or to hold separately all or a material portion of the business or assets of Ringer or Merger Subsidiary and their subsidiaries or of SRI or any Subsidiary, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Ringer or Merger Subsidiary of any of the shares of SRI Common Stock, (iv) seeking to invalidate or render

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

unenforceable any material provision of this Agreement or the Certificate of Merger or any of the SRI Ancillary Agreements, or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

     (g) There shall not be any action taken, nor any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated herein by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(f) hereof;

     (h) Ringer, in conducting its due diligence investigation of the business and financial condition of SRI and the Subsidiaries, shall not have discovered any fact or circumstance existing as of the Effective Time which previously had not been disclosed to Ringer regarding the business, assets, properties, condition (financial or otherwise), results of operations or prospects of SRI which is, individually or in the aggregate with other such facts and circumstances, materially adverse to SRI or any Subsidiary or to the value of the shares of SRI's capital stock;

     (i) There shall have been no damage, destruction or loss of or to any property or properties owned or used by SRI or any Subsidiary, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

     (j) Ringer shall have received from SRI's legal counsel a written opinion, dated the date of the Effective Time, addressed to Ringer and satisfactory to Ringer's legal counsel, with respect to such matters as Ringer shall reasonably request;

     (k) Ringer shall have received from its principal lender such approvals, waivers and consents as may be necessary to permit the consummation of the Merger without causing Ringer to violate or be in default under any agreements with such lender;

     (l) Ringer shall have received from Deloitte & Touche LLP, independent auditors for Ringer, letters, dated the date of or shortly prior to the date of the mailing of the Proxy Statement and the Effective Date, stating its opinion that the Merger will qualify for pooling-of-interests accounting treatment;

     (m) Prior to the Effective Time, SRI shall have delivered to Ringer all of the following:

          (i) certificates of each of the chief executive officer and the chief financial officer of SRI dated as of the date of the Effective Time, stating that to the knowledge of such officers that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

          (ii) copies of the third party and governmental consents and approvals and of the authorizations referred to in subsections (c), (d) and (e) above;

          (iii) the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of SRI and each Subsidiary;

          (iv) a copy of the articles of incorporation of SRI and each Subsidiary as then in effect, certified by the Secretary of State of the State of Georgia, and a Certificate of Existence from the Secretary of State of the State of Georgia evidencing the good standing of SRI and each Subsidiary in such state;

          (vi) a copy of each of (A) the text of the resolutions adopted by SRI's board of directors authorizing the execution, delivery and performance of this Agreement and the Certificate of Merger and the consummation of all of the transactions contemplated herein and (B) the bylaws of SRI and each Subsidiary as then in effect; along with certificates executed on behalf of SRI and each Subsidiary by its corporate secretary certifying to Ringer that such copies are correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

          (vii) incumbency certificates executed on behalf of SRI by its corporate secretary certifying the signature and office of each officer executing this Agreement, the Certificate of Merger and the SRI Ancillary Agreements executed by SRI;

          (viii) an executed copy of each of the SRI Ancillary Agreements; and

          (ix) such other certificates, documents and instruments as Ringer reasonably requests related to the transactions contemplated herein.

     (n) The offer and issuance of the Ringer Common Stock pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and all applicable state securities laws.

     8.02 CONDITIONS TO SRI'S OBLIGATIONS. The obligations of SRI to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Effective Time:

     (a) The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date hereof throughout such representations and warranties;

     (b) Ringer and Merger Subsidiary shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement and the Certificate of Merger prior to the Effective Time, and Merger Subsidiary shall have executed the Certificate of Merger;

     (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated herein will have been duly made and obtained;

     (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated herein or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Certificate of Merger or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;

     (e) There shall not be any action taken, nor any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated herein by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.02(d) hereof;

     (f) Ringer shall have received all state securities law authorizations necessary to carry out the transactions contemplated by this Agreement;

     (g) At or prior to the Effective Time, Ringer shall have delivered to SRI
(i) a certificate of appropriate officer(s) of Ringer dated as of the Effective Date, stating that to the knowledge of such officer(s) the conditions precedent set forth in subsections (a) and (b) above have been satisfied, and (ii) an executed copy of each of the Related Agreements;

     (h) SRI shall have received the opinion of Dorsey & Whitney LLP, Ringer's counsel, with respect to such matters as SRI shall reasonably request; and

     (i) The shares of Ringer Common Stock to be issued as Merger Consideration shall have been approved for listing on the Nasdaq Stock Market.

                                   ARTICLE IX

                                  TERMINATION

     9.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by the mutual consent of Ringer, Merger Subsidiary and SRI;

     (b) by Ringer or SRI, if there has been a material misrepresentation, a material breach of warranty or a material breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

     (c) by Ringer or SRI, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency, foreign or domestic, which would make the consummation of the Merger illegal and such action, statute, rule, regulation or order shall have become final and unappealable;

     (d) by Ringer or SRI, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority of agency, which would (i) prohibit SRI's or Ringer's ownership or operation of all or a portion of SRI's or any Subsidiary's business, or (ii) compel Ringer or SRI or any Subsidiary to dispose of or hold separate all or a portion of the business or assets of SRI or such Subsidiary or Ringer as a result of the Merger;

     (e) by either Ringer or SRI, if the transactions contemplated herein have not been consummated on or before January 31, 1998; provided that, neither will be entitled to terminate this Agreement pursuant to this Section 9.01(e) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated herein;

     (f) by either Ringer or SRI, if any of the conditions to such party's obligations to consummate the Merger described in Article VIII become impossible to satisfy;

     (g) by Ringer if the shareholders of Ringer shall have failed to approve this Agreement and the Merger at the meeting described in the Proxy Statement (including any adjournment or postponement thereof);

     (h) by Ringer, if after the date hereof there shall have been a material adverse change in the business, assets, properties, condition (financial or otherwise), results of operations or prospects of SRI, or if an event (other than a general industry or economic downturn or economic changes related to seasonal conditions) shall have occurred which, so far as reasonably can be foreseen, would result in any such change;

     9.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by Ringer or SRI, as provided in Section 9.01, all provisions of this Agreement shall terminate and there shall be no liability on the part of any of Ringer, Merger Subsidiary or SRI, or their respective shareholders, officers or directors, except (a) Sections 13.01 (press releases and announcements), 13.02 (expenses), 13.09 (governing law) and 13.10 (confidentiality) hereof shall survive indefinitely, (b) the parties shall remain liable for willful breaches of this Agreement prior to the time of such termination and (c) as provided in
Section 9.03.

                                   ARTICLE X

                        THE SHAREHOLDERS' REPRESENTATIVE

     10.01 APPOINTMENT. As used in this Agreement, the "SHAREHOLDERS' REPRESENTATIVE" shall mean David K. Vansant, or any person appointed as a successor Shareholders' Representative pursuant to Section 10.02 hereof.

     10.02 ELECTION AND REPLACEMENT. During the period ending upon the date when all obligations under this Agreement have been discharged (including all obligations pursuant to Section 11.02 hereof), SRI's Holders who, held a majority of the aggregate voting power of the Shares (a "MAJORITY"), may, from time to time upon written notice to the Shareholders' Representative and Ringer, remove the Shareholders' Representative or appoint a new Shareholders' Representative to fill any vacancy created by the death, incapacitation, resignation or removal of the Shareholders' Representative. Furthermore, if the Shareholders' Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Shareholders' Representative to fill the vacancy so created. If the Majority fails to appoint such successor within 10 business days after a written request by Ringer to appoint such successor, then Ringer shall appoint such successor, and shall advise Holders who held Shares of such appointment by written notice. A copy of any appointment by the Majority of the Shareholders' Representatives of any successor Shareholders' Representative shall be provided to Ringer promptly after it shall have been effected.

     10.03 AUTHORITY. On behalf of the Holders, the Shareholders' Representative shall be authorized to take action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an "INSTRUMENT"), which the Shareholders' Representative determines in his discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Holders, such counsel, investment bankers, accountants, representatives and other professional advisors as they determine in their sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform their rights and obligations hereunder. Any party receiving an Instrument from the Shareholders' Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

     10.04 NO LIABILITY OF RINGER. Ringer and the Surviving Corporation shall have no liability to any shareholder of SRI or otherwise arising out of the acts or omissions of the Shareholders' Representative or any disputes among SRI's shareholders. Ringer and the Surviving Corporation shall have no direct liability to SRI's shareholders under this Agreement or the other agreements referred to herein and may rely entirely on their dealings with, and notices to and from, the Shareholders' Representative to satisfy any obligations Ringer and the Surviving Corporation might have under this Agreement, any agreement referred to herein or otherwise to SRI's shareholders. Without limiting the foregoing, delivery to the Escrow Agent of a portion of the Merger Consideration shall extinguish any obligations of Ringer to SRI's shareholders with respect to such portion, and Ringer shall have no liability for subsequent misdelivery to any shareholder of SRI by the Paying Agent or any act or omission of the Shareholders' Representative with respect to such cash or certificates.

                                   ARTICLE XI

                              SURVIVAL AND OFFSET

     11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties of SRI contained in, or attached to, this Agreement shall survive the Closing until the date upon which Ringer's Accountant shall first release its audit report with respect to financial consolidated financial statements of Ringer and its subsidiaries that include SRI and the Subsidiaries (the "Offset Period") and shall have no further force or effect thereafter.

     11.02 RIGHT OF OFFSET.

     (a) Subject to Section 11.02(f) hereof, Ringer shall have a right to offset (the "OFFSET RIGHT"), from time to time, its "Losses" (as hereinafter defined) against the General Claims Holdback Amount with respect to any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid during the Offset Period (collectively, the "LOSSES"), which Ringer, the Surviving Corporation or any of their respective affiliates, officers, directors, employees or agents (the "PROTECTED PARTIES") suffers, sustains or becomes subject to, as a result of:

          (i) Any misrepresentation (a "MISREPRESENTATION") in any of the representations and warranties of SRI contained in this Agreement or in any of the exhibits, schedules, agreements, certificates and other documents delivered or to be delivered by or on behalf of SRI pursuant to this Agreement or otherwise attached to, or referenced or incorporated in, this Agreement (collectively, the "RELATED DOCUMENTS");

          (ii) Any breach (a "BREACH") of, violation of, or failure to perform, any agreement or covenant of SRI contained in this Agreement or any of the Related Documents prior to the Effective Time;

          (iii) Any Claim (as defined in Section 11.02(c) hereof) or threatened Claim against the Protected Parties arising out of actions or inactions of SRI with respect to SRI's business or the Real Property prior to the Effective Time, including, but not limited to, all products liability Claims arising out of actions or inactions prior to such time; and

          (iv) Notwithstanding anything to the contrary contained in this
     Section 11.02, the Ringer shall not exercise its Offset Right with respect to any Loss unless and until the total amount of Losses shall exceed $25,000, in which event it may exercise such right with respect to the entire aggregate amount of Losses that equal or exceed $25,000.

Notwithstanding the foregoing, Losses as defined in this Section 11.02(a) shall be reduced by the amount of any benefits or other similar payments received by SRI or the Protected Parties from insurance companies insuring the claim that is the subject of the Loss.

     (b) Ringer may exercise its Offset Right, from time to time, in accordance with the procedures set forth in paragraphs (c) and (d) of this Section 11.02, against any payment or payments to be made out of the General Claims Holdback Amount. Each time, if any, that Ringer exercises its Offset Right, Ringer shall promptly deliver to the Shareholders' Representative a schedule signed by an officer of Ringer reflecting the revised payments, after giving effect to such exercise of its Offset Right, to be made to the Holders out of the General Claims Holdback Amount. In the event Ringer exercises its Offset Right with respect to Losses as a result of, in connection with or related to, any of the matters described in Section 11.02(a) above, such offset shall be applied against any payment or payments to be made out of the General Claims Holdback Amount.

     (c) In the event any of the Protected Parties becomes involved in any legal, governmental or administrative proceeding which may result in Losses, or if any such proceeding is threatened or asserted (any such third party action or proceeding being referred to herein as a "CLAIM"), Ringer shall promptly notify the Shareholders' Representative in writing of the nature of any such Claim and Ringer's estimate of the Losses arising therefrom.

          (i) The Shareholders' Representatives shall be entitled to contest and defend such Claim; provided, that the Shareholders' Representative has a reasonable basis for concluding such defense may be successful and diligently contests and defends such Claim; provided, further, that, Ringer in its sole and absolute discretion, may notify the Shareholders' Representatives at any time that any such contest or defense must be immediately terminated, in which case Ringer's Offset Right with respect to such Claim shall thereupon terminate. Notice of the intention so to contest and defend shall be given by the Shareholders' Representative to Ringer within 20 days after Ringer provides notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Shareholders' Representative. Ringer shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Shareholders' Representatives are not adequately representing or, because of a conflict of interest between, may not adequately represent, any interests of the Protected Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its own choosing. If Ringer elects to participate in such defense, Ringer shall cooperate with the Shareholders' Representative in the conduct of such defense. Neither Ringer nor the Shareholders' Representative may concede, settle or compromise any Claim without the consent of the other, which consent shall not be unreasonably withheld; provided, that the Shareholders' Representative may, without the consent of Ringer, settle any Claim which is solely for money damages if the Shareholders' Representative acknowledges that such Claim gives rise to a Loss that is subject to Ringer's Offset Right hereunder and if the entire amount of the settlement amount may be recovered by Ringer by means of Ringer's Offset Rights hereunder. The Shareholders' Representatives shall have the right to have the cost of defense, including reasonable legal expenses, paid or reimbursed through the exercise of Ringer's Offset Rights. A request for payment or reimbursement thereof shall constitute the acknowledgment of the Shareholders' Representative that such costs constitutes a Loss that is subject to

     Ringer's Offset Rights. Notwithstanding anything herein to the contrary, such Offset Rights shall not be subject to the deductibles described in
     Section 11.02(b).

          (ii) Notwithstanding the foregoing, if: (A) a Claim seeks equitable relief against any of the Protected Parties, (B) the subject matter of a Claim relates to the ongoing business of any of the Protected Parties, which Claim, if decided against such Protected Party, would materially adversely affect the ongoing business or reputation of such Protected Party, or (C) the estimated Losses of the Protected Parties related to the Claim exceed the amount Ringer may recover using its Offset Right hereunder, then, in each such case, Ringer alone shall be entitled to contest, defend and settle such Claim in the first instance and, if Ringer does not contest, defend or settle such Claim, Shareholders' Representative shall have the right to contest and defend (but not settle) such Claim.

     (d) In the event Ringer (on behalf of itself or any Protected Party) should have a claim giving rise to an Offset Right that does not involve a Claim, Ringer shall deliver a notice (the "OFFSET NOTICE") of such claim with reasonable promptness to the Shareholders' Representative and the Escrow Agent. The Offset Notice shall include an estimate of Ringer's Losses relating to such claim. If the Shareholders' Representative notifies Ringer that the Shareholders' Representative does not dispute the claim described in the Offset Notice, or if the Shareholders' Representative fails to notify Ringer within 20 days after delivery of the Offset Notice of any such dispute with respect to such claim, the Losses in the amount specified in the Offset Notice will be conclusively deemed Losses and Ringer may exercise its Offset Right with respect to such amount in accordance with the Offset Notice. If the Shareholders' Representative has timely disputed such claim, Ringer and the Shareholders' Representative will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives within 60 days after the date of the Offset Notice of such claim, the parties agree to resolve such dispute through binding arbitration in accordance with
Section 13.05.

     (e) In the event of a Claim under Section 11.02(c) or a dispute relating to the Offset Notice under Section 11.02(d), the Escrow Agent will retain property then held by it in escrow under this Agreement in an amount sufficient to satisfy the estimated value of such Claim or disputed Offset Notice until the resolution of such Claim or dispute.

     (f) Notwithstanding anything contained in this Agreement to the contrary, the right of Ringer to exercise its Offset Right hereunder shall be subject to the following limitations:

          (i) Ringer shall not be entitled to exercise its Offset Right with respect to any Losses unless Ringer delivers to the Shareholders' Representatives an Offset Notice under Section 11.02(d) or notice of a Claim under Section 11.02(c) relating to such Losses prior to the end of the Offset Period.

          (ii) Except as provided in the Shareholders' Agreements, the Offset Right shall be Ringer's sole and exclusive remedy with respect to any Losses that any Protected Party may suffer, sustain or become subject to pursuant to the terms of this Agreement, and Ringer agrees that it shall not, and hereby waives all rights to, institute or maintain any suit, proceeding or action against the Holders or utilize or exercise any other legal or equitable remedy for the purpose of recovering damages or other relief with respect to any Losses (including, without limitation, an action seeking to recover any portion of the purchase price previously paid to SRI's shareholders) except for suits, proceedings or actions necessary to enforce or implement the Offset Right; provided that, (A) nothing herein shall prevent a party from bringing an action based upon allegations of fraud or other intentional misconduct with respect to another party hereto in connection with this Agreement, and (B) nothing herein shall limit in any manner any other legal rights or remedies which any Protected Party which is a party to an agreement identified under Article XII has against another party to such agreement in accordance with the terms and conditions provided therein.

                                  ARTICLE XII

                              ANCILLARY AGREEMENTS

     12.01 SHAREHOLDERS AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Ringer, SRI and each shareholder of SRI identified on
Schedule 12.01 will enter into a shareholder agreement identical in form to
Exhibit 12.01 (the "SHAREHOLDERS' AGREEMENT").

     12.02 ESCROW AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Ringer, SRI, the Shareholders Representative and Escrow Agent will enter into an escrow agreement substantially in the form of Exhibit 12.02 (the "ESCROW AGREEMENT").

     12.03 PAYING AGENT AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Ringer, the Shareholders' Representative and Paying Agent will enter into a paying agent agreement substantially in the form of Exhibit
12.03 (the "PAYING AGENT AGREEMENT").

                                  ARTICLE XIII

                                 MISCELLANEOUS

     13.01 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of SRI or any Subsidiary without prior written approval of the other party hereto, except that Ringer may issue any such release (or other announcement) as it determines, in its sole discretion, as may be necessary to comply with the requirements of this Agreement or applicable law or by obligations pursuant to any listing agreement with any national securities exchange. If Ringer determines any such press release or public announcement is so required, Ringer shall use reasonable efforts to consult in good faith with SRI (but shall not be required to obtain SRI's consent) prior to issuing such press release or making such announcement.

     13.02 EXPENSES. Except as otherwise expressly provided for herein, SRI, the Shareholders' Representative, Ringer and Merger Subsidiary will each pay all of their own expenses (including attorneys', financial advisors' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby (whether consummated or not). Each party will indemnify and hold harmless the other against the claims of any brokers or finders in respect of the Merger.

     13.03 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced; provided, however, that after the approval of this Agreement by SRI's shareholders, no amendment may be made which reduces the Merger Consideration or which effects any changes which would materially adversely affect SRI's shareholders without the further approval of SRI's shareholders provided, however, the Shareholders' Representative may approve waivers of and amendments to the covenants of Ringer and SRI described in
Article VII. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     13.04 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Ringer, Merger Subsidiary, SRI and the Shareholders' Representative will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Ringer or Merger Subsidiary:          with a copy to:
Ringer Corporation                               Dorsey & Whitney LLP
9555 James Avenue South, Suite 200               220 South Sixth Street
Bloomington, Minnesota 55431                     Minneapolis, MN 55402
Attn: Chief Financial Officer                    Attn: Michael Trucano
                                                 Facsimile: (612) 340-8827
Notices to SRI:                                  with a copy to:
Southern Resources, Inc.                         Cushing, Morris, Armbruster & Jones LLP
P.O Box 938                                      2110 International Tower
Fort Valley, Georgia 31030                       229 Peachtree Street, N.E.
Attn: Chief Executive Officer                    Atlanta, GA 30303
                                                 Attn: W. Hampton Morris
                                                 Facsimile:
>Notices to Shareholders' Representative:        with a copy to:
David K. Vansant                                 Cushing, Morris, Armbruster & Jones LLP
c/o Southern Resources, Inc.                     2110 International Tower
P.O Box 938                                      229 Peachtree Street, N.E.
Fort Valley, Georgia 31030                       Atlanta, GA 30303
Attn: Chief Executive Officer                    Attn: W. Hampton Morris
                                                 Facsimile: (404) 658-9865

     13.05 ARBITRATION. In the event this Section 13.05 is applicable to any dispute between the parties, the parties agree to resolve such dispute through binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Minneapolis, Minnesota. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court of competent jurisdiction. All costs and expenses, including reasonable attorneys' fees and experts' fees, of all parties incurred in any dispute which is determined by arbitration pursuant to this Section 13.05 shall be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties shall share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. All negotiation and arbitration proceedings under this Section 13.05 shall be treated as confidential information in accordance with the provisions of the confidentiality agreement between Ringer and SRI, dated August 15, 1997 (the "CONFIDENTIALITY AGREEMENT"). Any arbitrator shall be bound by an agreement containing confidentiality provisions at least as restrictive as those contained in the Confidentiality Agreement. Nothing herein shall preclude a party hereto from seeking equitable relief to prevent any immediate, irreparable harm to its interest, including multiple breaches of this Agreement or the Related Documents. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation. Either party may seek specific enforcement of any arbitrator's decision under this Section 13.05. The other party's only defense to such a request for specific enforcement shall be fraud by or on the arbitrator.

     13.06 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

     13.07 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.08 COMPLETE AGREEMENT. This Agreement, the Certificate of Merger and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way; provided, that the Confidentiality Agreement shall remain in force and effect without modification thereof.

     13.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any such counterpart may be delivered by facsimile. Any party delivering a counterpart by facsimile shall deliver an original copy within 48 hours, provided that the failure to so deliver an original shall not effect the enforceability of this agreement against such party.

     13.10 GOVERNING LAW. The internal law, without regard for conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          RINGER CORPORATION

                                          By
                                          --------------------------------------

                                          Its
                                          --------------------------------------

                                          SRI ACQUISITION CORP.

                                          By
                                          --------------------------------------

                                          Its
                                          --------------------------------------

                                          SOUTHERN RESOURCES, INC.

                                          By
                                          --------------------------------------

                                          Its
                                          --------------------------------------

                                 FORM OF PROXY
                               RINGER CORPORATION
                       9555 JAMES AVENUE SOUTH, SUITE 200
                       BLOOMINGTON, MINNESOTA 55431-2543

           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS DECEMBER 8, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints Stanley Goldberg and Mark Eisenschenk, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Ringer Corporation (the "Company") held by the undersigned on November 3, 1997, at the Special Meeting of Shareholders of the Company, to be held on December 8, 1997 at 4:00 p.m. local time at the offices of the Company, 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431-2543, and all adjournments thereof, with all powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

    Receipt of Notice of Special Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date, and return this proxy in the addressed envelope -- no postage required. Please mail promptly to save further solicitation expenses.

1. Approval of Agreement and Plan of Merger      [ ] FOR the Merger       [ ] AGAINST the Merger       [ ] ABSTAIN
   dated as of October 3, 1997, by and among
   Ringer Corporation, a wholly-owned
   subsidiary of Ringer Corporation and
   Southern Resources, Inc.

             (continued, and to be dated and signed, on other side)

2. To vote with discretionary authority upon such other matters as may come before the meeting. (Discretionary authority will be only exercised with respect to votes in favor or abstentions.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
 BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEM 1 LISTED HEREIN. UPON ALL OTHER
   MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE
                                    COMPANY.

                                                      SIGNATURE(S)

                                         ---------------------------------------

                                         ---------------------------------------

                                         DATED:  , 1997

                                         INSTRUCTION: When shares are held by
                                         joint tenants, all joint tenants should
                                         sign. When signing as attorney,
                                         executor, administrator, trustee,
                                         custodian, or guardian, please give
                                         full title as such. If shares are held
                                         by a corporation, this proxy should be
                                         signed in full corporate name by its
                                         president or other authorized officer.
                                         If a partnership holds the shares
                                         subject to this proxy, an authorized
                                         person should sign in the name of such
                                         partnership.